    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 15, 1998.

                                                     REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                  CELLULAR COMMUNICATIONS INTERNATIONAL, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              DELAWARE                            4812                           13-3221852
  (STATE OR OTHER JURISDICTION OF     (PRIMARY STANDARD INDUSTRIAL            (I.R.S. EMPLOYER
   INCORPORATION OR ORGANIZATION)       CLASSIFICATION CODE NO.)            IDENTIFICATION NO.)

                                          110 EAST 59TH STREET
                                           NEW YORK, NY 10022
                                             (212) 906-8480

         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            RICHARD J. LUBASCH, ESQ.
             SENIOR VICE PRESIDENT -- GENERAL COUNSEL AND SECRETARY
                  CELLULAR COMMUNICATIONS INTERNATIONAL, INC.
                              110 EAST 59TH STREET
                               NEW YORK, NY 10022
                                 (212) 906-8480
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                    COPY TO:
                            THOMAS H. KENNEDY, ESQ.
                    SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                                919 THIRD AVENUE
                               NEW YORK, NY 10022
                                 (212) 735-3000

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the Registration Statement becomes effective.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

=================================================================================================================================
  TITLE OF EACH CLASS OF         AMOUNT TO              PROPOSED MAXIMUM              PROPOSED MAXIMUM            AMOUNT OF
SECURITIES TO BE REGISTERED    BE REGISTERED     OFFERING PRICE PER SECURITY(1) AGGREGATE OFFERING PRICE(1)  REGISTRATION FEE(1)
---------------------------------------------------------------------------------------------------------------------------------
9 1/2% Senior Discount
  Notes Due 2005..........    $253,565,000(2)                100%                     $253,565,000(2)              $74,802
=================================================================================================================================

(1) Determined in accordance with Rule 457(f) promulgated under the Securities Act of 1933, as amended.

(2) Reflects the U.S. dollar equivalent of any such securities denominated in EUROs based on an exchange rate of US$1.00 to ECU .9298 (as defined in the Prospectus included herein) on April 7, 1998.

------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON EACH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   SUBJECT TO COMPLETION DATED APRIL 15, 1998
PROSPECTUS

        OFFER FOR ALL OUTSTANDING 9 1/2% SENIOR DISCOUNT NOTES DUE 2005
             IN EXCHANGE FOR 9 1/2% SENIOR DISCOUNT NOTES DUE 2005,
  WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OF

                          CELLULAR COMMUNICATIONS LOGO

                  THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M.,
            NEW YORK CITY TIME, ON          , 1998, UNLESS EXTENDED.

     Cellular Communications International, Inc., a Delaware corporation (the "Company"), hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (which together constitute the "Exchange Offer"), to exchange an aggregate principal amount at maturity of up to EURO 235,000,000 of 9 1/2% Senior Discount Notes Due 2005 (the "New Notes") of the Company, which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), for a like principal amount at maturity of the issued and outstanding 9 1/2% Senior Discount Notes Due 2005 (the "Old Notes" and, together with the New Notes, the "Notes") of the Company from the holders (the "Holders") thereof. The terms of the New Notes are identical in all material respects to the Old Notes except (i) that the New Notes have been registered under the Securities Act, (ii) for certain transfer restrictions and registration rights relating to the Old Notes and (iii) that the New Notes will not contain certain provisions relating to Liquidated Damages (as defined) to be paid to Holders of Old Notes under certain circumstances relating to the timing of the Exchange Offer.

    On March 18, 1998, the Company issued EURO 235,000,000 principal amount of Old Notes (the "Offering") concurrently with an offering of 6% Convertible Notes (the "Convertible Notes") due 2005 (the "Concurrent Offering" and, together with the Offering, the "Offerings"). The Old Notes were issued pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws.

    The New Notes will be senior unsecured obligations of the Company and will rank senior in right of payment to future subordinated indebtedness of the Company. The New Notes will be effectively subordinated to all indebtedness and liabilities of the Company's Subsidiaries and Minority Owned Affiliates (as defined). As of December 31, 1997, after giving effect to the Offerings and the application of the net proceeds therefrom, the aggregate principal amount of indebtedness of the Company would have been $281.8 million and the aggregate amount of indebtedness and other liabilities of the Company's subsidiaries and Minority Owned Affiliates would have been $1.4 billion, including $832 million of indebtedness of Omnitel Pronto Italia S.p.A. ("OPI"), a Minority Owned Affiliate. See "Business -- Omnitel and OPI."

    The Old Notes were issued at a substantial discount to their principal amount and generated gross proceeds of EURO 147 million (approximately $159.6 million on the date of issuance). See "The ECU and the EURO" and "Description of the Notes -- Principal, Maturity and Interest." The issue price of each Old Note represented a yield to maturity of 9 1/2% (computed on a semiannual bond equivalent basis) calculated from March 18, 1998. The New Notes will accrete at a rate of 9 1/2%, compounded semiannually, to an aggregate amount of EURO 235,000,000 on April 1, 2003 and cash interest on the New Notes will be payable on April 1 and October 1 of each year at a rate of 9 1/2% per annum. The New Notes will be redeemable at the option of the Company, in whole or in part, on or after April 1, 2002, at the redemption prices set forth herein plus accrued interest to the date of redemption. See "Description of the Notes -- Optional Redemption."
                                                   (Continued on following page)

      SEE "RISK FACTORS" ON PAGE 8 OF THIS PROSPECTUS FOR A DESCRIPTION OF CERTAIN FACTORS TO BE CONSIDERED BY HOLDERS WHO TENDER THEIR OLD NOTES IN THE EXCHANGE OFFER.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
                THE DATE OF THIS PROSPECTUS IS          , 1998.

(Continued from previous page)

    The Indenture governing the New Notes will limit the ability of the Company to incur additional Indebtedness (as defined). The Indenture will also provide that, upon a Change of Control (as defined), holders of New Notes will have the right to require the Company to purchase the New Notes at a price of 101% of the Accreted Value (as defined) thereof to the date of purchase prior to April 1, 2003 or 101% of the aggregate principal amount thereof, plus accrued and unpaid interest to the date of purchase on or after April 1, 2003. See "Description of the Notes."

    For each Old Note accepted for exchange, the Holder of such Old Note will receive a New Note having a principal amount equal to that of the surrendered Old Note. Old Notes accepted for exchange will cease to accrete value or accrue interest from and after the date of consummation of the Exchange Offer. Holders of Old Notes whose Old Notes are accepted for exchange will not receive any payment in respect of accrued interest on such Old Notes.

    The New Notes are being offered hereunder in order to satisfy certain obligations of the Company contained in the Registration Rights Agreement (as defined herein). Based on interpretations by the staff of the Securities and Exchange Commission (the "Commission"), as set forth in no-action letters issued to third parties, the Company believes that New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by Holders thereof (other than any Holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities
Act), without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such New Notes are acquired in the ordinary course of such Holder's business and such Holder, other than broker-dealers, has no arrangement with any person to engage in a distribution of such New Notes. However, the Commission has not considered the Exchange Offer in the context of a no-action letter and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer as in such other circumstances. Each Holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of such New Notes and has no arrangement or understanding to participate in a distribution of New Notes. If any Holder is an affiliate of the Company, is engaged in or intends to engage in or has any arrangement with any person to participate in the distribution of the New Notes to be acquired pursuant to the Exchange Offer, such Holder (i) could not rely on the applicable interpretations of the staff of the Commission and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 90 days after the Expiration Date (as defined herein), it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

    The Company will not receive any proceeds from the Exchange Offer. The Company will pay all the expenses incident to the Exchange Offer. Tenders of Old Notes pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date. In the event the Company terminates the Exchange Offer and does not accept for exchange any Old Notes, the Company will promptly return the Old Notes to the Holders thereof. See "The Exchange Offer."

    There is no existing trading market for the New Notes, and there can be no assurance regarding the future development of a market for the New Notes. The Initial Purchasers (as defined herein) have advised the Company that they currently intend to make a market in the New Notes. The Initial Purchasers are not obligated to do so, however, and any market-making with respect to the New Notes may be discontinued at any time without notice.

    In this Prospectus, references to "lire" or "lira" are to the lawful currency of Italy, references to "U.S. dollars," "dollars," or "$" are to the lawful currency of the United States, references to "ECU" are to the ECU

                                                   (Continued on following page)

(Continued from previous page)

referred to in Article 109g of the Treaty establishing the European Communities, as amended by the Treaty on European Union (the "Treaty") and as defined in Council Regulation (EC) No. 3320/94, that is from time to time used as the unit of account of the European Communities ("EC") and references to "EURO" are to the currency of the EC to be introduced at the start of the third stage of European economic and monetary union, currently expected to occur in 1999 pursuant to the Treaty. Until the start of such third stage, all monetary rights and obligations in respect of the New Notes shall be performed in ECU at the rate of one ECU for one EURO. Solely for the convenience of the reader, this Prospectus contains translations of certain lire amounts into U.S. dollars. These translations should not be construed as representations that the lire amounts actually represent such U.S. dollar amounts or could have been or could be or will be converted into U.S. dollars at the rate indicated or at any other rate. Unless otherwise indicated, the translations of lire into U.S. dollars have been made at 1,817.00 lire per U.S. dollar, the noon buying rate in The City of New York for cable transfers in lire as certified for customs purposes by the Federal Reserve Bank of New York (the "Noon Buying Rate") on April 7, 1998. See "Exchange Rates" for information regarding the Noon Buying Rate for the past five fiscal years.

    For purposes of information only, on April 7, 1998, the rate of exchange between ECU and lire was approximately ECU 1 = 1,960.19 lire and the rate of exchange between ECU and U.S. dollars was approximately ECU 1 = 1.079 U.S. dollars.

    The Securities will be represented by a single global certificate in registered form (the "Global Note"), registered in the name of and deposited with The Chase Manhattan Bank London, as common depositary (the "Common Depositary") for Morgan Guaranty Trust Company of New York as operator (the Euroclear Operator") of the Euroclear System ("Euroclear") and Cedel Bank, societe anonyme ("Cedel"). Interests in the Securities may be acquired through the book-entry facilities of the Euroclear Operator and Cedel. The Securities will be issued in registered form in minimum denominations of EURO 1000 and integral multiples thereof. See "Description of the Notes" for further discussion of these matters and for definitions of certain of the defined terms used in this paragraph.

                             AVAILABLE INFORMATION

     The Company is currently subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements, information statements and other information with the Commission. Any reports, proxy statements, information statements and other information filed by the Company with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at Suite 1400, Northwestern Atrium Center, 5000 West Madison Street, Chicago, IL 60661 and 13th Floor, Seven World Trade Center, New York, New York 10048, and copies of such material may also be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a site on the World Wide Web, the address of which is http://www.sec.gov. that contains reports, proxy and information statements and other information regarding issuers, such as the Company, that file electronically with the Commission. Such reports, proxy statements and other information concerning the Company also may be inspected at the offices of the Nasdaq Stock Market, Report Section, at 1735 K Street, Washington, D.C. 20006.

     The Company has filed with the Commission a registration statement on Form S-4 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act with respect to the New Notes offered hereby. This Prospectus, which forms a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits thereto, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the New Notes offered hereby, reference is made to the Registration Statement. Any statements made in this Prospectus concerning the provisions of certain documents are not necessarily complete and, in each instance, reference is made to the copy of such filed as an exhibit to the Registration Statement otherwise filed with the Commission.

     In the event that the Company is not required to be subject to the reporting requirements of the Exchange Act in the future, the Company will be required under the Indenture pursuant to which the Old Notes were, and the New Notes will be, issued, to continue to file with the Commission, and to furnish the Holders of the New Notes with, the information, documents and other reports specified in Sections 13 and 15(d) of the Exchange Act.

                     INFORMATION INCORPORATED BY REFERENCE

     The Company's Annual Report on Form 10-K and Form 10-K/A-1 for the fiscal year ended December 31, 1997, and its Proxy Statement for its Annual Meeting of Stockholders have been filed with the Commission and are incorporated by reference herein and made a part of this Prospectus. All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of this Exchange Offer shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modified or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Prospectus except as so modified or superseded. Copies of the documents incorporated by reference will be made available free of charge at the office of the Company's agent in Luxembourg, Banque Internationale a Luxembourg S.A. (the "Luxembourg Agent").

     The Company will provide without charge to each person to whom this Prospectus is delivered, on the written or oral request of any such person, a copy of any or all of the documents incorporated by reference herein, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such document or herein. Any such request should be directed to the Company at 110 East 59th Street, New York, New York 10022, telephone number
(212) 906-8480, attention: General Counsel.

     DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS: ALL STATEMENTS OTHER THAN STATEMENTS OF HISTORICAL FACT CONTAINED IN THIS PROSPECTUS, INCLUDING WITHOUT LIMITATION CERTAIN STATEMENTS IN THE "PROSPECTUS SUMMARY," AND "BUSINESS" CONCERNING THE COMPANY'S FINANCIAL POSITION AND LIQUIDITY, RESULTS OF OPERATIONS AND OTHER MATTERS, ARE FORWARD-LOOKING STATEMENTS. FORWARD-LOOKING STATEMENTS IN THIS PROSPECTUS GENERALLY ARE ACCOMPANIED BY WORDS SUCH AS "ANTICIPATE," "BELIEVE," "ESTIMATE" OR "EXPECT" OR SIMILAR STATEMENTS. ALTHOUGH THE COMPANY BELIEVES THAT THE EXPECTATIONS REFLECTED IN SUCH FORWARD-LOOKING STATEMENTS ARE REASONABLE, NO ASSURANCE CAN BE GIVEN THAT SUCH EXPECTATIONS WILL PROVE CORRECT. FACTORS THAT COULD CAUSE THE COMPANY'S RESULTS TO DIFFER MATERIALLY FROM THE RESULTS DISCUSSED IN SUCH FORWARD-LOOKING STATEMENTS INCLUDE BUT ARE NOT LIMITED TO OPI'S ABILITY TO CONTINUE TO DESIGN NETWORK ROUTES, INSTALL FACILITIES, OBTAIN AND MAINTAIN ANY REQUIRED GOVERNMENTAL LICENSES OR APPROVALS AND FINANCE CONSTRUCTION AND DEVELOPMENT, ALL IN A TIMELY MANNER, AT REASONABLE COSTS AND ON SATISFACTORY TERMS AND CONDITIONS, AS WELL AS ASSUMPTIONS ABOUT CUSTOMER ACCEPTANCE, CHURN RATES, OVERALL MARKET PENETRATION AND COMPETITION FROM PROVIDERS OF ALTERNATIVE SERVICES. ALL FORWARD-LOOKING STATEMENTS IN THIS PROSPECTUS ARE EXPRESSLY QUALIFIED IN THEIR ENTIRETY BY THE CAUTIONARY STATEMENTS IN THIS PARAGRAPH.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, appearing elsewhere in, or incorporated by reference in, this Prospectus. Italian lire have been translated solely for the convenience of the reader of this Prospectus at an exchange rate of 1,817.00 lire per U.S. dollar, the Noon Buying Rate on April 7, 1998. Capitalized terms used and not otherwise defined in this summary have the meanings given to them elsewhere in this Prospectus, including in the glossary in Appendix A.

                                  THE COMPANY

     The Company currently holds a 14.667% interest in Omnitel-Sistemi Radiocellulari Italiani S.p.A. ("Omnitel"), a joint venture which holds a 70% interest in and directs the management of OPI, a joint venture with Pronto Italia, S.p.A. ("Pronto Italia"). OPI has been awarded one of two national cellular telephone licenses for Italy using Global System for Mobile Communications ("GSM") technology, the digital technology for cellular telephone systems that European Union countries have agreed to adopt as a common standard. The Company, through its 14.667% interest in Omnitel, holds an approximate 10.267% interest in OPI. The Company was incorporated in 1984 to own and operate cellular telephone systems in various markets. Beginning in 1988, the Company entered into joint ventures to pursue opportunities in wireless communications businesses outside of the United States.

     The Company believes that OPI's launch as Italy's second mobile telecommunications operator has been one of the most successful in wireless history. Since the start-up of its GSM system in December 1995, OPI has not only achieved comparable coverage to its much larger and longer established competitor, but has attracted over 2.5 million subscribers. As of December 31, 1997, management believes that OPI had approximately 30% of the GSM market and 21% of the total cellular market in Italy, with its cellular network covering over 95% of the Italian population. In the quarter ending June 30, 1997, OPI generated positive EBITDA for the first time.

     Over the past several years and aided by OPI's entrance, the Italian cellular market has consistently surpassed growth estimates to become the largest market in Europe. At the end of 1997, Italy had approximately 11.7 million subscribers, an increase of over 80% over the 6.4 million subscribers at the end of 1996. With Italy's population of 58 million, the Company believes there is still substantial unmet demand for cellular services. As in the United States, the Italian economy is characterized by a large number of small and medium-sized businesses, which are heavy users of cellular services. The competitive dynamics of the Italian market have proven to be favorable to both the incumbent cellular operator, Telecom Italia Mobile S.p.A. ("TIM"), and OPI. These dynamics include limited handset subsidies, calling party pays (leading to lower churn and higher revenues) and prepaid calling packages (resulting in more intensive distribution, lower bad debts and billing expenses and reduced customer service requirements).

     OPI's objective is to provide high quality GSM digital cellular services, in terms of the amount and depth of coverage, call completion and customer service. Through its association with Ing. C. Olivetti & C., S.p.A. ("Olivetti") and some of the world's leading GSM network operators, OPI has followed a business plan that is consistent with the current cellular market in Italy, but also expansive in that it envisions the gradual integration of wireless and wireline telecommunications markets in order to service customer telecommunications needs. See "Business -- Omnitel and OPI -- Market Overview." OPI has capitalized on the expertise and experience of its Corporate Partners (as defined herein), including the Company, in designing, constructing and operating cellular networks, in order to build and manage a cellular system that is responsive to customer needs, offers superior technical performance in terms of the amount and depth of coverage and provides innovative voice and data services.
                            ------------------------

     The Company's principal executive office is located at 110 East 59th Street, New York, New York 10022 and its telephone number is (212) 906-8480. The registered office of the Company is located at 9 Loockerman Street, Dover, Delaware 19901.

                             CORPORATE ORGANIZATION
                            As of December 31, 1997

                              [COMPANY FLOW CHART]

* OliMan is 75% owned by Olivetti and 25% by Mannesman (with Mannesman having the right to increase its stake to 49.9%).

** AirTouch has the right to increase its stake to 69.4%, which would reduce the stake held by the Other Partners to 0%.

                               THE EXCHANGE OFFER

     On March 18, 1998, the Company issued EURO 235,000,000 principal amount of Old Notes. The Old Notes were sold pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws, in order to enable the Company to raise funds on a more expeditious basis than necessarily would have been possible had the initial sale been pursuant to an offering registered under the Securities Act. Donaldson, Lufkin & Jenrette International, Donaldson, Lufkin & Jenrette Securities Corporation and Wasserstein Perella Securities, Inc. (the "Initial Purchasers"), as a condition to their purchase of the Old Notes, requested that the Company agree to commence the Exchange Offer following the offering of the Old Notes.

Securities Offered.........  Up to EURO 235,000,000 aggregate principal amount of 9 1/2% Senior Discount Notes Due 2005, which have been registered under the Securities Act. The terms of the New Notes and the Old Notes are identical in all material respects, except (i) that the New Notes have been registered under the Securities Act, (ii) for certain transfer restrictions and registration rights relating to the Old Notes and (iii) that the New Notes will not contain certain provisions relating to Liquidated Damages to be paid to the Holders of Old Notes under certain circumstances relating to the timing of the Exchange Offer described below under "-- Summary Description of the Notes."

The Exchange Offer.........  The New Notes are being offered in exchange for a like principal amount of Old Notes. The issuance of the New Notes is intended to satisfy obligations of the Company contained in the Registration Rights Agreement, dated March 18, 1998, between the Company and the Initial Purchasers (the "Registration Rights Agreement"). For procedures for tendering, see "The Exchange Offer."

Tenders, Expiration Date;
  Withdrawal...............  The Exchange Offer will expire at 5:00 p.m., New
                             York City time, on             , 1998, or such
                             later date and time to which it is extended. Each Holder tendering Old Notes must acknowledge that it is not engaging in, nor intends to engage in, a distribution of the New Notes. The tender of Old Notes pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date (as defined herein). Any Old Note not accepted for exchange for any reason will be returned without expense to the tendering Holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

Federal Income Tax
  Considerations...........  The exchange pursuant to the Exchange Offer should not result in any income, gain or loss to the Holders or the Company for federal income tax purposes. See "Certain United States Federal Income Tax Considerations."

Use of Proceeds............  There will be no proceeds to the Company from the issuance of the New Notes Offered hereby. See "Use of Proceeds."

Exchange Agent.............  The Chase Manhattan Bank is serving as Exchange
                             Agent in connection with the Exchange Offer.

Shelf Registration
Statement..................  Under certain circumstances, certain holders of
                             Notes (including holders who are not permitted to participate in the Exchange Offer or who may not freely resell New Notes received in the Exchange Offer) may require the Company to file, and cause to become effective, a shelf registration statement under the Securities Act, which would cover resales of Notes by such holders. See "Description of the Notes -- Exchange Offer; Registration Rights."

                      CONSEQUENCES OF EXCHANGING OLD NOTES

     Holders of Old Notes who do not exchange their Old Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old Notes as set forth in the legend thereon, as a consequence of the issuance of the Old Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will register the Old Notes under the Securities Act. See "Description of the Notes -- Exchange Offer; Registration Rights." Based on interpretations by the staff of the Commission, as set forth in no-action letters issued to third parties, the Company believes that New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold or otherwise transferred by Holders thereof (other than any Holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such New Notes are acquired in the ordinary course of such Holder's business and such Holder, other than broker-dealers, has no arrangement with any person to participate in the distribution of such New Notes. However, the Commission has not considered the Exchange Offer in the context of a no-action letter and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer as in such other circumstances. Each Holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of such New Notes and has no arrangement or understanding to participate in a distribution of New Notes. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes must acknowledge that such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities and that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution." In addition, to comply with the securities laws of certain jurisdictions, it may be necessary to qualify for sale or register thereunder the New Notes prior to offering or selling such New Notes. The Company has agreed, pursuant to the Registration Rights Agreement, subject to certain limitations specified therein, to register or qualify the New Notes for offer or sale under the securities laws of such jurisdictions as any Holder reasonably requests in writing. Unless a Holder so requests, the Company does not intend to register or qualify the sale of the New Notes in any such jurisdictions. See "The Exchange
Offer -- Consequences of Exchanging Old Notes."

                        SUMMARY DESCRIPTION OF THE NOTES

     The terms of the New Notes and the Old Notes are identical in all material respects, except (i) that the New Notes have been registered under the Securities Act, (ii) for certain transfer restrictions and registration rights relating to the Old Notes and (iii) that the New Notes will not contain certain provisions relating to Liquidated Damages to be paid to Holders of Old Notes under certain circumstances relating to the timing of the Exchange Offer. The Old Notes were issued at a substantial discount to their principal amount to generate gross proceeds of approximately EURO 147 million (approximately $161.2 million). See "The ECU and the EURO," "Description of the Notes -- Principal, Maturity and Interest" and "Certain United States Federal Income Tax Considerations." The issue price of each Old Note represented a yield to maturity of 9 1/2% (computed on a semiannual bond equivalent basis) calculated from March 18, 1998. The New Notes will accrete at a rate of 9 1/2%, compounded semiannually, to an aggregate amount of EURO 235,000,000 on April 1, 2003, cash interest on the New Notes will be payable on April 1 and October 1 of each year at a rate of 9 1/2% per annum. Old Notes accepted for exchange will cease to accrete value or accrue interest from and after the date of consummation of the Exchange Offer. Holders of Old Notes whose Old Notes are accepted for exchange will not receive any payment in respect of Accreted Value on such Old Notes otherwise payable on any interest payment date the record date for which occurs on or after the consummation of the Exchange Offer.

Securities Offered.........  Up to EURO 235,000,000 aggregate principal amount of 9 1/2% Senior Discount Notes due 2005, which have been registered under the Securities Act.

Maturity...................  April 1, 2005.

Specified Currency.........  EURO, being the currency to be introduced at the start of the third stage of European economic and monetary union pursuant to the Treaty. Until the start of such third stage, expected to occur in 1999, all monetary rights and obligations in respect of the New Notes shall be performed in ECU at the rate of one ECU for one EURO.

Yield and Interest.........  The New Notes will accrete daily at a rate of
                             9 1/2%, compounded semiannually, to an aggregate principal amount of EURO 235 million by April 1, 2003. Cash interest will not accrue on the New Notes prior to April 1, 2003. Thereafter, cash interest on the New Notes will accrue at the rate of 9 1/2% per annum and will be payable in cash semiannually in arrears on April 1 and October 1 commencing on October 1, 2003. See "Description of the Notes."

Ranking....................  The New Notes will be senior unsecured obligations of the Company and will rank senior in right of payment to all future subordinated indebtedness of the Company. The New Notes will be effectively subordinated to all secured indebtedness of the Company, and to all indebtedness and liabilities of the Company's Subsidiaries and Minority Owned Affiliates. As of December 31, 1997, after giving pro forma effect to the Offerings and the application of the net proceeds therefrom, the aggregate amount of indebtedness of the Company would have been $281.8 million and the aggregate amount of indebtedness and other liabilities of the Company's Subsidiaries and Minority Owned Affiliates would have been approximately $1.4 billion, including $832 million of indebtedness of OPI. See "Business -- Omnitel and OPI."

Original Issue Discount....  The Old Notes were issued at a substantial discount to their principal amount at maturity and were sold to investors at a price that yielded gross proceeds to the Company of approximately $161.2 million. The Old Notes were offered at an original issue discount for federal income tax purposes. Thus, although cash interest will not be payable on the New Notes prior to October 1, 2003, original issue discount will accrue from the issue date of the New Notes and will be included as interest income periodically (including for periods ending prior to October 1, 2003) in a holder's gross income for federal income tax purposes in advance of receipt of the cash payments to which the income is attributable. See "Certain United States Federal Income Tax Considerations."

Optional Redemption........  The New Notes will be redeemable, in whole or in part, at the option of the Company at any time after April 1, 2002, at the redemption prices set forth herein, plus accrued and unpaid interest to the redemption date. See "Description of the Notes -- Optional Redemption."

Change of Control..........  In the event of a Change of Control (as defined), the Company will be required to make an offer to all holders of New Notes to purchase their New Notes at an offer price equal to 101% of the Accreted Value thereon to the date of purchase prior to April 1, 2003 and 101% of the aggregate principal amount thereof plus accrued and unpaid interest to the date of purchase on or after April 1, 2003.

Certain Covenants..........  The Indenture contains certain covenants that, among other things, will limit the ability of the Company and its Restricted Subsidiaries from incurring additional debt, making investments and restricted payments and from granting any liens and will limit the ability of the Company to merge, consolidate or sell all or substantially all of its assets. In addition, under certain circumstances, the Company will be required to offer to purchase the New Notes at a price equal to 100% of the Accreted Value thereof as of the date of purchase with the proceeds of certain Asset Sales. Each of these covenants is subject to a number of important qualifications and exceptions. See "Description of the Notes." As of the date of the Indenture, the Company will not have any Restricted Subsidiaries.

Custody, Clearance and
  Settlement...............  New Notes exchanged for Old Notes will be eligible for trading through the facilities of the Euroclear Operator and Cedel. New Notes traded through the facilities of the Euroclear Operator and Cedel will be represented by the Global Note and deposited with a common depositary for both Morgan Guaranty Trust Company of New York, Brussels Office, as operator of the Euroclear System ("Euroclear") and Cedel.

Use of Proceeds............  The Company will not receive any proceeds from the issuance of the New Notes offered hereby. $202.0 million of the net proceeds to the Company from the sale of the Old Notes, together with the proceeds of the Concurrent Offering were used to repurchase a portion of the Company's outstanding 13 1/4% Senior Discount Notes due 2000 (the "Original Notes") and to pay related fees and expenses. See "Use of Proceeds and "Capitalization."

Listing....................  The New Notes are expected to be listed on the
                             Luxembourg Stock Exchange.

                                  RISK FACTORS

     In addition to the information contained elsewhere in this Prospectus, Holders of the Old Notes should carefully consider the matters set forth under "Risk Factors" before making a decision to tender their Old Notes in the Exchange Offer.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

     The following table sets forth certain financial data for the fiscal years ended December 31, 1997, 1996 and 1995. The historical financial information has been derived from the Company's consolidated financial statements (the "Consolidated Financial Statements") incorporated herein by reference.

                                                                     YEAR ENDED DECEMBER 31,
                                                              -------------------------------------
                                                                 1997          1996        1995(1)
                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Operating revenue...........................................   $     --      $     --      $    --
Income (loss) before extraordinary item.....................    (31,349)      (50,968)       6,815
Net income (loss)...........................................    (31,349)      (50,968)       5,341
Income (loss) before extraordinary item per common share:(2)
  Basic.....................................................      (1.94)        (3.23)         .45
  Diluted...................................................      (1.94)        (3.23)         .38
Net income (loss) per common share:(2)
  Basic.....................................................      (1.94)        (3.23)         .35
  Diluted...................................................      (1.94)        (3.23)         .30
Denominator for income (loss) per share calculation:
  Basic.....................................................     16,177        15,764       15,346
  Diluted...................................................     16,177        15,764       17,713

                                                               AS OF DECEMBER 31, 1997
                                                              --------------------------
                                                               ACTUAL     AS ADJUSTED(3)
BALANCE SHEET DATA:
Working capital.............................................  $ 81,992      $ 118,213
Total assets................................................   140,714        181,428
Long-term debt..............................................   197,327        281,774
Shareholders' (deficiency)..................................   (58,769)      (102,501)

------------------------------
(1) 1995 includes a gain on sale of investment in joint venture of $25,286,000, net of tax of $13,615,000 ($1.43 per common share) and a charge of $1,474,000, net of income tax benefit of $794,000, from early extinguishment of debt (($0.08) per common share).

(2) After giving retroactive effect to the 3-for-2 stock split by way of a stock dividend paid on April 14, 1998.

(3) As adjusted to give pro forma effect to the Offerings and the application of the net proceeds therefrom as described under "Use of Proceeds." The total consideration, including the consent payment, (excluding interest paid pursuant to the tender offer regarding the Original Notes (the "Tender Offer")) was $869.12 per $1,000 principal amount at maturity of Original Notes tendered. The change in shareholders' deficiency is the result of an extraordinary loss on the early extinguishment of debt of $43,732,000 including the write-off of $3,645,000 of deferred financing costs.

                                  RISK FACTORS

     In addition to the other information contained in this Prospectus, Holders of Old Notes should consider carefully the following factors in evaluating the Company and its business before tendering their Old Notes in the Exchange Offer. The risk factors set forth below (other than "-- Consequences of Failure to Exchange") are generally applicable to the New Notes as well as the Old Notes.

CONSEQUENCES OF FAILURE TO EXCHANGE

     Holders of Old Notes who do not exchange their Old Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old Notes as set forth in the legend thereon as a consequence of the issuance of the Old Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Based on interpretations by the staff of the Commission, as set forth in no-action letters issued to third parties, the Company believes that New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold or otherwise transferred by Holders thereof (other than any such Holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities
Act) without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such New Notes are acquired in the ordinary course of such Holder's business and such Holder, other than broker-dealers, has no arrangement with any person to participate in the distribution of such New Notes. However, the Commission has not considered the Exchange Offer in the context of a no-action letter and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer as in such other circumstances. Each Holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of such New Notes and has no arrangement or understanding to participate in a distribution of New Notes. If any Holder is an affiliate of the Company, is engaged in or intends to engage in or has any arrangement or understanding with respect to the distribution of the New Notes to be acquired pursuant to the Exchange Offer, such Holder (i) could not rely on the applicable interpretations of the staff of the Commission and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 90 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution." However, to comply with the securities law of certain jurisdictions, if applicable, the New Notes may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and is complied with. The Company has agreed, pursuant to the Registration Rights Agreement, subject to certain limitations specified therein, to register or qualify the New Notes for offer or sale under the securities laws of such jurisdictions as any Holder reasonably requests in writing. Unless a Holder so requests, the Company does not currently intend to register or qualify the sale of the New Notes in any such jurisdictions. See "The Exchange
Offer -- Consequences of Exchanging Old Notes."

HOLDING COMPANY STRUCTURE; MINORITY INTERESTS; LIMITATIONS ON ACCESS TO CASH
FLOW

     The Company is primarily a holding company with limited business operations of its own. The Company's assets consist primarily of its ownership interest in Omnitel. The New Notes will be effectively subordinated to all existing and future indebtedness and other liabilities of OPI, Omnitel and other affiliated companies, since the Company's right to receive any assets of OPI, Omnitel and other affiliated companies upon its liquidation or reorganization will be subordinated by operation of law to claims of such affiliates' creditors (including trade creditors), except to the extent that the Company is itself recognized as a creditor, in which case the claims of the Company would still be subordinated to any indebtedness that is senior in right of payment to the Company's claim. See "Business -- Omnitel and OPI." As of December 31, 1997, the aggregate amount of indebtedness and other liabilities of such affiliates was approximately $1.4 billion, including $832 million of indebtedness of OPI.

     The amount of capital required and the need for large numbers of technical operating personnel has required the Company to participate with financial and strategic partners. In addition, applicable laws often limit foreign investors to minority equity positions. The Company does not hold, nor is it likely that the Company will hold, a majority interest in any operating systems. The Company's minority voting position in Omnitel currently precludes, and its minority interest in any future ventures may in the future preclude, it from controlling the companies in which it has, or may in the future have, an interest even though the Company is involved in the management of Omnitel and intends to participate in the future only in operating companies in which it can be involved in management. Thus, the Company may be unable to cause the implementation of strategies that it favors and, in the event of a disagreement between the Company and one or more of such partners, the strategies adopted and actions taken by Omnitel or by future affiliated companies may in some cases be contrary to the Company's preferred strategies and actions.

     In addition, the Company may be unable to access the cash flow of Omnitel and OPI since (i) it does not have the requisite control to cause such entities to pay dividends, and (ii) such entities are parties to credit or other borrowing agreements that severely restrict the payment of dividends, and such entities are likely to continue to be subject to such restrictions and prohibitions for the foreseeable future. See "Business -- Omnitel and OPI -- The Omnitel Agreement" and "-- The OPI Agreement." As a result, the Company does not expect to receive significant cash through dividends or other distributions from its affiliates in the foreseeable future.

SUBSTANTIAL LEVERAGE

     The Company is highly leveraged. As of December 31, 1997, the Company's total indebtedness as adjusted to give effect to the sale of the Old Notes and the Convertible Notes and the application of net proceeds therefrom, would have been approximately 157% of its total capitalization. See "Use of Proceeds" and "Capitalization." In addition, the Indenture relating to the New Notes will include, among other things, covenants limiting the incurrence of additional debt and liens and the payment of dividends. See "Description of the Notes -- Certain Covenants." The degree to which the Company is leveraged and such covenants may adversely affect the Company's ability to finance its future operations, to compete effectively against better capitalized competitors and to withstand downturns in its business or the economy generally, and could limit its ability to pursue business opportunities that may be in the interests of the Company and its securityholders.

REPAYMENT RISK

     Because the Company does not currently have any cash flow and does not expect any cash flow for the foreseeable future, its ability to repay the New Notes at maturity will be dependent on developing one or more sources of cash at or prior to maturity. The Company may (i) seek to refinance all or a portion of the New Notes at maturity through sales of additional debt or equity securities of the Company, (ii) if possible and subject to the appropriate consents and approvals and certain other limitations set forth in the OPI Agreement (as defined) and the Omnitel Agreement (as defined), seek to sell the Company or all or a portion of its interest in Omnitel, (iii) negotiate with its current financial and strategic partners to permit any cash produced by Omnitel to be distributed to equity holders rather than invested in the businesses of Omnitel, and/or (iv) seek to invest in companies that will make substantial cash distributions on or before the maturity of the Notes. See "-- Marketability of Assets" and "Business -- Omnitel and OPI -- The Omnitel Agreement" and "-- The OPI Agreement." There can be no assurance that (i) there will be a market for the debt or equity securities of the Company in the future, (ii) the Company will be permitted to sell particular assets or be able to sell assets in a timely manner or on commercially acceptable terms or in an amount that (giving effect to the substantial corporate income taxes which could be due in the event of such sale) will be sufficient to repay the New Notes when due, (iii) the Company will be able to persuade its financial and strategic partners that cash generated by the operations of its affiliated entities should be distributed to equity holders, or (iv) the Company will be able to locate and invest in companies that will be mature enough to make substantial cash distributions to investors prior to the maturity of the New Notes, particularly since all of the Company's potential development opportunities would require substantial new construction and development.

     In addition, as described under the caption "Business -- Omnitel and OPI -- The Omnitel Agreement," in the event of a bankruptcy, liquidation or reorganization or similar proceedings of the Company, the other joint venturers in Omnitel would have the right to purchase the Company's interest in Omnitel at a cash price equal to the amount of paid-in capital of the Company's interest in Omnitel. At December 31, 1997, the amount of paid-in capital with respect to the Company's interest in Omnitel was approximately $96.8 million. It is anticipated that the amount of cash received by the Company in respect of such a sale of its interest in Omnitel would be insufficient to repay the New Notes.

MARKETABILITY OF ASSETS

     The Company's ability to sell or transfer its ownership interest in Omnitel is subject to limitations contained in the agreements between the Company and its strategic and financial partners. See "Business -- Omnitel and OPI -- The Omnitel Agreement" and "-- The OPI Agreement." In addition, the shareholders of Omnitel have advised the Ministry of Posts and Telecommunications (now known as the Ministry of Communications) (the "MOC"), of their intention to collectively maintain 86% of the share ownership of Omnitel for the first five years of the License -- more than the 60% stipulated in the OPI Convention. See
"Business -- Regulation -- Public Concessions."

     In addition, Omnitel currently has no publicly traded securities and there can be no guarantee that in the future there will be either a public or private market for such securities. As a result, the Company's ability to liquidate any or all of its investment may be substantially limited and there can be no guarantee that the Company will be able to do so in a timely manner in the event of an acceleration of the New Notes or in order to satisfy its obligations under the Indenture in the event of a Change of Control or to pay the New Notes at maturity.

MANAGEMENT AND CORPORATE OPPORTUNITY CONFLICTS

     All but one of the directors of the Company and all but one of the executive officers of the Company are also directors and/or officers, as the case may be, of one or both of CoreComm Incorporated ("CoreComm") and NTL Incorporated ("NTL"). The Company, CoreComm and NTL are each separate publicly traded corporations that were, historically, subsidiaries of Cellular Communications, Inc. ("CCI"). As such, there are constraints on the ability of such directors and officers to devote all or a significant portion of their time to the Company. The Company has not established any minimum time requirements for such officers and directors. The Company, CoreComm and NTL share office space in New York City and NTL provides certain corporate services to each of the Company and CoreComm. CoreComm and NTL may seek to pursue corporate opportunities in competition with the Company, in which event such directors and officers might face conflicting interests. There are no procedures or agreements which govern the resolution of conflicts among the Company, CoreComm and NTL. See "Management."

OPERATING LOSSES

     The Company has experienced significant losses since its inception. As of December 31, 1997, the Company had an accumulated deficit of approximately $88.8 million. The Company had operating losses of approximately $9.2 million, $34.0 million and $20.8 million for the fiscal years 1997, 1996 and 1995, respectively, and expects to incur substantial additional losses in the foreseeable future as it continues to review wireless opportunities in Europe from time to time. There can be no assurance that such losses will not continue indefinitely. The Company has historically obtained the necessary cash for operations and capital contributions from cash originally contributed by CCI prior to the distribution of the shares of the Company to

CCI shareholders in July 1991 (the "Distribution") and through debt financings. See "-- Potential Needs for Additional Capital."

DEFICIENCY OF EARNINGS TO FIXED CHARGES

     For the years ended December 31, 1997, 1996, 1994 and 1993, the Company's earnings were insufficient to cover fixed charges by approximately $31.3 million, $52.2 million, $10.5 million and $0.9 million, respectively. Fixed charges consist of interest expense, including capitalized interest, and amortization of fees related to debt financing.

LICENSE CONDITION

     The continued existence and terms of the License and OPI's frequency allocations are subject to ongoing review and to modification or early termination in certain circumstances. While OPI would not normally expect to be required to cease operations at the end of the term of the License, there can be no assurance that renewal will be effected at all or on economic terms that are acceptable to OPI. In addition, the failure of OPI to meet the standards of service (meaning proper use of frequencies, meeting coverage goals, maintaining and interconnecting the networks, and prompt payment of license fees) prescribed in the License could result in the loss of the License and would have a material adverse effect on OPI and the Company. See "Business -- Legal Proceedings."

PERFORMANCE BOND LIABILITY

     The License requires OPI to activate cellular telephone service to cover at least 70% of Italian territory and 90% of the Italian population by 2000. OPI has an approximate 219 billion lire ($120.5 million) performance bond outstanding linked to OPI's meeting certain performance and investment goals and is subject to monetary penalties for failing to achieve such goals. To date, OPI believes it has achieved these performance goals as required. In addition, OPI is required to (i) cover 98% of Italian territory with its cellular network by May 1998, (ii) invest 1,552 billion lire ($854 million) by May 1998, (iii) employ 2,686 people by May 1998, (iv) pay royalties to the Ministry of Communications in amounts that are not less than 25.4 billion lire for 1997 ($14.0 million); 51 billion lire for 1998 ($28.1 million) and 77.1 billion lire for 1999 ($42.4 million), subject in each year to reduction only due to any proportionate reduction of the royalty percentage to less than 3.5% and (v) maintain the declared stockholding majority of OPI until February 1, 2000. Performance goals have been achieved to date, and although no assurance can be given, the Company believes the future performance goals are achievable. The maximum liability of the Company under the performance bond would be approximately 22.5 billion lire ($12.4 million), reflecting its proportionate interest in OPI.

POTENTIAL NEEDS FOR ADDITIONAL CAPITAL

     The acquisition, development, ownership and operation of communications networks require substantial capital investment. OPI will require capital to add capacity to its telecommunications networks and for its research and development programs, operating expenses, expansion of its marketing and distribution capabilities, license fees and royalties. The Company believes that adequate funds for these purposes, through OPI debt financing, have been arranged.

     The Company may also require additional capital to pursue other opportunities not currently under consideration. There can be no assurance that the Company will be able to obtain financing for such investments. If such financing is unavailable, the number of additional projects in which the Company participates, if any, may be limited.

COMPETITION

     In seeking additional opportunities in various foreign countries, the Company faces competition from other companies who have significantly greater financial and other resources than those available to the Company or its affiliates. There can be no assurance that the Company or its affiliates will be able to compete effectively against such competitors in obtaining future opportunities. If the Company or an affiliated company receives a cellular license in a foreign jurisdiction, the success of the Company or such affiliated company will depend upon the ability of the Company or such affiliate to compete with other communication providers in such jurisdiction, including the wireline telephone provider. In some jurisdictions, the Company or such affiliated company will compete with established cellular operators which hold greater licensed radio spectrum, currently serve a significant subscriber base and have significantly greater financial and other resources than those available to the Company or its affiliates. The Company and its affiliated companies may also face competition from emerging technologies and services which might be introduced in the future, including enhanced specialized mobile radio, Personal Communication Networks ("PCNs") or satellite telephone. There can be no assurance that the Company or its affiliates will be able to compete effectively against existing wireline and wireless competitors or new entrants.

     In Italy, OPI competes with cellular telephone services offered by TIM and wireline and wireless local loop telephone services offered by TIM's parent, Telecom Italia S.p.A. ("Telecom Italia"), formerly Societa Italiana per L'Esercizio della Telecommunicazioni ("SIP"). TIM has for several years (and previously through its predecessors Telecom Italia and SIP) operated a 450 MHz analog cellular system in Italy, and during 1990 commenced service of a 900 MHz analog cellular system. In 1993, SIP began commercial trials of a GSM cellular system although full commercial digital service was delayed by the Italian Government until the award of the second GSM license. TIM has significant advantages over OPI, including a much larger installed customer base, more operating spectrum and the Telecom Italia name. In addition, because OPI did not begin to provide cellular service until late 1995, many potential high usage business customers already were TIM cellular customers. While OPI and TIM are currently the only cellular telephone operators licensed in Italy, a third mobile communications license will reportedly be awarded by May 1998. Bidders for the third license are expected to include major international telecommunications companies with considerably greater resources than OPI. In addition, Telecom Italia launched a low mobility Digital European Cordless Telephony (DECT) wireless local loop system in 28 cities in January 1998. Moreover, OPI may also face significant potential competition from other communications technologies that are being or may be developed or perfected in the future. See "Business -- Competition."

RISKS INHERENT IN FOREIGN INVESTMENT

     The Company has invested substantially all of its resources outside of the United States and intends to continue to review possible international investments in the future. Risks inherent in foreign operations include loss of revenue, property and equipment from expropriation, nationalization, war, insurrection, terrorism and other political risks, risks of increases in taxes and governmental royalties and fees and involuntary renegotiation of contracts with foreign governments. Only a portion of such risks may be insured. The Company currently does not have political risk insurance in Italy. The Company is also exposed to risks of change in foreign and domestic laws and policies that govern operations of foreign-based companies.

     There can be no assurance that the laws or administrative practice relating to taxation, foreign exchange or other matters in Italy will not change, and any such change could have a material adverse effect on the financial affairs of OPI or the Company. The value of the Company's interest in OPI may also be affected by changes in tax and other laws and other political, economic, socioeconomic or diplomatic developments in or affecting Italy.

CURRENCY RISKS

     Exchange rates for the lira may fluctuate in relation to the U.S. dollar, and such fluctuations may have an adverse effect on the Company's earnings or assets when translating lire into U.S. dollars. Any weakening in the value of the lira against the U.S. dollar could result in lower revenues and earnings for the Company when translated into U.S. dollars. In addition, as the Company's primary financing will be in U.S. dollars and EUROs and the Company's commitments to Omnitel and OPI are in lire, a currency exchange rate risk exists. While the Company may consider entering into transactions to hedge the risk of exchange rate fluctuations, there can be no assurance that the Company will engage in such transactions, or, if the Company decides to engage in such transactions, that they will be successful and that shifts in the currency exchange rates will not have a material adverse effect on the Company. See "The ECU and the EURO" and "Exchange Rates."

     Omnitel and OPI will receive all of their revenues in Italian lire. Currently there are no foreign exchange controls in Italy. Thus, although no such payments have been made to date, the current foreign exchange rules would allow Omnitel and OPI to export cash, representing dividends, interest or repayment of loans. There can be no assurance that foreign exchange restrictions will not be introduced or strengthened in the future.

REGULATION

     Wireless communications operations are subject to governmental regulation, including, among others, price controls and service requirements, which may change from time to time, including due to changes in the political structure or government representatives. There can be no assurance that material and adverse changes in the regulation of the Company's existing operating systems will not occur in the future.

     The licensing, construction, ownership and operation of cellular telephone systems, and the grant, maintenance and renewal of cellular telephone licenses and radio frequency allocations in Italy are government regulated, principally by the Ministry of Communications ("MOC") -- formerly the Ministry of Posts and Telecommunications. In addition, such matters and certain other aspects of cellular telephone system operations, including rates charged to customers and the resale of cellular telephone service, may be subject to regulation by the Italian Ministry of the Treasury and by public utility agencies. Changes in the regulation of OPI's activities, such as increased or decreased regulation affecting prices, or the terms of interconnect arrangements with Telecom Italia, could materially adversely affect OPI. See "Business -- Government Regulation."

CONSTRAINTS ON CHANNEL CAPACITY

     OPI's License currently grants it the use of 16.4 MHz of bandwidth which can support 41 channels. This bandwidth compares with 25 MHz available to a similar cellular business in the United Kingdom. The less spectrum available to a cellular operator, the greater the number of base station sites required to create a specified traffic capacity. Each base station has substantial fixed costs and will increase OPI's infrastructure costs in comparison to cellular operations that have access to more of the spectrum. See "Business -- Network Design, Construction and Performance."

CERTAIN TAX CONSIDERATIONS

     The Company or its affiliates generally will be subject to tax in the foreign jurisdictions in which they operate. In addition, such foreign jurisdictions may impose withholding taxes on distributions (by way of interest, dividends or otherwise) to the Company. For example, under applicable treaties currently in effect, interest from Italy to a United States person would be subject to a maximum withholding tax of 15 percent, and dividends distributed by an Italian company to a United States person would be subject to the following:
(i) a withholding tax of 5%, if paid to a United States company which has owned more than 50% of the voting stock of the company paying the dividends for a 12-month period ending on the date the dividend is declared, (ii) a withholding tax of 10%, if paid to a United States company which has owned 10% or more of the voting stock of the company paying the dividends for a 12-month period ending on the date the dividend is declared, provided that the beneficial owner is not entitled to the benefit in (i) above; and (iii) a withholding tax of 15% in all other cases. In general, the Company's ability to claim a foreign tax credit against its U.S. federal income tax expense for foreign taxes is subject to various limitations. These limitations and the inability of the Company to offset losses in one foreign jurisdiction against income earned in another foreign jurisdiction could result in a high effective tax rate on the Company's earnings.

PASSIVE FOREIGN INVESTMENT COMPANY

     Special U.S. tax rules apply to U.S. taxpayers that own stock in a passive foreign investment company (a "PFIC"). In general, a non-U.S. corporation will be treated as a PFIC if at least 75 percent of its income is "passive income" or if at least 50 percent of its assets are held for the production of "passive income." A non-

U.S. corporation that owns 25 percent or more of the stock of a non-U.S. subsidiary is treated as receiving a proportionate share of the income of, and as owning a proportionate share of the assets of, such subsidiary.

     It is possible that Omnitel is a PFIC. Generally, except to the extent the Company makes an election to treat a PFIC in which it owns stock as a "qualified electing fund" (a "QEF") in the first taxable year in which the Company owns the PFIC's stock, (i) the Company would be required to allocate gain recognized upon the disposition of stock in the PFIC and income recognized upon receiving certain dividends ratably over the Company's holding period for the stock in the PFIC, (ii) the amount allocated to each year other than the year of the disposition or dividend payment would be taxable at the highest U.S. tax rate applicable to corporations, and an interest charge for the deemed deferral benefit would be imposed with respect to the tax attributable to each year, and
(iii) gain recognized upon disposition of PFIC shares would be taxable as ordinary income. The Company acquired shares in Omnitel in 1990. The regular deadline for making a QEF election for 1990 was in 1991. In December 1997, new temporary regulations were issued by the Treasury Department, pursuant to which the Company is seeking a ruling from the Internal Revenue Service that would allow the Company to retroactively make the QEF election as described above. No assurance can be given that the Internal Revenue Service will grant such ruling request. If the Company cannot make the QEF election retroactively, on a sale of its Omnitel shares or the receipt of certain dividends from Omnitel, the Company would be subject to U.S. federal income tax and to an interest charge on that tax over its holding period commencing in 1990, as described above.

     If the Company were to make the QEF election, as described above, the Company would be required in each year that the PFIC qualification tests are met to include its pro rata share of the QEF's earnings as ordinary income and its pro rata share of the QEF's net capital gain as long-term capital gain, whether or not such amounts are actually distributed. The Company has not made any QEF election with respect to Omnitel.

RADIO FREQUENCY EMISSION CONCERNS

     Allegations have been made and a number of lawsuits have asserted that serious health risks, including increased incidence of brain cancer and interference with operation of pacemakers, have resulted from the use of portable mobile communications devices. The actual or perceived risks of mobile communications devices could adversely affect the Company through a reduced subscriber growth rate or a reduction in subscribers, reduced network usage per subscriber, the threat of product liability lawsuits, or through reduced financing available to the mobile communications industry. The Company is not insured to mitigate these potential risks.

RISK OF BEING DEEMED AN INVESTMENT COMPANY

     The Company believes that it is not, and after giving effect to the Offerings and the application of proceeds therefrom will not be, an investment company as defined in the Investment Company Act of 1940, as amended (the "Investment Company Act"). The Company intends to continue its business and conduct its operations so as not to become regulated by the Investment Company Act. If the Commission or its staff were to take the position that the Company was an investment company, the Company could be required either (a) to change the manner in which it conducts its operations to avoid being required to register as an investment company or (b) to register as an investment company, either of which could have a material adverse effect on the Company.

LACK OF MARKETABILITY

     The New Notes are being offered only to the Holders of the Old Notes. The Old Notes were issued on March 18, 1998 to institutional investors and are eligible for trading on the Luxembourg Stock Exchange. To the extent that the Old Notes are tendered and accepted in the Exchange Offer, the trading market for the remaining untendered Old Notes could be adversely affected. The Company expects the New Notes to be listed on the Luxembourg Stock Exchange.

     There is no existing market for the New Notes, and there can be no assurance regarding the future development of a market for the New Notes, or the ability of the Holders of the New Notes, or the price at which such holders may be able, to sell their New Notes. If such a market were to develop, the New Notes could trade at prices that may be higher or lower than the initial offering price of the Old Notes. Prevailing market prices from time to time will depend on many factors, including then existing interest rates, operating results and cash flow of the Company and the market for similar securities. The Initial Purchasers have advised the Company that they currently intend to make a market in the New Notes. The Initial Purchasers are not obligated to do so, however, and any market-making with respect to the New Notes may be discontinued at any time without notice. Accordingly, even if a trading market for the New Notes does develop, there can be no assurance as to the liquidity of that market.

ORIGINAL ISSUE DISCOUNT CONSEQUENCES

     The Old Notes were issued at a substantial discount from their principal amount. Consequently, Holders of the New Notes generally will be required to include amounts in gross income for U.S. federal income tax purposes in advance of receipt of the cash to which the income is attributable. See "Certain United States Federal Income Tax Considerations" for a more detailed discussion of the U.S. federal income tax consequences to the Holders of the New Notes of the purchase, ownership and disposition of the New Notes.

     If a bankruptcy case is commenced by or against the Company under the United States Bankruptcy Code (the "Bankruptcy Code") after the issuance of the New Notes, the claim of a Holder of New Notes with respect to the principal amount thereof may be limited to an amount equal to the sum of (i) the initial offering price of the Old Notes and (ii) that portion of the original issue discount that is not deemed to constitute "unmatured interest" for purposes of the Bankruptcy Code. Any original issue discount that was not amortized as of any such bankruptcy filing would most likely constitute "unmatured interest."

                              CONCURRENT OFFERING

     Concurrently with the consummation of the sale of the Old Notes, the Company issued and sold in the Concurrent Offering $86.25 million aggregate principal amount of its 6% Convertible Subordinated Notes Due 2005 (the "Convertible Notes") in a transaction exempt from, or not subject to, the registration requirements of the Securities Act. The interest rate on and conversion price of the Convertible Notes was determined by the prevailing market and other conditions and, in the case of the conversion price, the market price for the Company's common stock (the "Common Stock"). Cash interest on the Convertible Notes shall be paid on October 1 and April 1 of each year commencing October 1, 1998. The Convertible Notes will mature on April 1, 2005 and will be convertible at the option of the Holder thereof at any time following the date of the original issuance thereof and prior to maturity, unless previously redeemed, into shares of Common Stock of the Company. The conversion price is subject to adjustment in certain events. The Convertible Notes are redeemable, in whole or in part, at the option of the Company, at any time after the third anniversary of their issuance, at redemption prices to be determined at the time of sale. Upon a Change of Control, holders of the Convertible Notes will have the right to require the Company to purchase all or any part of the Convertible Notes at a purchase price equal to 101% of the principal amount thereof and any accrued and unpaid interest to the date of purchase. The indenture governing the Convertible Notes contains customary restrictions with respect to the incurrence of indebtedness, restricted payments, mergers and consolidations and the sale of all or substantially all of the assets of the Company.

     The Convertible Notes are unsecured obligations of the Company, subordinated in right of payment to all existing and future Senior Debt (as defined) of the Company including, without limitation, the New Notes and the Original Notes (if any remain outstanding after the Tender Offer).

                                USE OF PROCEEDS

     The Company will not receive any proceeds from the issuance of the New Notes offered pursuant to the Exchange Offer. In consideration for issuing the New Notes as contemplated in this Prospectus, the Company will receive in exchange Old Notes in like principal amount, the terms of which are identical in all material respects to the New Notes except (i) that the New Notes have been registered under the Securities Act, (ii) for certain transfer restrictions and registration rights relating to the Old Notes and (iii) that the New Notes will not contain certain provisions relating to Liquidated Damages to be paid to Holders of Old Notes under certain circumstances relating to the timing of the Exchange Offer. The Old Notes surrendered in exchange for New Notes will be retired and cancelled and cannot be reissued. Accordingly, issuance of the New Notes will not result in any increase in the indebtedness of the Company.

     The net proceeds received by the Company from the sale of the Old Notes and the Convertible Notes, after deducting the underwriting discounts and commissions and expenses of the offering of the Old Notes and the Convertible Notes, were approximately $239.3 million, of which $202.0 million was used to repay borrowings under the Original Notes.

                              THE ECU AND THE EURO

     Under Article 109g of the Treaty, the currency composition of the ECU may not be changed. The Treaty contemplates that European economic and monetary union will occur in three stages, the second of which began on January 1, 1994 with the entry into force of the Treaty on European Union. The Treaty provides that the third stage of European economic and monetary union will start on January 1, 1999 and on that date the value of the ECU as against the currencies of the member states participating in the third stage will be irrevocably fixed and the ECU will become a currency in its own right. On June 17, 1997, the Council of the European Union adopted Council Regulation (EC) No. 1103/97, which recites that the name of that currency will be the EURO and that, in accordance with the Treaty, substitution of the EURO for the ECU will be at the rate of one EURO for one ECU. From the start of the third stage of European economic and monetary union, all payments in respect of the New Notes will be payable in EUROs at the rate of one EURO for one ECU.

     The ECU is a composite currency, consisting of specified amounts of currencies of twelve European Union member states. The ECU basket is comprised of specified amounts of the German mark, the British pound, the French franc, the Italian lira, the Dutch guilder, the Belgian franc, the Luxembourg franc, the Danish krone, the Irish punt, the Greek drachma, the Spanish peseta and the Portuguese escudo. Changes in exchange rates of the currencies of the member states of the European communities, including revaluations and devaluations, do not effect the fixed composition of the ECU; however, the exchange rate of the ECU in subsequent trading may change because of the increased or reduced exchange rates of its components.

                                 EXCHANGE RATES

     Both Omnitel and OPI publish their financial statements in lire. The following table sets forth, for the periods indicated, certain information regarding the Noon Buying Rate for lire, expressed in lire per U.S. dollar.

                  CALENDAR PERIOD                    HIGH      LOW     AVERAGE(1)    AT PERIOD END
                  ---------------                    -----    -----    ----------    -------------
1993...............................................  1,726    1,451      1,587           1,718
1994...............................................  1,707    1,511      1,605           1,622
1995...............................................  1,736    1,569      1,629           1,584
1996...............................................  1,602    1,496      1,538           1,519
1997...............................................  1,838    1,517      1,700           1,768
1998 (through April 7, 1998).......................  1,828    1,756      1,794           1,817

---------------
(1) Average of the rates for the last business day of each month in the period.

     The following table sets forth, for the periods and dates indicated, certain information concerning the ECU exchange rate, set forth in U.S. dollars per ECU.

                 CALENDAR PERIOD                    HIGH      LOW      AVERAGE(1)    AT PERIOD END
                 ---------------                   ------    ------    ----------    -------------
1993.............................................  1.2467    1.0910      1.1695         1.1125
1994.............................................  1.2777    1.1040      1.1862         1.2266
1995.............................................  1.3456    1.2190      1.2941         1.2795
1996.............................................  1.2849    1.2258      1.2520         1.2545
1997.............................................  1.2529    1.0504      1.1300         1.0980
1998 (through April 7, 1998).....................  1.1060    1.0725      1.0862         1.0785

---------------
(1) Average of the rates for the last business day of each month in the period.

     To the extent the Company obtains financing in U.S. dollars or EUROs and the Company's future commitments to Omnitel are in Italian lire, it will encounter currency exchange risks. Omnitel's revenues will be received in Italian lire. Any devaluation of the lire against the dollar or the EURO may have an adverse effect upon the Company, which may be material.

     Prior to September 1992, the Bank of Italy maintained the value of the lira within the narrow band contemplated by the Exchange Rate Mechanism ("ERM") of the European Monetary System ("EMS"). On September 17, 1992, however, in response to strong downward pressure on the lira against other EMS currencies that continued despite central bank intervention, the Italian Government, in consultation with the Bank of Italy, suspended the lira from the ERM. Following this suspension, the value of the lira immediately declined by approximately 20% against the main EMS currencies. On November 24, 1996, the lira was readmitted to the ERM at a rate of 990 lire per Deutsche Mark as agreed among the Bank of Italy and the central banks of the other nations participating in the EMS. The Italian Government has stated publicly that Italy intends to enter the single European currency in 1999 and has initiated a series of measures to help Italy meet the criteria for entry.

                                 CAPITALIZATION

     The following table sets forth the consolidated capitalization of the Company as of December 31, 1997, and as adjusted to reflect the offering of the Convertible Notes and the Old Notes by the Company and the application of the net proceeds therefrom as if it occurred on such date. See "Use of Proceeds."

                                                              AS OF DECEMBER 31, 1997
                                                              ------------------------
                                                               ACTUAL      AS ADJUSTED
                                                                   (IN THOUSANDS)
Cash, cash equivalents and marketable securities............  $  84,127     $ 120,348
                                                              =========     =========
Long term debt:
13 1/4% Senior Discount Notes due 2000......................  $ 197,327     $  34,371
9 1/2% Senior Discount Notes due 2005 (denominated in
  EUROs)(1).................................................         --       161,153
6% Convertible Subordinated Notes due 2005..................         --        86,250
                                                              ---------     ---------
          Total debt(2).....................................    197,327       281,774
Shareholders' (deficiency):
     Series preferred stock -- $0.01 par value; authorized
      2,500,000 shares; outstanding none....................         --            --
     Common stock -- $0.01 par value; authorized 25,000,000
      shares; issued and outstanding 16,359,000 shares(3)...        164           164
     Additional paid-in capital.............................     29,821        29,821
     (Deficit)..............................................    (88,754)     (132,486)
                                                              ---------     ---------
          Total shareholders' (deficiency)..................    (58,769)     (102,501)
                                                              ---------     ---------
Total capitalization........................................  $ 138,558     $ 179,273
                                                              =========     =========

------------------------------
(1) EURO denominated Notes converted into dollars at the December 31, 1997 conversion rate of 1.0980.

(2) OPI is required to provide an approximate 219 billion lire ($120.5 million) performance bond that requires payments to the Italian government if OPI fails to meet certain operational targets. The Company's maximum liability under the performance bond is approximately 22.5 billion lire ($12.4 million). See "Risk Factors -- Holding Company Structure; Minority Interests; Limitations on Access to Cash Flow."

(3) After giving retroactive effect to the 3-for-2 stock split by way of stock dividend paid on April 14, 1998. Outstanding shares do not include an aggregate of 3,072,000 shares of the Company's Common Stock issuable upon exercise of options and warrants or approximately 2,159,000 shares of Common Stock issuable upon conversion of the Convertible Notes.

     Except as disclosed herein, there has been no material change in the capitalization of the Company and its subsidiaries since December 31, 1997.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The selected consolidated financial information presented below under the captions Statement of Operations Data for the years ended December 31, 1997, 1996, 1995, 1994 and 1993 and Balance Sheet Data as of December 31, 1997, 1996, 1995, 1994 and 1993 were derived from the Consolidated Financial Statements of the Company incorporated herein by reference which have been audited by Ernst & Young LLP. The following information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and notes thereto in the Company's 10-K for the year ended December 31, 1997, incorporated herein by reference.

                                                    FISCAL YEAR ENDED DECEMBER 31,
                                        ------------------------------------------------------
                                          1997        1996      1995(1)      1994       1993
                                                (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Equity in net loss of Omnitel.........  $  5,521      29,850    $ 14,636    $ 2,421    $    --
General and administrative expenses...     2,997       3,397       3,805      3,394      1,157
Write-off of investments in joint
  venture.............................        --          --         602        481         83
Write-off of deferred costs...........        --          --       1,167        376         --
Depreciation expense..................        15          25          28          9          5
Amortization of investments in joint
  ventures............................       691         691         537         96         --
                                        --------    --------    --------    -------    -------
Operating loss........................    (9,224)    (33,963)    (20,775)    (6,777)    (1,245)
Other income (expense):
  Interest income and other, net......     4,500       5,125       1,963        211        370
  Interest expense....................   (26,625)    (23,330)     (7,230)    (1,848)        --
  Cellular Communications, Inc. fees
     in connection with the bank
     loan.............................        --          --        (101)       (95)        --
  Gain on sale of investment in joint
     venture..........................        --          --      38,901         --         --
                                        --------    --------    --------    -------    -------
Income (loss) before income taxes and
  extraordinary item..................   (31,349)    (52,168)     12,758     (8,509)      (875)
Income tax benefit (provision)........        --       1,200      (5,943)        --         --
                                        --------    --------    --------    -------    -------
Income (loss) before extraordinary
  item................................   (31,349)    (50,968)      6,815     (8,509)      (875)
Loss from early extinguishment of
  debt, net of income tax benefit of
  $794,000............................        --          --      (1,474)        --         --
                                        --------    --------    --------    -------    -------
Net income (loss).....................  $(31,349)   $(50,968)   $  5,341    $(8,509)   $  (875)
                                        ========    ========    ========    =======    =======
Income (loss) before extraordinary
  item per common share:(2)
  Basic...............................     (1.94)      (3.23)        .45       (.56)      (.06)
  Diluted.............................     (1.94)      (3.23)        .38       (.56)      (.06)
Net income (loss) per common share:(2)
  Basic...............................     (1.94)      (3.23)        .35       (.56)      (.06)
  Diluted.............................     (1.94)      (3.23)        .30       (.56)      (.06)
Denominator for income (loss) per
  share calculation:
  Basic...............................    16,177      15,764      15,346     15,141     14,984
  Diluted.............................    16,177      15,764      17,713     15,141     14,984
OTHER DATA:
Ratio of earnings to fixed
  charges(2)..........................        --          --       1.6:1         --         --

                                                         AS OF DECEMBER 31,
                                       -------------------------------------------------------
                                         1997        1996      1995(4)       1994       1993
                                                           (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital (deficiency).........  $ 81,992    $ 79,392    $ 75,840    $(24,575)   $11,417
Investment in joint ventures.........    52,151      58,363      44,726      28,856      1,081
Total assets.........................   140,714     146,307     175,290      38,301     13,545
Bank loan payable....................        --          --          --      29,980         --
Long-term debt.......................   197,327     172,052     149,869          --         --
Shareholders' equity (deficiency)....   (58,769)    (28,561)     21,167       6,774     13,148

------------------------------
(1) 1995 includes a gain on sale of investment in joint venture of $25,286,000, net of tax of $13,615,000 ($1.43 per common share) and a charge of $1,474,000, net of income tax benefit of $794,000, from early extinguishment of debt (($0.08) per common share).

(2) After giving retroactive effect to the 3-for-2 stock split by way of a stock dividend, which was paid on May 13, 1994 and the 3-for-2 stock split by way of stock dividend paid on April 14, 1998.

(3) Fixed charges consist of interest expense, including capitalized interest, and amortization of fees related to debt financing. The fixed charges coverage deficiency amounted to $31.3 million, $52.2 million, $10.5 million and $0.9 million for the years ended December 31, 1997, 1996, 1994, and 1993, respectively.

(4) In 1995, the Company issued $281,571,000 aggregate principal amount of 13 1/4% Senior Discount Notes due 2000 at a price to the public of 52.783% or
    $148,622,000.

The Company did not declare or pay any cash dividends during the years indicated.

                                    BUSINESS

GENERAL

     The Company was incorporated in Delaware in 1984 to own and operate cellular telephone systems in various markets. Beginning in 1988, the Company entered into joint ventures to pursue opportunities in wireless communications businesses outside of the United States. The Company currently holds a 14.667% interest in Omnitel, a strategic joint venture which holds a 70% interest in and directs the management of OPI, a joint venture which has been awarded one of two national cellular telephone licenses for Italy using the GSM technology, the digital technology for cellular telephone systems that all European Union countries have agreed to adopt as a common standard. The Company through its 14.667% interest in Omnitel, holds an approximate 10.267% interest in OPI.

     In March 1994, the Italian Government announced that OPI was selected by the Italian Government as the licensee of Italy's second GSM cellular telephone license (the "License"). The other joint venturers in Omnitel are OliMan Holding B.V. ("OliMan"), a joint venture currently owned 75% by Ing. C. Olivetti & C., S.p.A. ("Olivetti") and 25% by Mannesmann A.G., Bell Atlantic International, Inc. ("Bell Atlantic") and Telia International AB ("Telia") (collectively, the "Omnitel Corporate Partners"). Pronto Italia, which holds a 30% interest in OPI, consists of AirTouch, Mannesmann and several smaller partners (together with the Omnitel Corporate Partners, the "Corporate Partners"). To date, several of the Corporate Partners have separately participated in the design, construction and operation of GSM cellular networks in over 10 countries and have built GSM networks which now serve several million subscribers. At present, neither Omnitel nor OPI is an Affiliate (as defined) of the Company.

     The Company believes that OPI's launch as Italy's second mobile telecommunications operator has been one of the most successful in wireless history. Since the start-up of its GSM system in December 1995, OPI has not only achieved comparable coverage with its much larger and longer established competitor, but has attracted over 2.5 million subscribers. As of December 31, 1997, management believes that OPI had approximately 30% of the GSM market and 21% of the total cellular market in Italy, with its cellular network covering over 95% of the Italian population. In the quarter ending June 30, 1997, OPI generated positive EBITDA for the first time.

     The Company continues to review telecommunications opportunities in Europe from time to time.

OMNITEL AND OPI

     GENERAL. In February 1994, Omnitel and Pronto Italia entered into an agreement to jointly form OPI as their combined applicant for the second GSM license in Italy. The License is for a period of 15 years, ending January 2010. OPI and TIM are currently the only licensed GSM cellular network operators in Italy. A third mobile communications license will reportedly be awarded by May 1998, although it has not yet been decided whether the license will be exclusively DCS-1800 or whether it may include some GSM-900 spectrum.

     OPI has entered into a license agreement with the MOC which defines the rights and obligations of OPI relating to the License. The License grants OPI access to 10.8 MHz, corresponding to 27 two-way 200 KHz radio channels, and authorizes OPI to provide digital cellular telephone service as well as other related value added services, such as voice mail, weather and sports reports. OPI subsequently received 14 more two-way 200 KHz channels (5.6 MHz of spectrum). Pursuant to the License, OPI was required to activate cellular telephone service to cover at least 40% of Italian territory and all Italian regional capitals within 18 months of the License grant, and 70% of Italian territory and 90% of the Italian population within five years of the License grant. The License also sets forth service quality standards, such as requiring that OPI's failure rate for attempted calls over its network be 5% or less, that OPI route its international traffic through the switching centers of the Italian PSTN (prior to January 1, 1998) and that OPI pay established fees for local and international wireline service.

     OPI paid a fee of 750 billion lire (approximately $412.8 million) to the Italian government following the grant of the License, although in response to EU pressure to encourage a fair and competitive communications market, OPI has since received 60 billion lire from TIM. See
"Business -- Government Regulation -- European Union Telecommunications Law." Throughout the term of the License, OPI is required to pay a royalty fee to the Italian government equal to 3.5% of OPI's annual sales, net of amounts paid to public wireline telephone operators for their services. OPI agreed to pay royalties to the MOC in amounts that are not less than 1.7 billion lire for 1995 ($0.9 million); 8.2 billion lire for 1996 ($4.5 million); 25.4 billion lire for 1997 ($14.0 million); 51 billion lire for 1998 ($28.1 million) and 77.1 billion lire for 1999 ($42.4 million), subject in each year to reduction only due to any proportionate reduction of the royalty percentage to less than 3.5%, and has made such payments for 1995 and 1996.

     As a result of the License award, the Company has made capital contributions of 152.5 billion lire (an aggregate of $96.8 million at the exchange rates in effect at the time of each contribution) to Omnitel in order to fund the Company's 10.267% share of the capital requirements of OPI. It is expected that no further capital contributions will be required under the currently approved business plan, except for the subordinated credit facility of 70 billion lire that the Omnitel board of directors agreed to make available to OPI under certain circumstances.

     MARKET OVERVIEW. Italy is the largest and fastest growing cellular market in Europe with 11.7 million subscribers at year end 1997. The number of Italian cellular subscribers has grown rapidly since a predecessor to TIM commenced full 900 MHz analog cellular service in 1990. TIM commenced limited operation of a GSM system late in 1992 and launched full marketing of its GSM system in April 1995, with OPI following in December 1995.

     The growth in demand for cellular telecommunications, spurred by declining cellular telephone equipment and service prices, an increased awareness of the benefits of cellular communications, distribution through widespread channels and expanded network coverage and capacity, has been accompanied by transition to digital systems and development of advanced wireless communications technologies. Complementing such technological developments, the Italian telecommunications market has undergone a process of deregulation and liberalization and has become an increasingly competitive market. OPI has capitalized on this rapid growth and developed and executed a business plan that resulted in one of the most rapid wireless start-ups in history. In developing its market plan, OPI viewed then-current market conditions in Italy as characterized by mediocre calling quality, relatively high access costs and poor customer service. OPI's business plan successfully addressed these major weaknesses.

     The Company believes Italy represents an attractive environment for the provision of wireless communications services due to the following factors:

     - Italy's population of 58 million, concentrated in over 13 metropolitan areas, is the fourth largest in Europe;

     - Italy has the third largest economy in Europe in terms of GDP, behind only Germany and France, while ahead of the U.K.;

     - Italy's favorable demographic characteristics which include a per capita income of over $18,000;

     - The Italian economy is characterized by large numbers of small and medium size businesses which, in the United States, have been heavy users of cellular services;

     - Cellular service currently being provided in Italy has been rapidly accepted by both business and residential customers; and

     - Favorable EU and Italian regulations and oversight resulting from the EU mandate to encourage a fair and competitive telecommunications market.

     The Company believes OPI is well-positioned versus TIM in providing wireless communications services due to the following factors:

     - The Corporate Partners' experience in the management of cellular systems;

     - The quality of OPI's network, which has been designed for handheld telephone coverage; and

     - OPI's business strategy, a core part of which is to provide superior levels of customer service.

ITALIAN TELECOMMUNICATIONS INDUSTRY

     OVERVIEW. Until recent years, most telecommunications services in Italy were provided by the previously government-owned Telecom Italia and its predecessors. Telecom Italia, privatized in October 1997, continues to be the dominant provider of fixed telephony services in Italy. TIM, approximately 60% owned by Telecom Italia, manages and operates the cellular phone service as well as the paging and public radio mobile communications formerly operated by Telecom Italia.

     ITALIAN CELLULAR TELEPHONE INDUSTRY. The cellular telephone industry in Italy initially developed at a slower pace than other European cellular markets. However, Italy was the fastest growing market in Europe in 1997 and mobile telephone penetration in Italy has now surpassed the European average, having exceeded the penetration levels in the United Kingdom, France and Germany. As of December 31, 1997, the Italian penetration rate for cellular telephones was approximately 20.6%, with approximately 11.7 million subscribers. Of these subscribers, approximately 3.4 million used analog-based cellular phones and approximately 8.3 million used GSM phones. The sole cellular operator in Italy for five years prior to OPI entry into the market in December 1995 was TIM. OPI launched commercial services in December 1995. As of December 31, 1997, OPI had approximately 2.5 million subscribers, representing 21% of the total cellular market. Italy again added the most cellular subscribers in Europe in 1997.

     The following table indicates the growth in the number of analog and GSM cellular subscribers in Italy from 1992 to 1997.

                                                         TIM                   OPI
                                             ---------------------------    ---------      TOTAL
          YEAR ENDED DECEMBER 31,            ANALOG (EST.)    GSM (EST.)       GSM       ----------
  1992.....................................      780,800              0             0       780,800
  1993.....................................    1,200,800          6,200             0     1,207,000
  1994.....................................    2,164,400         75,300             0     2,239,700
  1995.....................................    3,396,000        467,000        54,000     3,917,000
  1996.....................................    3,795,300      1,910,000       713,000     6,418,300
  1997.....................................    3,400,000      5,800,000     2,460,000    11,660,000

     LOCAL TELEPHONE SERVICE. Telecom Italia is currently the dominant provider of local telephone service in Italy. Local telephone service provides the subscriber with a base dial tone and interconnections between local and long distance service.

BUSINESS STRATEGY

     OPI's principal objective is to continue to capitalize on the opportunities it believes are available in the growing and evolving cellular market in Italy. To establish itself as a leading provider of high quality cellular services in Italy, OPI is pursuing the following business strategy:

     OFFER SERVICES TAILORED TO SPECIFIC MARKETS. OPI offers services tailored to the specific needs of several segments in the voice services market, including personal users, small and medium-sized businesses, and large corporations. The products offered to each segment contain various options, services and prices that are designed to meet the specific needs identified within each segment. By more effectively tailoring the package of services offered to customers' actual needs, OPI believes that customers perceive a higher value being delivered in relation to the cost, are more inclined to use cellular services and have higher levels of product satisfaction.

     CONSTRUCT A HIGH CAPACITY, FLEXIBLE NETWORK. By building a high capacity, technologically advanced cellular network, OPI commenced operations with an infrastructure that was capable of handling rapid growth in activations and could readily accommodate the implementation of new voice and data products as they were developed. In designing the network, OPI utilized its Corporate Partners' significant experience in designing and building cellular networks to construct a network that can provide efficient and dependable service with a minimum of interruptions. The OPI network was built to take advantage of current digital technology and to provide high quality service. Compared to analog systems, GSM systems provide users with improved sound quality and enhanced security features, as well as pan-European roaming.

     BUILD CUSTOMER LOYALTY THROUGH SUPERIOR CUSTOMER SERVICE. OPI offers subscribers access to 24-hour, seven days a week customer service providing information regarding territorial coverage, distribution channels, product features and technical troubleshooting. By employing the "best practices" used by OPI's Corporate Partners in their businesses, OPI has raised the quality of customer service offered to the highest levels found elsewhere in Europe and the United States and has differentiated itself from the competition and generated a high degree of customer loyalty.

     INTEGRATION OF TELECOMMUNICATIONS SERVICES. OPI's business plan anticipates the gradual integration in Italy of the wireless and wireline telecommunications markets. OPI has introduced new pricing plans for its GSM service that provide competitive rates with those provided by TIM. In addition, OPI anticipates that this convergence will also result in some integration of the wireless and wireline telecommunications networks that provide services to customers.

SERVICES OFFERED BY OPI

     VOICE SERVICES. OPI offers various tariff plans and service packages targeting individual market segments and tailored to address different usage patterns. Each package includes certain standard functions and offers a variety of optional services. In addition, OPI may offer installment payment plans for purchasing cellular telephones for business customers. OPI is continually developing a wider range of value added service features, which management believes will stimulate subscriber usage and provide additional sources of revenue. Services currently offered to subscribers include international roaming, voice mail, call waiting, call on hold, call forwarding, and short messaging services.

     Subscribers are charged, depending upon the plan, a one-time connection fee, a monthly basic charge and traffic fees per minute. The rates OPI may charge for cellular services are not subject to government tariffs establishing minimum or maximum prices.

     In October 1997, OPI introduced "Rete Aziendale Mobile" (RAM), a virtual private network service using its intelligent network platform, allowing it to offer corporate users special low rates for calls within predefined closed user groups, as well as quick four digit dialing within these groups (as on a PBX).

     TELEPHONE EQUIPMENT AND TERMINALS. OPI and its distribution channels offer customers GSM cellular telephones with a broad range of optional features. Business customers may purchase GSM telephones through OPI on an installment plan.

MARKETING STRATEGY

     OPI's marketing strategies are designed to build upon its competitive strengths in order to increase OPI's market share and revenues by expanding its subscriber base, maximizing usage and revenue per subscriber and minimizing churn. OPI's marketing objective continues to be to create demand for cellular voice and data transmission services and to attract subscribers by targeting the needs of various market segments and providing superior service and reliability, rather than competing principally on the basis of price. OPI generates demand through innovative pricing and features, distribution, advertising and marketing of cellular telephone service and by introducing significant improvements in the quality of customer service and the cellular telephone network.

     DISTRIBUTION. OPI's objective is to maintain a cost-effective distribution network that maximizes its ability to distribute products and services to each of the voice and data market segments it has identified.

     OPI uses both indirect channels (such as existing third-party sales or distributorship organizations) and direct channels (such as large account direct sales teams, proprietary stores under franchising agreements and cellular "promoters" who are independent agents affiliated with OPI).

     OPI has arrangements with over 2,000 independent dealers who target both small businesses and the personal market segment. OPI's large accounts teams target the top companies in Italy and contact the potential high usage customers within these organizations. OPI's cellular promoters target small to medium-sized businesses and, in certain circumstances, larger organizations. Cellular promoters include individuals and organizations that are already active in marketing business communications products. Finally, OPI's network of 42 franchised stores serves both business and retail/consumer markets.

     ADVERTISING. OPI uses a combination of direct marketing, trade advertising and retail advertising, along with promotional campaigns aimed at OPI's distributors, to promote OPI's services. OPI advertises in newspapers and periodicals as well as on television and maintains retail points of presence in important shopping areas and in airports. Through its advertising efforts, OPI seeks to promote a recognizable image of OPI's services with consumers, emphasizing OPI's proximity to the customer in every aspect of the services provided and demonstrating the opportunities and advantages that GSM cellular service can offer in both their business and personal lives.

CUSTOMER SERVICE

     The Company believes that superior customer service is vital to achieving its objective of becoming a leading cellular telephone and data transmission service provider in Italy. OPI attracts and retains customers by providing a high level of service in the key areas of customer assistance and maintenance, billing and fraud prevention. OPI's customer service operations utilize state of the art technology and are operated by well trained staff. OPI continually expands the capacity of its customer service operations to keep pace with subscriber growth.

     CUSTOMER ASSISTANCE AND MAINTENANCE. OPI provides a full range of customer services from the point of sale onward, including customer inquiry helplines, regional service centers and on-line assistance to customers with respect to billing and technical difficulties, service inquiries, the use and repair of equipment and other aspects of OPI's network operations. OPI provides its customers with a universal number to permit dialing from any location in Italy to call a customer service center that provides 24-hour service. This provides customers with quick, "one-stop" service and a single contact point for help in solving their cellular telephone and data transmission problems.

     BILLING. OPI provides its subscription customers with easy to read bills that are sent out bi-monthly. For customers who require detailed bills, OPI offers several billing options.

     PREPAID SERVICES. The majority of OPI's subscribers do not receive bills because they are prepaid subscribers. These subscribers purchase "airtime" in advance in the form of cards with unique codes. These codes, when input into OPI's customer friendly user-interface, increase a subscriber's balance, which is then continuously displayed on the telephone's LCD screen. In 1997, OPI introduced the first rechargeable GSM card that can be used to make international calls from Italy and can be used abroad.

CELLULAR TELEPHONE TECHNOLOGY

     GSM AND DCS-1800. GSM is a digital technology for cellular telephone systems that all European Union ("EU") countries (and many countries outside the EU) have agreed to adopt as a common standard. Commercial launch in several European countries commenced in 1992 and by the end of 1997 there were approximately 41.2 million GSM (900 MHz) subscribers in Western Europe, an increase of 100% over 20.6 million subscribers at the end of 1996. Because of the popularity of the GSM standard and the recent rapid growth in GSM subscribers, the Company believes that GSM telephones will continue to decline rapidly in price. The GSM system is designed to allow subscribers to use their cellular telephones and automatically receive calls throughout Europe and, in theory, wherever GSM technology has been adopted. Over 100 countries, including virtually all countries in Western Europe, have issued or propose to issue GSM licenses.

The GSM standard has also been adapted to the 1,800 MHz range and many European countries have issued or will issue one or more of these so-called "DCS-1800" licenses. DCS-1800, because of its technical characteristics, is better suited for an urban setting.

     Because of the digital nature of the technology, GSM technology offers significantly increased capacity, better voice quality and improved privacy than existing analog systems. In addition, GSM data is contained on a subscriber identity module card ("SIM Card" or "Smart Card") which can be transferred from one cellular telephone to another. This feature greatly increases the possibilities for distributing GSM services by eliminating the need for all distribution points to stock telephones. GSM also provides for such advanced value-added features as short messaging service (which provides an alphanumeric display of short messages), caller ID (which displays the calling number) and other data services. An example of the innovative usage of these features to increase penetration has been OPI's use of the short messaging service to provide its prepaid subscribers with a real time account balance.

     GSM has also been designed to offer various technical solutions to prevent fraud and misuse, such as authentication, together with anonymity and encryption (the transformation of information from a readily recognizable system of coding to an encoded or enciphered system of coding, or vice versa) of the signal so that conversations cannot be easily intercepted.

     OPERATING CHARACTERISTICS. The cellular telephone industry is typically characterized by high fixed costs and low variable costs. Until technological limitations on total capacity are approached, additional cellular telephone system capacity can normally be added in increments that closely match demand and at less than the proportionate cost of the initial capacity. The industry has also recently experienced decreasing equipment prices. The amount of profit, if any, under such circumstances is dependent on, among other things, prices and variable marketing costs, which in turn are affected by the amount and extent of competition.

NETWORK DESIGN, CONSTRUCTION AND PERFORMANCE

     Quality and geographic coverage of the network are key factors in the distribution of cellular telephone service. OPI has constructed a high capacity, technologically advanced cellular network. The irregular topography, including many tunnels and mountains, near some of Italy's most important cities requires OPI to implement special network designs to avoid interruptions of calls.

     NETWORK DESIGN. The basic element of OPI's GSM network are its base stations, the interface between the user's telephone and the network. The base stations house radio transmission and reception equipment and performs signal processing activities when interfacing with the signal. Each base station has substantial fixed costs which include the cost of purchasing or leasing land, constructing the facility, installing adequate power supply, installing adequate security systems and constructing and maintaining the equipment, towers, cabling, antennae or other related costs. As of December 31, 1997, approximately 2,400 base stations had been installed. OPI plans to install an additional 1,300 base stations in 1998.

     Cellular traffic is collected from a number of base stations and routed to a Base Station Controller ("BSC"). The BSCs allocate radio channels among base stations, manage intra-BSC handoffs among the base stations and interface with the 23 Mobile Switching Centers ("MSC"). OPI plans to install an additional 13 MSCs in 1998. The MSCs will provide the connection between OPI's GSM network and Telecom Italia's fixed network. MSCs will be located near Telecom Italia's switching centers to reduce the costs of accessing the PSTN. Interconnection of the various elements of OPI's network has generally been accomplished using lines leased from Telecom Italia. However, where appropriate and cost effective, OPI intends to develop its own transmission capabilities or utilize third party links.

     In 1997, OPI installed an Intelligent Network Platform, which allows for the rapid creation and implementation of advanced network features (such as closed user group four digit dialing).

     BASE STATION CONSTRUCTION. The process of obtaining appropriate sites requires that OPI personnel coordinate, among other things, site-specific requirements for engineering and design, leasing of the required space, obtaining all necessary governmental permits, construction of the facility and equipment installation.

OPI has utilized software systems developed by its Corporate Partners to assess the feasibility of new various sites so that network design and site development are coordinated to the maximum extent possible.

     COVERAGE AND PERFORMANCE OBJECTIVES. The network is designed to perform with less than 2% of calls interrupted during peak periods, including less than 1% of interruptions in the connection between MSCs and the fixed network, and with system availability of 99.94% during daytime hours. OPI selects appropriate cell sites and alternative cell sites so as to reduce voice alteration and call interruption resulting from signal attenuation or interference due to Italy's irregular topography. These coverage and performance objectives, if attained, will exceed the mandates contained in the License, which required coverage by OPI of at least 40% of Italian territory and all regional capitals during 1996 and require coverage of 70% of Italian territory and 90% of the Italian population by the fifth anniversary of the License grant.

     OPI awarded Nokia Telecommunications ("Nokia") a contract for the initial and secondary phases of construction of its GSM network.

     ROAMING AGREEMENTS. Roaming allows OPI's customers to receive and make international, local and long distance calls while traveling outside of Italy. OPI has negotiated roaming agreements with over 70 operators in more than 50 countries, enabling subscribers to make and receive calls abroad.

     PERFORMANCE BOND. OPI has provided an approximate 219 billion lire ($120.5 million) performance bond to the Italian government linked to OPI's meeting certain performance goals relating to territory coverage, investment, employment and payment of license fees. Specifically, OPI was required to (i) cover 50% of Italian territory with its cellular network by May 1996 and 98% by May 1998,
(ii) invest 969 billion lire ($533.3 million) by May 1996 and 1,552 billion lire ($854.2 million) by May 1998, (iii) employ 1,163 people by May 1996 and 2,686 people by May 1998, (iv) pay royalties to the MOC in amounts that are not less than 1.7 billion lire for 1995 ($0.9 million); 8.2 billion lire for 1996 ($4.5 million); 25.4 billion lire for 1997 ($14.0 million); 51 billion lire for 1998 ($28.1 million) and 77.1 billion lire for 1999 ($42.4 million), subject in each year to reduction only due to any proportionate reduction of the royalty percentage to less than 3.5% and (v) maintain the declared stockholding majority of OPI until February 1, 2000. OPI is subject to monetary penalties for failing to achieve such goals. Performance goals have been achieved to date, and although no assurance can be given, the Company believes the future performance goals are achievable. The maximum liability of the Company under the performance bond would be approximately 22.5 billion lire ($12.4 million), reflecting its proportionate interest in OPI. In addition, the failure of OPI to meet the standards of service (meaning proper use of frequencies, meeting coverage goals, maintaining and interconnecting the networks, and prompt payment of license fees) prescribed in the License and the performance bond could result in loss of the License and have a material adverse effect on OPI and the Company. See "Risk Factors -- Performance Bond Liability."

ARRANGEMENTS WITH TELECOM ITALIA

     FEES AND PRICING WITH TELECOM ITALIA. Pursuant to the License, OPI connects its mobile cellular telephone network to the PSTN. Although Telecom Italia grants OPI discounts on two Mbps leased lines, OPI is negotiating costs for 34 and 155 Mbps leased lines, which will further reduce OPI's interconnection expense. Telecom Italia charges equivalent access fees and provides equivalent access to and pricing of leased lines to each of OPI and TIM. Following a reduction in 1997, OPI's access charges when interconnecting to the PSTN (originally set at 200 lire per minute for all calls) are currently set at 200 lire per minute for inbound calls and 80 lire per minute for outbound calls.

OPI'S CORPORATE PARTNERS

     The Corporate Partners are on the leading edge of cellular technology worldwide. Certain Corporate Partners are involved in standardizing and revising technological specifications of cellular systems in their respective markets and also possess expertise in other international technological areas such as the European Telecommunications Standards Institute, the Universal Mobile Telecommunications System and the International Telecommunications Union. The Corporate Partners include OliMan (75% owned by Olivetti and 25% by Mannesman), Bell Atlantic, AirTouch, Mannesmann and Telia. Olivetti is one of Italy's largest companies and has been involved in the private voice and data communications network industry for over ten years. Bell Atlantic Mobile operates in more than fifteen U.S. states making it one of the largest suppliers of cellular services in the United States. AirTouch is one of the world's largest wireless telecommunications operators. Mannesmann is a subsidiary of Mannesmann AG, one of Germany's ten largest industrial conglomerates and owner of the largest interest in Germany's D2 Private GSM system. Telia was a pioneer in European cellular communications and an initiator of the GSM system. Telia is at present participating in the development of cellular systems in almost 20 different countries, either directly or in collaboration with national telephone operators. None of the Corporate Partners has any obligations with respect to the Notes or (except as otherwise set forth herein) to provide services or financial support to OPI.

COMPETITION

     OPI competes with wireline telephone service offered by Telecom Italia, and the cellular telephone service offered by TIM, as well as with at least one additional wireless license to be granted in 1998 and at least partially with Telecom Italia's recently launched low mobility DECT service. TIM has a significant advantage over OPI in the Italian cellular telephone market, with approximately 9.2 million analog and GSM subscribers as of January 1, 1998. TIM has certain advantages over OPI such as a larger customer base, more operating spectrum and the use of the Telecom Italia name. Many high usage business customers were already TIM cellular customers by late 1995 and remain TIM subscribers. Moreover, OPI may also face significant potential competition from other communications technologies that are being or may be developed or perfected in the future. See "Risk Factors -- Competition."

GOVERNMENT REGULATION

     OVERVIEW. The legal framework for the regulation of the telecommunications sector in Italy has been extensively revised in recent years. This revision has included the liberalization of substantially all telecommunications services, the formation of the Communications Authority, the independent agency to regulate the communications industry, the implementation of the Framework Law, and the adoption of the Telecommunications Regulations by the Italian Government pursuant to Law No. 650 of December 23, 1996 ("Law 650") and Law No. 189 of July 1, 1997 ("Law 189") to implement a number of EU directives in the telecommunications sector. Effective August 1, 1997, the former Ministry of Posts and Telecommunications changed its name to the Ministry of Communications. The Telecommunications Regulations became effective on October 7, 1997.

     The Framework Law in general aims at (i) ensuring the improvement of competition and efficiency in the telecommunications sector; (ii) establishing adequate quality standards; (iii) ensuring access to telecommunications services in a homogeneous manner throughout Italy; (iv) defining a clear and transparent tariff system based on the "price cap" method which will apply to Telecom Italia's fixed public voice telephony services for up to two years from August 1, 1997 and (v) protecting consumers' and users' interests.

     The Telecommunications Regulations contain provisions concerning (i) the granting of general authorizations or individual licenses to provide telecommunications services; (ii) universal service obligations and their financing; (iii) access contributions; (iv) special obligations imposed on operators having significant market power, including the determination of interconnection charges using principles of cost orientation; (v) numbering and number portability; (vi) rights of way; and (vii) the essential requirements that must be complied with in the provision of services and when interconnecting between public telecommunications networks. The Communications Authority is expected to establish detailed regulations governing the telecommunications sector and will monitor their application, while the Ministry of Communications will retain the responsibility for defining telecommunications policy in Italy, and will have the power and authority to grant authorizations and licenses.

     The activities of OPI and TIM are also subject to the terms and conditions of their public operating concessions (the "Public Concessions").

     Other significant telecommunications measures include Law No. 58 of January 29, 1992 ("Law 58"), implementing regulations and the Ministry of Communications decrees principally promulgated with respect to tariffs, and Regulation No. 197 of May 8, 1997, concerning telephone service and subscriptions contracts.

     THE COMMUNICATIONS AUTHORITY. The Communications Authority will consist of a President appointed by the Italian Government through a Presidential decree, a Committee for Infrastructures and Networks, a Committee for Products and Services and the Council. Each of the Committees' members will be selected by the Italian Parliament (four by the Senate and four by the Chamber of Deputies) and appointed through a Presidential decree. Each of the Committees and the Council will be responsible for establishing regulations for their specific areas.

     The Committee for Infrastructures and Networks will be responsible for, among other things, guidelines for allocating radio frequencies relating to telecommunications services; defining objective and transparent criteria for establishing tariffs for interconnection and network access; regulating relationships among telecommunications companies; settling disputes regarding interconnection; and defining the scope of the universal service obligation and the operators subject to it, together with criteria for calculating and sharing its costs.

     The Committee for Products and Services will be responsible for, among other things, issuing guidelines for regulating product quality and conformity with EU directives governing the relationship between companies controlling fixed or mobile telecommunications networks and telecommunications service providers.

     The Council will be responsible for, among other things, adopting regulations establishing criteria for issuing licenses for the telecommunications sector and for TV and radio activities (including cable and satellite broadcasting) pursuant to Presidential Decree No. 318/97.

     The Communications Authority will have investigative powers, as well as the authority to impose sanctions on operators who do not comply with their directives and resolutions. In addition, the Communications Authority will be entitled to propose to the Ministry of Communications the revocation and/or suspension of general authorizations and individual licenses in the event of repeated violations by the holder.

     PUBLIC CONCESSIONS. The Public Concessions of OPI and TIM are embodied in a conventions setting out their obligations relating to the provision of public services (the "Conventions"). Pursuant to these Public Concessions, OPI and TIM were each granted non-exclusive rights for the installation and operation of a mobile telecommunications network for the provision of telecommunications services. The Public Concessions will expire in 2010. OPI and TIM are subject to parallel rules and regulations concerning the provision of GSM services. The services must be rendered in accordance with the terms and conditions set forth in the Conventions, which address, among other matters, radio frequency allocation, commencement of operations, price controls and service requirements. TIM's GSM service commenced operations in April 1995. OPI's service commenced operations on December 7, 1995.

     Specifically, the GSM concessions require each of OPI and TIM:

     - to cover 70% of the Italian national territory and 90% of the population within five years and to provide service in major towns and cities in each of the 20 regions of Italy;

     - to meet certain technical requirements concerning the provision of GSM cellular services to end users;

     - to sign interconnection agreements with Telecom Italia, as the owner of the fixed public network, which were entered into in April 1995;

     - to pay access charges to Telecom Italia for the use of the connected wireline telephone network at an average of 200 lire per minute (reduced to 140 lire per minute for all calls as of June 6, 1997 and, as of August 1, 1997, 200 lire per minute for calls incoming to the mobile network from the fixed network and 80 lire per minute for calls incoming to the fixed network from the mobile network); and

     - to deliver to the MOC, upon request, data and information on their business operations, as well as copies of their audited financial statements and to observe certain criteria of accounting separation in relation to the GSM services performed.

     The duration of the GSM concessions is 15 years, commencing on February 1, 1995.

     As set forth by the Conventions, each licensee's corporate purpose shall be exclusively the research, design, realization and operation of radiomobile networks and related services, including rental and sale of telephone software, equipment and appliances, provided that such ancillary activities do not interfere with the provision of GSM service and the sound management of the licensee. Each of the licensees is required by the relevant Convention to maintain its registered office, and technical and administrative headquarters in Italy.

     The OPI Convention further provides that at least 60% of the OPI share capital as declared at the time the license was granted be maintained in its entirety by the relevant shareholders for at least five years as from the date of granting of the License.

     The Conventions expressly state that the licenses cannot be transferred or assigned, in whole or in part, for any reason whatsoever, unless the MOC has granted its prior consent. Moreover, upon occurrence of certain material breaches by the licensees, the MOC may revoke the licenses.

     The settlement of any controversy arising from the construction, validity and performance of the Conventions, to the extent an amicable settlement cannot be reached within 30 days from the date on which one of the parties has invited the other to negotiate, shall be remitted to the exclusive jurisdiction of an arbitration tribunal consisting of five members, two of whom shall be appointed by the MOC, two of whom shall be appointed by the relevant licensee and the remaining member shall be appointed by the State Council. The arbitration tribunal shall sit in Rome and shall decide at law on the basis of Italian substantive and procedural laws.

     The OPI Convention calls for the issuance by OPI of a performance bond linked to OPI's meeting certain performance and investment goals. OPI would be subject to monetary penalties for falling to achieve such goals. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     OPI and TIM have licenses to provide mobile telecommunications services using the advanced DCS-1800 digital technology, subject to the MOC granting access rights to the required frequencies for the provision of such services. Pursuant to Law 189, the MOC is expected to grant such frequencies to the GSM operators during 1998 and to license a third operator to provide such service in 1998. Picienne Italia S.p.A. (the joint venture among Mediaset S.p.A., British Telecommunications, Italgas S.p.A., ENI S.p.A., Banca Nazionale del Lavoro S.p.A. and Telenor) and Wind Telecomunicazioni S.p.A. (a consortium including Deutsche Telekom A.G., France Telecom and ENEL S.p.A.), have both indicated their intention to bid for the third DCS-1800 license.

     The Telecommunications Regulations provide that by January 1, 1999 the existing Public Concessions will have to be modified in conformity with the new regulatory framework.

     TARIFF AND PRICING POLICY. GSM prices are established autonomously by each of OPI and TIM, taking into account, among other factors, structure and levels of prices/tariffs for interchangeable services (analog mobile services and basic telephony services) and the policies of the main European operators, subject only to the obligation to give the MOC or the Communications Authority, as applicable, 30 days' notice of changes in prices. The licensees may not apply discriminatory contractual conditions to the various end consumers, except that the right to apply special conditions to particular categories of customers may be granted by the MOC.

     EUROPEAN UNION TELECOMMUNICATIONS LAW. Italy is a member of the EU and, as such, is required to implement the directives issued by the EU. Although directives must be incorporated into domestic legislation to be fully effective, a directive or certain provisions of a directive may take effect automatically in a member state (a "Member State") on the prescribed deadline if it is sufficiently clear and specific, even if it is not formally adopted by such member State by the prescribed deadline. If a directive is not formally implemented by the prescribed deadline, the only remedy available for an interested party is to seek damages against the Member State. Italy is also the addressee of various EU resolutions, recommendations and communications, which are not legally binding, although politically important.

     In June 1990, the European Commission adopted a Directive on Competition in the Markets for Telecommunications Services ("EU Directive 90/388"), which opened to competition telecommunications services other than fixed public voice telephony services. In particular, EU Directive 90/388 required the liberalization of circuit and packet switched data transmission, in accordance with regulations promulgated by each national regulatory authority. When initially issued, EU Directive 90/388 did not apply to radio mobile services or to satellite services. As discussed below, subsequent amendments to EU Directive 90/388 extended its terms to cover such services. EU Directive 90/388 was formally implemented in Italy by Decree 103.

     On January 16, 1996, the European Commission adopted EU Directive 96/2, liberalizing mobile telecommunications services within the EU (the "Mobile Telecommunications Directive"). The most important elements of the Mobile Telecommunications Directive implemented by Law 189 are the following:

     - Mobile telecommunications operators are authorized to construct their own infrastructure for the mobile network or to utilize infrastructure owned by third parties.

     - Direct interconnection among mobile networks is to be guaranteed.

     - The number of licenses for mobile telecommunications systems may only be limited on the basis of essential requirements and in case adequate frequencies are not available.

     - The conditions for granting licenses for access to frequencies and for interconnection to the fixed public telephony network shall be regulated with transparency, proportionality and non-discrimination.

     The EU competition rules have the force of law in the Member States and are therefore applicable to OPI's operations in the telecommunications market. The main principles of the EU competition rules are stipulated in Article 85 of the EC Treaty. Article 85 prohibits collusive behavior between competitors which may effect trade between Member States and which restricts, or is intended to restrict, competition within the EU. These rules are enforced by the European Commission in cooperation with the national competition authorities, including the Italian Antitrust Authority. In addition, the national courts have jurisdiction to litigate violations of EU competition law.

     In a decision dated October 4, 1995, the European Commission antitrust bureau found that the fact that OPI was required to pay the 750 billion lire ($412.8 million) license fee was unfair and discriminatory and undermined the capability of OPI to effectively compete with Telecom Italia, which was not asked for any money contribution in connection to the granting of its license from the MOC. As a result, the European Commission antitrust bureau's 1995 decision stipulated that TIM must compensate OPI in the amount of 60 billion lire. In October 1997, following a letter by Mr. Karel Van Miert, the chief of the European Commission antitrust bureau, to the Italian Telecommunications Minister expressing concern over the delay in implementing the package of corrective measures regarding mobile telephony in Italy, TIM made a compensation payment to OPI of approximately 60 billion lire. However, TIM is disputing the basis for such payments and has recently filed an action seeking to have the 60 billion lire compensation payment nullified.

THE OMNITEL AGREEMENT

     The Company, OliMan, Bell Atlantic and Telia have entered into an agreement (the "Omnitel Agreement"), that contains provisions governing the relationship between them, including, but not limited to, provisions relating to the governance and financing of Omnitel.

     CAPITALIZATION. Any new capital calls must be unanimously agreed to by the Omnitel board of directors. Unless a coventurer otherwise consents, its financial liability with respect to a capital call or any other commitment to provide funds to Omnitel shall be limited to its pro rata ownership interest therein.

     MANAGEMENT OF OMNITEL. The Omnitel board of directors consists of nine members, with one member designated by each of the Company and Telia, two members designated by Bell Atlantic and five members initially designated by OliMan, with OliMan designating the chairman of the board of directors. The presence and unanimous affirmative vote of at least two of the members of the board of directors designated by OliMan and of all the other members of the Board is required for any actions, decisions or determinations relating to the following, among others:

     (i) the formation of any subsidiary company or entering into any joint venture or other similar arrangement;

     (ii) the issuance or redemption of any shares, bonds or other securities of Omnitel;

     (iii) the acquisition of shares of or any interest in any corporation or the creation of any partnership, consortium or other legal entity of which Omnitel is or will be a partner, member or similar participant;

     (iv) the adoption or amendment of Omnitel's annual budget or future business plan;

     (v) any merger, consolidation or amalgamation with or into any other company or corporation or the sale or disposition of certain franchises or licenses;

     (vi) the engagement in certain businesses outside the scope of Omnitel's "object";

     (vii) the declaration or payment of dividends or the making of any other distribution to shareholders;

     (viii) the voluntary liquidation, dissolution or termination of Omnitel;

     (ix)   the amendment of Omnitel's by-laws;

     (x) the initial appointment of the independent auditors, and of the outside counsel to Omnitel; and

     (xi)   the increase or decrease of the number of members of the Omnitel
            Board.

     The presence of at least two members of the Board designated by OliMan and at least all but one of the other members of the Board and the affirmative vote of at least two of the members of the Board designated by OliMan and at least all but one of the other members of the Board are required for any actions, decisions, or determinations of the Omnitel Board (including, without limitation, a determination to present such matters or proposals to the shareholders of Omnitel) relating to any of the following matters or proposals:

          (i) except as specifically provided for in the annual budget and future business plan, the lease, acquisition or disposition of any assets in a transaction or in a series of related transactions having a value in excess of 300 million lire ($165,000);

          (ii) the appointment, granting of powers, dismissal and determination of the remuneration of the Chairman, the Managing Director or the principal executive officers of Omnitel;

          (iii) any change in the independent auditors, and of the outside counsel to Omnitel;

          (iv) subjection of the property or assets of Omnitel to any mortgage, lien, pledge, claim or judgment except in the ordinary course of business;

          (v) the extension of loans or guarantees to or on behalf of third parties except in the ordinary course of business in amounts not to exceed in the aggregate 300 million lire ($165,000) or individually 100 million lire ($55,000) annually;

          (vi) the incurring of indebtedness for borrowed money except in the ordinary course of business in amounts not to exceed in the aggregate 1.0 billion lire ($550,000), or individually 500 million lire ($275,000) annually;

          (vii) enter into, amend or terminate any transaction with any venturer or affiliate of any venturer in which the value of the goods and/or services to be purchased, sold or leased (including compensation or reimbursement for employees made available to the venturer) would exceed 25 million lire ($14,000) in a transaction or a series of related transactions; and

          (viii) the acceptance of any terms and conditions necessary to obtain and/or renew a license.

     For any actions, decisions or determinations of the Board which require the unanimous decision of the Board, the Omnitel venturers, as shareholders of Omnitel, agreed to vote in conformance with the Board's determination whenever a resolution of the Shareholders' Meeting is also required. The venturers also agreed, as shareholders of Omnitel, not to vote in support of any action or decision which requires a unanimous or supermajority decision of the Board as described above, unless the Board has first considered such action or decision and the required affirmative vote of the members of the Board for such action or decision has been obtained.

     The By-laws of Omnitel require only the affirmative vote of 75% of the members of the Board of Directors to approve the actions described above as unanimous actions. If such an action were approved by 75% of the Board of Directors, but not consented to by the Company as required by the Omnitel Agreement, the Company might not be able to obtain injunctive relief under Italian law.

     CERTAIN TRANSFER OF OMNITEL STOCK. A co-venturer may, without the consent of the other co-venturers, transfer its Omnitel stock to its affiliates, other co-venturers or the affiliates of other co-venturers. A co-venturer may not, however, sell, assign, transfer, pledge, encumber or otherwise dispose of any of its Omnitel stock to a party who is not an affiliate, a co-venturer or an affiliate of a co-venturer, without prior written consent of all the other co-venturers. All transfers of Omnitel stock other than to affiliates, other co-venturers or affiliates of other co-venturers are subject to a right of first refusal by the other co-venturers. If more than one co-venturer exercises the right of first refusal, each of the co-venturers may purchase a pro rata portion of such Omnitel stock (based upon the total number of shares owned by all co-venturers exercising the right of first refusal). Such rights of first refusal may be exercised at the price indicated by the transferring co-venturer in a notice that must be sent by the transferring co-venturer to the remaining co-venturers prior to effecting a transfer that gives rise to a right of first refusal. See "Risk Factors -- Holding Company Structures; Minority Interests; Limitations on Access to Cash Flow."

     CHANGE IN CONTROL OF A CO-VENTURER; RIGHTS OF FIRST REFUSAL. If more than 50 percent of the shares of voting securities of a co-venturer (the "Selling Co-Venturer") are transferred to a third party (or parties) that is not an affiliate of the Selling Co-Venturer (an "Omnitel Change in Control"), each co-venturer (a "Buying Co-Venturer") shall have the non-assignable right to purchase all or a pro rata portion (based upon the total number of shares owned by co-venturers exercising such right to purchase) of the Selling Co-Venturer's shares of Omnitel stock at a price indicated by the Selling Co-Venturer. In the event a Buying Co-Venturer objects to the price so indicated, it shall be settled by arbitration. The acquisition of control of any parent company of a co-venturer which owns or operates substantial other businesses or entities in addition to the venture is not deemed to constitute an Omnitel Change in Control.

     REQUIRED SALE UPON DEFAULT IN REQUIRED CAPITAL CONTRIBUTION. If a co-venturer willfully fails to make required capital contributions, the other co-venturers shall have the non-assignable option to purchase such co-venturer's Omnitel stock for a cash price equal to the paid-in-capital represented by such stock.

     ADDITIONAL REQUIRED SALES. The following may also give rise to the granting of a non-assignable option to purchase co-venturer's Omnitel stock at the cash price equal to the paid-in-capital represented by such stock: (i) the failure by a co-venturer to perform any material obligation under the Omnitel Agreement; (ii) the filing of a bankruptcy petition by a co-venturer, or (iii) a willful violation or breach by a co-venturer of any of the covenants in the Omnitel Agreement. If the non-assignable option to purchase a defaulting co-venturer's Omnitel stock were triggered and the defaulting party refused to sell its Omnitel stock, thereby breaching the relevant provisions of the Omnitel Agreement, under Italian law, the Company may face difficulty in becoming the record owner of the Omnitel stock and could thus be forced to bring an action for damages against the co-venturer refusing to comply with such provisions.

     COVENANT NOT TO COMPETE. The co-venturers have agreed that, at all times during which they own Omnitel stock and for two years following the disposition to an unaffiliated third party thereof, they will not engage in the business of building, owning or operating a cellular mobile telephone network or providing mobile telecommunications services (a "Competing Business") in Italy without the consent of Olivetti and at least all but one of the other co-venturers, which consent is not to be unreasonably withheld; provided, however, that a co-venturer may own less than 10 percent of a Competing Business if the co-venturer is not represented on the board and has no active role in the management of the Competing Business. Each of the co-venturers and their affiliates may, however, engage in or possess an interest in any other business in Italy or any Competing Business outside of Italy.

THE OPI AGREEMENT

     Omnitel and Pronto Italia have entered into an agreement (the "OPI Agreement"), that contains provisions governing the relationship between them, including, but not limited to, provisions relating to the governance and financing of OPI.

     CAPITALIZATION. Each of Omnitel and Pronto Italia had originally committed to contribute, pro rata to its holdings, to the capital of OPI an aggregate total not exceeding 1,000 billion lire ($550 million) (the "Mandatory Capital Calls"). Such amount has been subsequently increased to 1,450 billion lire ($798 million). In the event that the capital requirements of OPI exceed the Mandatory Capital Calls, Omnitel and Pronto Italia are entitled to subscribe to such additional capital calls but are not obligated to do so.

     SHARE TRANSFERS. Omnitel and Pronto Italia have agreed for a period of five years from the award of the License to be bound by the restrictions on share transfers as required by the License terms. Each of Omnitel and Pronto Italia has undertaken not to transfer any of the shares it holds at any time in OPI except to another party to the OPI Agreement. To the extent that under the terms of the License or any applicable law, or regulation the sale of OPI shares is or becomes permitted only in part, the obligation not to transfer OPI shares shall terminate in the first instance in respect of the shares of Pronto Italia in OPI, and shall expire in respect of the shares held by Omnitel only when the amount of shares that can be transferred exceeds 30% of the capital of OPI. Prior to the grant of the License, the shareholders of Omnitel have offered in a letter to the MOC to collectively maintain at least 86% of the share ownership of Omnitel for the first five years of the License.

     MANAGEMENT OF OPI. The OPI board of directors includes the non-executive Chairman designated by Pronto Italia, the Managing Director and Chief Financial Officer designated by Omnitel and the Chief Technical Officer designated jointly by Bell Atlantic and AirTouch or in the event of their failure to reach agreement in such designation by OliMan. A decision of a Special Majority (which requires the favorable vote of at least one director designated by Pronto Italia) of the Board of Directors is required for the following matters, among others: (i) certain agreements between OPI and any subsidiary of its shareholders or any company in which any shareholder has a direct or indirect voting interest of 25% or more; (ii) adoption by OPI of annual budgets and business plans and material amendments thereto; (iii) investments by OPI in assets in excess in the aggregate of 5 billion lire ($2.8 million); (iv) incurrence by OPI of indebtedness (excluding ordinary bank loans) exceeding 5 billion lire ($2.8 million); (v) granting of loans exceeding 5 billion lire ($2.8 million) to any single party; and (vi) recommendations in respect of the distribution of dividends.

     COVENANTS NOT TO COMPETE. Omnitel and Pronto Italia have agreed that, at all times the OPI Agreement remains in effect and for two years following the termination thereof or until any party ceases to be a party whenever such event may occur, they nor any company directly or indirectly controlled by either of them, or any company which directly or indirectly controls either of them, will not involve themselves or itself, as the case may be, in any way, through participation in excess of 15%, or of 5% as regards quoted companies, in wireless activities in Italy (other than the supply of goods and services to cellular telephone systems) regarding cellular telephony systems which fall within the "object" of OPI. Each of Omnitel and Pronto Italia and their shareholders may, however, engage in any activity (with the exception of PCN services) to which the parties decide not to extend OPI's mission, if their engaging in such activity will not distract resources and commitment from the mission of OPI.

EMPLOYEES

     The Company has 15 full and part-time employees.

PROPERTIES

     The Company leases office space, which is adequate to meet its needs at present from one of its former affiliates, NTL, and is charged for its share of the rent by NTL.

LEGAL PROCEEDINGS

     OPI is engaged in ordinary legal disputes and court proceedings that have arisen in the course of its operations, none of which is expected to have a material adverse effect on its operations. OPI and TIM have each filed lawsuits in Italy against each other involving various competitive matters. See
"Business -- Government Regulation -- European Union Telecommunications Law." In addition, in a currently pending matter, TIM has claimed that OPI had not satisfied a requirement that its network cover at least 40% of the Italian territory at the time of the launch of its commercial services in December 1995, and OPI has counterclaimed seeking damages for TIM's delay in permitting national roaming.

                                   MANAGEMENT

     The directors and officers of the Company and their ages as of February 28, 1998, and positions with the Company are set forth below:

                   NAME                     AGE                         POSITION
William B. Ginsberg.......................  54    Chairman of the Board, President, Chief Executive
                                                  Officer and Director
J. Barclay Knapp..........................  41    Executive Vice President, Chief Operating Officer
                                                  and Director
Richard J. Lubasch........................  51    Senior Vice President-General Counsel, Treasurer and
                                                    Secretary
Gregg Gorelick............................  39    Vice President-Controller
Stanton N. Williams.......................  36    Vice President-Chief Financial Officer
Sidney R. Knafel..........................  67    Director
Del Mintz.................................  70    Director
Alan J. Patricof..........................  63    Director
Warren Potash.............................  66    Director

     WILLIAM B. GINSBERG has been President, Chief Executive Officer and a director of the Company from and prior to the Distribution. In April 1994, Mr. Ginsberg was appointed as Chairman of the Company. Mr. Ginsberg had also been President, Chief Executive Officer and a director of CCI since its founding in 1981 until its merger in August 1996 into a subsidiary of AirTouch Communications, Inc. (the "CCI Merger").

     J. BARCLAY KNAPP has been Executive Vice President, Chief Operating Officer and a director of the Company from and prior to the Distribution. Mr. Knapp was also Chief Financial Officer until March 1995. Mr. Knapp was a director and Executive Vice President, Chief Operating Officer and Chief Financial Officer of CCI until the CCI Merger. In addition, Mr. Knapp is a director, President, Chief Financial Officer and Chief Executive Officer of NTL and a director, President and Chief Operating Officer of CoreComm.

     RICHARD J. LUBASCH has been the Company's Vice President-General Counsel and Secretary from and prior to the Distribution. In April 1994, Mr. Lubasch was appointed Senior Vice President and Treasurer of the Company. Mr. Lubasch was Vice President-General Counsel and Secretary of CCI from July 1987 until the CCI Merger. Mr. Lubasch is Senior Vice President-General Counsel and Secretary of CoreComm and NTL.

     GREGG GORELICK has been the Company's Vice President-Controller from and prior to the Distribution. From 1981 to 1986 he was employed by Ernst & Whinney (now known as Ernst & Young LLP). Mr. Gorelick is a certified public accountant and was Vice President-Controller of CCI from 1986 until the CCI Merger. Mr. Gorelick also holds that position at NTL and CoreComm.

     STANTON N. WILLIAMS has been the Company's Vice President-Chief Financial Officer since March 1995. He had been the Director of Corporate Development for the Company from and prior to the Distribution, a title he currently holds at NTL and held at CCI, until the CCI Merger, and at CoreComm until he was appointed Vice President-Chief Financial Officer in 1997. Prior to joining CCI in 1989, Mr. Williams was employed by Arthur Andersen & Co's consulting division.

     SIDNEY R. KNAFEL, a director from and prior to the Distribution, has been Managing Partner of SRK Management Company, a private investment concern, since 1981. In addition, Mr. Knafel is Chairman of Insight Communications, Inc. and BioReliance Corporation. Mr. Knafel is also a director of General American Investors Company, Inc., IGENE Biotechnology, Inc., NTL, CoreComm and some privately owned companies.

     DEL MINTZ, a director of the Company from and prior to the Distribution, is President of Cleveland Mobile Tele Trak, Inc. and Cleveland Mobile Radio Sales, Inc. and Ohio Mobile Tele Trak, Inc., companies providing telephone answering and radio communications services to Cleveland and Columbus, respectively.

Mr. Mintz has held similar positions with the predecessor of these companies since June 1967. Mr. Mintz is President of several other companies, and was President and a principal stockholder of Cleveland Mobile Cellular Telephone, Inc. before such company was acquired by merger with CCI's predecessor in May 1985. Mr. Mintz is also a director of NTL, CoreComm and several privately owned companies.

     ALAN J. PATRICOF, a director from and prior to the Distribution, is Chairman of Patricof & Co. Ventures, Inc., a venture capital firm he founded in 1969. Mr. Patricof also serves as a director of NTL, CoreComm and other privately owned companies.

     WARREN POTASH has been a director from and prior to the Distribution. Mr. Potash retired in 1991 as President and Chief Executive Officer of the Radio Advertising Bureau, a trade association, a position he held since February 1989. Prior to that time and beginning in 1986, he was President of New Age Communications, Inc., a communications consultancy firm. Until his retirement in 1986, Mr. Potash was a Vice President of Capital Cities/ABC Broadcasting, Inc., a position he held since 1970. Mr. Potash is also a director of NTL and CoreComm.

          SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of the Common Stock, as of April 10, 1998, after giving retroactive effect to the 3-for-2 stock split by way of stock divided paid on April 14, 1998 by (i) each executive officer and director of the Company, (ii) stockholders holding 5% or more of the Company's Common Stock, and (iii) all directors and executive officers as a group.

                                                         SHARES
         EXECUTIVE OFFICERS, DIRECTORS AND            BENEFICIALLY      PERCENT OF
               PRINCIPAL STOCKHOLDERS                   OWNED(1)         CLASS(2)
William B. Ginsberg(3)..............................   1,016,419            5.92%
J. Barclay Knapp(4).................................     421,762            2.51
Richard J. Lubasch(5)...............................     154,908               *
Gregg Gorelick(6)...................................      60,658               *
Stanton N. Williams(7)..............................     147,450               *
Del Mintz(8)........................................     422,456            2.55
Sidney R. Knafel(9).................................     310,933            1.88
Alan J. Patricof(10)................................      72,177               *
Warren Potash(11)...................................      52,876               *
All directors and officers as a group (9 in
  number)...........................................   2,659,639           14.82
Massachusetts Financial
  Services Company(12)..............................   1,871,113           11.33
  500 Boylston Street
  Boston, MA 02116
HBK Investments L.P.(14)............................   1,057,800            6.41
HBK Finance L.P.(14)
  777 Main Street, Suite 2750
  Fort Worth, TX 76102
President and Fellows of
Harvard College(15).................................     905,325            5.48
  600 Atlantic Avenue
  Boston, MA 02210
T. Rowe Price Associates, Inc.(16)..................     855,300            5.18
  100 E. Pratt Street
  Baltimore, MD 21202

---------------
  *  Represents less than one percent.

 (1) Includes shares of Common Stock purchasable upon the exercise of options which are exercisable or become so in the next 60 days ("Presently Exercisable Options").

 (2) Includes Common Stock and Presently Exercisable Options.

 (3) Includes 21,750 shares of Common Stock owned by Mr. Ginsberg's wife, as to which shares Mr. Ginsberg disclaims beneficial ownership. Includes 656,673 shares of Common Stock subject to stock options granted pursuant to the Option Plan.

 (4) Includes 282,028 shares of Common Stock subject to stock options granted pursuant to the Option Plan.

 (5) Includes 187 shares of Common Stock owned by Mr. Lubasch as custodian for his child, as to which shares Mr. Lubasch disclaims beneficial ownership. Includes 111,784 shares of Common Stock subject to stock options granted pursuant to the Option Plan.

 (6) Includes 58,252 shares of Common Stock subject to stock options granted pursuant to the Option Plan.

 (7) Includes 111,000 shares of Common Stock subject to stock options granted pursuant to the Option Plan.

 (8) Includes 20,740 shares of Common Stock owned by Mr. Mintz's children or by Mr. Mintz's children as trustees for their children, 43 shares owned by Mr. Mintz's wife and 22,876 shares which were purchased by CBDM, Inc., a subchapter "S" Corporation that is owned by the children and grandchildren of Mr. Mintz. Mr. Mintz acts in an advisory capacity to the shareholders of CBDM, Inc.

     Mr. Mintz disclaims beneficial ownership of all of the shares referenced in this note. Includes 52,782 shares of Common Stock subject to stock options granted pursuant to the Director Plan and pursuant to certain stock option agreements not pursuant to the plan.

 (9) Includes 80,311 shares of Common Stock owned by a trust account for the benefit of a child of Mr. Knafel, as to which shares Mr. Knafel disclaims beneficial ownership. An additional 80,311 shares are owned by an adult child of Mr. Knafel, as to which shares Mr. Knafel disclaims beneficial ownership. Includes 52,782 shares of Common Stock subject to stock options granted pursuant to the Director Plan and pursuant to certain stock option agreements not pursuant to the plan.

(10) Includes 117 shares of Common Stock owned by Mr. Patricof's wife, 454 shares owned by, or in trust for the benefit of, Mr. Patricof's children as to which Mr. Patricof disclaims beneficial ownership. Includes 52,782 shares of Common Stock subject to stock options granted pursuant to the Director Plan and pursuant to certain stock option agreements not pursuant to the plan.

(11) Includes 52,782 shares of Common Stock subject to stock options granted pursuant to the Director Plan and pursuant to certain stock option agreements not pursuant to the plan.

(12) Based solely upon a Form 13-G, amendment No. 2, dated February 13, 1998, filed by Massachusetts Financial Services Company.

(13) Based solely upon a Form 13-D, dated March 2, 1998, filed by HBK Investments L.P. and HBK Finance LP.

(14) Based solely upon a Form 13-G, dated February 12, 1998, filed by President and Fellows of Harvard College.

(15) Based solely upon a Form 13-G, dated February 12, 1998, filed by T. Rowe Price Associates, Inc.

                            DESCRIPTION OF THE NOTES

GENERAL

     The New Notes offered hereby will be issued pursuant to an indenture (the "Indenture") dated as of March 18, 1998, by and between the Company and The Chase Manhattan Bank, as trustee (the "Trustee"). The terms of the New Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The New Notes are subject to all such terms, and Holders of New Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. The following summary of certain provisions of the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture, including the definitions therein of certain terms used below. The definitions of certain terms used in the following summary are set forth below under "Certain Definitions." As used in this "Description of the Notes," the term the "Company" means Cellular Communications International, Inc. exclusive of its subsidiaries.

     The New Notes will be senior unsecured obligations of the Company and will rank senior in right of payment to all future subordinated Indebtedness of the Company (including the Convertible Notes). The New Notes will rank pari passu and without any preference among themselves with all unsecured and unsubordinated obligations of the Company. However, because the Company is primarily a holding company with limited business operations of its own and no substantial assets other than the Equity Interests of its Subsidiaries and affiliated companies, the New Notes will be effectively subordinated to all existing and future Indebtedness of the Company's Subsidiaries and Minority Owned Affiliates. In addition, the New Notes will be effectively subordinated to any secured Indebtedness of the Company. See "Risk Factors -- Holding Company Structure; Minority Interests; Limitations on Access to Cash Flow."

     As of the date of this Prospectus, the Company has no Restricted Subsidiaries or Restricted Affiliates. The Company's current affiliated companies, including Omnitel and OPI, will not constitute Restricted Subsidiaries or Restricted Affiliates under the Indenture and, therefore, will not be subject to the restrictions set forth in the Indenture unless they are designated as Restricted Affiliates. Under certain circumstances, the Company will be able to designate current or future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to the restrictive covenants set forth in the Indenture. The Company and its Subsidiaries will be prohibited from incurring any Liens, other than Permitted Liens, on their direct interests in the Capital Stock of Omnitel.

     For each Old Note accepted for exchange, the holder of such Old Note will receive a New Note having a principal amount equal to that of the surrendered Old Note.

     All Old Notes and New Notes will be treated as a single class of securities under the Indenture.

PRINCIPAL, MATURITY AND INTEREST

     The New Notes will be limited in aggregate principal amount at maturity to EURO 235 million and will mature on April 1, 2005. The Old Notes were offered at a substantial discount from their principal amount at maturity. See "Certain United States Federal Income Tax Considerations." Until April 1, 2003, no interest will accrue, but the Accreted Value will accrete (representing the amortization of original issue discount) between the date of original issuance and April 1, 2003, on a semiannual bond equivalent basis using a 360-day year comprised of twelve 30-day months such that the Accreted Value shall be equal to the full principal amount of the Notes on April 1, 2003 (the "Full Accretion Date"). The initial Accreted Value per EURO 1,000 in principal amount of Notes will be EURO 624.55 (representing the original price at which the Old Notes were offered in the Offering). Beginning on April 1, 2003, interest on the New Notes will accrue at the rate of 9 1/2% per annum and will be payable in EUROs semiannually in arrears on October 1 and April 1, commencing on October 1, 2003, to Holders of record on the immediately preceding September 15 and March 15. If any date on which principal and interest shall be paid is not a Business Day, the payment due on such date shall be made on the next succeeding Business Day and interest shall not accrue to such Business Day. Holders of record on such record dates will become irrevocably entitled to receive accrued interest, in respect of the interest period during which such record date occurs as of the close of business on such record date. Interest on the Notes will accrue from the most recent date to which interest has been paid or duly provided for or, if no interest has been paid or duly provided for, from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Principal, premium, if any, and interest, if any, on the Notes will be payable in EUROs only by credit or transfer to a EURO account (or, prior to the introduction of the EURO at the third stage of European economic and monetary union, will be payable in ECU only by credit or transfer to an ECU account at the rate of one ECU for one EURO) located in the place of payment (outside the United States) specified by the relevant payee. Payments in a component currency of the EURO or ECU (if so determined as provided below) will be made in the chosen currency (as referred to below) either by check drawn on, or by transfer to an account specified by the payee with, a bank in the principal financial center of the country of the chosen currency. The New Notes will be issued in denominations of EURO 1,000 principal amount at maturity and integral multiples thereof.

     References in the New Notes and the Indenture to any business day, day-count fraction or other convention (whether for the calculation of interest, determination of payment dates or otherwise) shall, if different, with effect from the introduction of the EURO at the start of the third stage of European economic and monetary union, be deemed to be amended to comply with any conventions applicable to EURO-denominated obligations pursuant to applicable requirements of relevant monetary, stock exchange or other authorities, applicable EC and national laws and regulations and such market practices consistent therewith as the Trustee, in its discretion, shall determine to be applicable for such EURO-denominated obligations held in international clearing systems and the terms and conditions of the New Notes and the Indenture shall be amended accordingly. Notice of any such amendments shall be notified to the Holders of the New Notes.

     The New Notes will be payable both as to principal and interest (on presentation of such New Notes if in certificated form) at the offices or agencies of the Company maintained for such purpose within the City and State of New York and London, England and, so long as the New Notes are listed on the Luxembourg Stock Exchange, at the office of the paying agent maintained in Luxembourg or, at the option of the Company, payment of interest may be made by check mailed to the holders of the New Notes at their respective addresses set forth in the register of holders of New Notes or, if a holder so requests, by wire transfer of immediately available funds to an account previously specified in writing by such holder to the Company and the Trustee. Until otherwise designated by the Company, the Company's office or agency in New York and London, respectively, will be the offices of the Trustee maintained for such purpose. The Company has designated Banque Internationale a Luxembourg to act as paying agent in Luxembourg. Each of the New Notes will be payable on maturity April 1, 2005 at 100% of its principal amount and will be issued in registered form, without coupons, and in denominations of EURO 1,000, as applicable, and integral multiples thereof. Holders of New Notes who receive payment in any currency other than the EURO must make arrangements at their own expense.

OPTIONAL REDEMPTION

     The New Notes will not be redeemable at the Company's option prior to April 1, 2002. Thereafter, the New Notes will be redeemable by the Company, upon not less than 30 nor more than 60 days' notice, at a redemption price equal to the percentage of the Accreted Value set forth below if redeemed during the 12-month period beginning April 1 of the years indicated:

YEAR                                                          REDEMPTION PRICE
2002........................................................      104.750%
2003........................................................      103.167%
2004........................................................      101.583%
2005........................................................      100.000%

together, in the case of any redemption subsequent to the Full Accretion Date, with accrued and unpaid interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record dates to receive interest due on an interest payment date).

     If less than all of the New Notes issued under the Indenture are to be redeemed, the Trustee will select such New Notes or portions thereof to be redeemed pro rata, by lot or by any other method that the Trustee shall deem to be fair and reasonable.

     The Company shall have the right to purchase the New Notes in the open market or otherwise. Any New Notes so purchased may be resold at the Company's discretion if not surrendered to the Paying Agent for cancellation.

MANDATORY REDEMPTION

     Except as set forth below under "-- Repurchase at the Option of Holders," the Company is not required to make mandatory redemption or sinking fund payments with respect to the New Notes.

REPURCHASE AT THE OPTION OF HOLDERS

  Change of Control

     Upon the occurrence of a Change of Control, the Company will be required to make an offer to each Holder of New Notes to repurchase all or any part (equal to EURO 1,000 in principal amount at maturity or an integral multiple thereof) of such Holder's New Notes (a "Change of Control Offer") at an offer price in cash equal to 101% of the Accreted Value thereon as of the date of purchase, if any, in accordance with the procedures as set forth in the Indenture. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable to a Change of Control Offer.

     Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the New Notes to require that the Company repurchase or redeem the New Notes in the event of a takeover, recapitalization or similar restructuring. There can be no guarantee that the Company will have sufficient cash resources to honor its obligations in the event of a Change of Control.

     "Change of Control" means (i) the sale, lease, exchange or other transfer of all or substantially all of the assets of the Company to any "person" or "group" (within the meaning of Sections 13(d)(3) and 14(d)(2) of the Exchange Act or any successor provision to either of the foregoing, including any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(i) under the Exchange Act) other than a Wholly Owned Restricted Subsidiary of the Company or one or more Permitted Holders,
(ii) the merger or consolidation of the Company with or into another corporation or the merger of another corporation into the Company with the effect that either (A) immediately after such transaction any "person" or "group" (as so defined) shall have become the beneficial owner of securities of the surviving corporation of such merger or consolidation representing a majority of the combined voting power of the outstanding securities of the surviving corporation ordinarily having the right to vote in the election of directors or (B) the securities of the Company that are outstanding immediately prior to such transaction and which represent 100% of the combined voting power of the securities of the Company ordinarily having the right to vote in the election of directors are changed into or exchanged for cash, securities or property, unless pursuant to such transaction such securities are changed into or exchanged for, in addition to any other consideration, securities of the surviving corporation that represent immediately after such transaction, at least a majority of the combined voting power of the securities of the surviving corporation ordinarily having the right to vote in the election of directors, (iii) any "person" or "group" (as so defined) becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of more than 50 percent of the total voting power of all classes of the voting stock of the Company ordinarily having the right to vote in the election of directors calculated on a fully diluted basis or (iv) during any period of two consecutive years, individuals who at the beginning of such period constituted the Company's Board of Directors (together with any new directors whose election or appointment by such board or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Company's Board of Directors then in office; provided, that no Change of Control will be deemed to occur pursuant to this section if the New Notes have a rating of at least BBB- by S&P or a rating of at least Baa3 by Moody's for a period of at least 30 consecutive days, beginning on the date of such event (which period will be extended up to 90 additional days for as long as the rating of the New Notes are under publicly announced consideration for possible downgrading by the applicable rating agency).

  Asset Sales

     The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary of the Company, Restricted Affiliate or Restricted Subsidiary of a Restricted Affiliate to, engage in an Asset Sale unless (i) no Event of Default is existing or no Default or Event of Default would arise by virtue of such Asset Sale, (ii) the Company (or the applicable Restricted Subsidiary or Restricted Affiliate, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value (evidenced by (x) a resolution of the Board of Directors so long as the Company is a publicly-traded entity or (y) an opinion as to the fairness of the transaction from a financial point of view by an investment banking firm of national standing if the Company is not a publicly-traded entity) of the assets sold or otherwise disposed of and (iii) at least 85% of the consideration therefor received by the Company or such Restricted Subsidiary or Restricted Affiliate is in the form of cash or readily marketable cash equivalents; provided, however, that the amount of (A) any liabilities of the Company, any Restricted Subsidiary or Restricted Affiliate as shown on the Company's or such Restricted Subsidiary's or Restricted Affiliate's most recent balance sheet or in the notes thereto that are assumed by the transferee of any such asset sale and (B) any notes or other obligations received by the Company or such Restricted Subsidiary or Restricted Affiliate from such transferee that are immediately converted or are converted within 60 days by the Company or such Restricted Subsidiary or Restricted Affiliate into cash (to the extent of the cash received), shall be deemed to be cash for purposes of this paragraph. The foregoing shall not apply to a sale or other transfer of any direct interest in OPI which is prohibited in all instances.

     Any Net Proceeds from an Asset Sale that are not applied within 12 months after such Asset Sale to make a Permitted Investment (other than an Investment in Cash Equivalents) will be deemed to constitute "Excess Proceeds." Pending final application of any Net Proceeds of an Asset Sale to a Permitted Investment (other than Cash Equivalents) or to an Asset Sale Offer, such Net Proceeds may only be invested in Cash Equivalents. When the aggregate amount of Excess Proceeds exceeds $5 million and upon completion of the Asset Sale Offer required under the indenture governing the Original Notes, the Company will be required to make an offer to all Holders of New Notes (an "Asset Sale Offer") to purchase the maximum principal amount of New Notes that may be purchased out of the Excess Proceeds, at an offer price in cash equal to 100% of the Accreted Value thereof as of the date of purchase, in accordance with the procedures set forth in the Indenture. To the extent that the aggregate Accreted Value of New Notes tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds to be applied to purchase New Notes, the Company may use any remaining Excess Proceeds for any purpose permitted by the other provisions of the Indenture. If the aggregate Accreted Value of New Notes surrendered by Holders thereof exceeds the amount of Excess Proceeds, the Trustee will select the New Notes to be purchased on a pro rata basis with appropriate adjustments so that only New Notes in authorized denominations will be purchased. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable to an Asset Sale Offer.

     The Indenture also provides that, notwithstanding the foregoing, to the extent that the Company or any of its Restricted Subsidiaries or Restricted Affiliates receives securities or other noncash property or assets as proceeds of an Asset Sale (which proceeds shall not exceed 25% of the total initial consideration), such securities and other noncash proceeds will not be treated as Net Proceeds of an Asset Sale unless and until the Company receives cash or Cash Equivalents from a sale, repayment, exchange, redemption or retirement of, or extraordinary dividend or return of capital on, such securities or other noncash property and then will be treated as Net Proceeds only to the extent of the cash or Cash Equivalents received.

     In the event of a repurchase or redemption as described above, notice of such redemption shall be made in accordance with the procedures specified in "General Listing Information -- Notices."

     One Business Day prior to a repurchase or redemption date, the Company shall deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption price of and accrued interest on all New Notes to be redeemed on that date. The Trustee or the Paying Agent shall promptly return to the Company any money deposited with the Trustee or the Paying Agent by the Company in excess of the amounts necessary to pay the redemption price of, and accrued interest on all New Notes to be redeemed. If a New Note is redeemed on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest shall be paid to the Person in whose name such New Note was registered at the close of business on such record date.

CERTAIN COVENANTS

  Restricted Payments

     The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary of the Company, Restricted Affiliate or Restricted Subsidiary of a Restricted Affiliate to, directly or indirectly: (i) declare or pay any dividend or make any distribution on account of the Equity Interests of the Company; (ii) purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company; (iii) voluntarily purchase, redeem or otherwise acquire or retire for value, prior to any scheduled maturity or prior to any scheduled repayment or sinking fund payment, as the case may be, in respect of any Indebtedness of the Company that by its terms is contractually subordinated in any respect in right of payment to the prior payment of the New Notes; or
(iv) make any Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as "Restricted Payments") unless, at the time of such Restricted Payment, and after giving effect thereto:

          (a) no Default or Event of Default shall have occurred and be continuing; and

          (b) after giving effect to such Restricted Payment on a pro forma basis, the aggregate amount of all Restricted Payments made on or after the date of the Indenture shall not exceed the sum of (1) 50% of the Consolidated Net Income (or, in the case of a Consolidated Net Loss, 100% of such deficit) of the Company for the period (taken as one accounting period) from January 1, 1998 to the last day of the last fiscal quarter preceding the date of the proposed Restricted Payment, plus (2) the aggregate net proceeds, including the fair market value of property other than cash (as determined by the Board of Directors, whose good faith determination shall be conclusive and evidenced by a board resolution filed), received by the Company from the issuance and sale (other than to a Restricted Subsidiary of the Company, a Restricted Affiliate or a Restricted Subsidiary of an Affiliate) on or after date of the Indenture of shares of its Capital Stock (other than Disqualified Stock) (and any other of its securities convertible into or exchangeable for Capital Stock, upon such conversion or exchange), or any options, warrants or other rights to purchase such Capital Stock (other than Disqualified Stock), plus (3) the aggregate net proceeds, including the fair market value of property other than cash (as determined by the Board of Directors, whose good faith determination shall be conclusive and evidenced by a board resolution), received by the Company from the issuance or sale (other than to a Restricted Subsidiary of the Company, a Restricted Affiliate or a Restricted Subsidiary of an Affiliate) on or after the date of the Indenture of any Capital Stock of the Company (other than Disqualified Stock), of any options, warrants or other rights to purchase such Capital Stock (other than Disqualified Stock), upon the conversion of, or exchange for Indebtedness of the Company or a Restricted Subsidiary, a Restricted Affiliate or a Restricted Subsidiary of a Restricted Affiliate.

     The foregoing provisions will not prohibit (a) the redemption, repurchase, retirement or other acquisition for value of any Equity Interests or Subordinated Indebtedness of the Company in exchange for, or out of (x) the net cash proceeds of the sale (other than to a Subsidiary of the Company) of other Equity Interests of the Company (other than any Disqualified Stock), (y) the net cash proceeds of the sale (other than to a Subsidiary of the Company) of Subordinated Indebtedness other than the Convertible Notes or (z) $33 million;
(b) the defeasance, redemption or repurchase of any subordinated Indebtedness (in whole or in part) with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness; (c) the distribution of noncash assets provided that the fair market equity value of all such distributions immediately upon distribution, as determined by an investment banking firm of national standing, shall not exceed $20 million, provided that any such distribution shall not include the Company's direct ownership interests in Omnitel; and (e) Permitted Investments.

     Not later than the date of making any Restricted Payment (other than an Investment in Cash Equivalents), the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which its calculations were computed.

  Incurrence of Indebtedness and Issuance of Disqualified Stock

     The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary of the Company, Restricted Affiliate or Restricted Subsidiary of a Restricted Affiliate to, directly or indirectly, create, incur, issue, assume, guaranty or otherwise become directly or indirectly liable with respect to (collectively, "incur") any Indebtedness (including Acquired Debt) and that the Company will not issue any Disqualified Stock and will not permit any Restricted Subsidiary of the Company, Restricted Affiliate or Restricted Subsidiary of a Restricted Affiliate to issue any shares of preferred stock; provided, however, that the Company may incur Indebtedness (including Acquired
Debt), or issue shares of Disqualified Stock, if: (i) the Company's Consolidated Debt to Consolidated Cash Flow Ratio is less than 6.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock had been issued, as the case may be, at the beginning of the applicable four-quarter period; or (ii) the Company's Consolidated Debt does not exceed 30% of the Company's Total Market Capitalization, calculated as of the date of incurrence or issuance and on a pro forma basis after giving effect to such incurrence or issuance (including a pro forma application of the net proceeds therefrom).

     The provisions of the foregoing paragraph will not apply to (a) Existing Indebtedness; (b) commitments existing as of the date of the Indenture by the Company and its Subsidiaries relating to capital contributions to Omnitel or OPI (including the funding commitments under OPI's performance bond); (c) the New Notes; (d) the Convertible Notes; (e) intercompany Indebtedness between or among the Company and a Wholly Owned Restricted Subsidiary of the Company to the extent permitted by the other provisions of the Indenture; (f) the incurrence by the Company, a Restricted Subsidiary of the Company, a Restricted Affiliate or a Restricted Subsidiary of a Restricted Affiliate of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, redeem, defease or refund other Indebtedness of the Company, a Restricted Subsidiary of the Company, a Restricted Affiliate or a Restricted Subsidiary of a Restricted Affiliate; (g) the incurrence by a Restricted Subsidiary of the Company, a Restricted Affiliate or a Restricted Subsidiary of a Restricted Affiliate of Project Financing, provided that no single Restricted Subsidiary (together with its consolidated Restricted Subsidiaries and its Restricted Affiliates) and no single Restricted Affiliate (together with its consolidated Restricted Subsidiaries and its Restricted Affiliates), pro forma for such incurrence and the application of the net proceeds therefrom, may, on the date of such incurrence, have an aggregate principal amount of Project Financing outstanding, determined without duplication, that exceeds the greater of (1) 5.0x the Consolidated Cash Flow of such Restricted Subsidiary or Restricted Affiliate for the most recently completed four full fiscal quarters for which internal financial statements are available as of the date of such incurrence (calculated on a pro forma basis as if such Project Financing had been incurred and the proceeds therefrom applied at the beginning of the applicable four-quarter period) or (2) 200% of the Consolidated Invested Equity Capital of such Restricted Subsidiary or Restricted Affiliate at such time; (h) the incurrence by the Company of Subordinated Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any one time outstanding (with each issue measured as of the date of its incurrence and without giving effect to subsequent accretion) not to exceed $20 million (or the equivalent amount in one or more foreign currencies); (i) Guarantees by the Company or a Restricted Subsidiary of the Company of up to $10 million in principal amount of Project Financing of the Company's Restricted Subsidiaries, Restricted Affiliates or Restricted Subsidiaries of its Restricted Affiliates at any one time outstanding and related accrued interest; (j) to the extent an Investment is permitted to be made by the Company or a Restricted Subsidiary of the Company, Restricted Affiliate or Restricted Subsidiary of a Restricted Affiliate under "Restricted Payments," Guarantees by the Company or such Restricted Subsidiary of the Company, Restricted Affiliate or Restricted Subsidiary of a Restricted Affiliate of its obligation to make such Investment;
(k) the incurrence by the Company of additional Subordinated Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any one time outstanding (with each issue measured at the date of its incurrence and without giving affect to subsequent accretion) not to exceed two times the amount (or the equivalent amount in one or more foreign currencies) of Equity Offering Proceeds that have been received by the Company since the date of the Indenture and not used to fund Restricted Payments; (l) Non-Recourse Pledges in connection with Project Financings; (m) Hedging Obligations so long as such obligations relate to, and do not have a notional amount greater than, obligations permitted hereunder in respect of Indebtedness or commitments to make Investments; (n) any Indebtedness outstanding from time to time under a Credit Facility; provided, the aggregate amount of such Indebtedness outstanding at any one time shall not exceed $25 million; (o) Purchase Money Debt, provided the aggregate amount of such Indebtedness outstanding at any time shall not exceed $25 million; (p) additional Indebtedness of the Company or its Restricted Subsidiaries, Restricted Affiliates or Restricted Subsidiaries of Restricted Affiliates, in an aggregate principal amount (or accreted value, as applicable) not to exceed $20 million at any one time outstanding; (q) additional Indebtedness (other than Subordinated Indebtedness) of the Company or its Restricted Subsidiaries, Restricted Affiliates or Restricted Subsidiaries of Restricted Affiliates, in an aggregate principal amount (or accreted value, as applicable) not to exceed the excess, if any, of (1) the amount of Implied POP Senior Indebtedness less (2) $240 million; and (r) additional Subordinated Indebtedness in an aggregate principal amount (or accreted value, as applicable) not to exceed the excess, if any, of (1) the amount of Implied POP Subordinated Indebtedness less (2) $75 million.

  Liens

     The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary of the Company, Restricted Affiliate or Restricted Subsidiary of a Restricted Affiliate to, directly or indirectly, create, incur, assume or otherwise cause or suffer to exist any Lien of any kind (other than Permitted Liens) upon any property or assets, now owned or hereafter acquired, of the Company or any such Restricted Subsidiary or Restricted Affiliate, or upon any income or profits therefrom or assign or convey any right to receive income therefrom securing any Indebtedness unless the New Notes are secured equally and ratably; provided that the Company shall not incur any Lien on its direct interest in Omnitel. The foregoing restrictions will not apply to Permitted Liens.

  Limitation on Sale/ Leaseback Transactions

     The Company will not, and will not permit any Restricted Subsidiary of the Company, Restricted Affiliate or Restricted Subsidiary of a Restricted Affiliate to, enter into any Sale/Leaseback Transaction with respect to any property unless (i) the Company or such Restricted Subsidiary or Restricted Affiliate would be entitled to (A) incur Indebtedness in an amount equal to the Attributable Debt with respect to such Sale/Leaseback Transaction pursuant to the covenant described under "Incurrence on Indebtedness and Issuance of Disqualified Stock" and (B) create a Lien on such property securing such Attributable Debt pursuant to the covenant described under "Liens," and (ii) the transfer of such property is permitted by, and the Company or such Restricted Subsidiary or Restricted Affiliate applies the proceeds of such transaction in compliance with, the covenant described under "Asset Sales."

  Dividend and Other Payment Restrictions Affecting Subsidiaries

     The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary of the Company, Restricted Affiliate or Restricted Subsidiary of a Restricted Affiliate to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary or Restricted Affiliate to (a)(i) pay dividends or make any other distributions to the Company or any Restricted Subsidiary of the Company, Restricted Affiliate or Restricted Subsidiary of a Restricted Affiliate (A) on its Capital Stock or (B) with respect to any other interest or participation in, or measured by, its profits, or (ii) pay any Indebtedness owed to the Company or any Restricted Subsidiary of the Company, Restricted Affiliate or Restricted Subsidiary of a Restricted Affiliate (b) make loans or advances to the Company or any Restricted Subsidiary of the Company, Restricted Affiliate or Restricted Subsidiary of a Restricted Affiliate or (c) sell, lease or transfer any of its properties or assets to the Company or any Restricted Subsidiary of the Company, Restricted Affiliate or Restricted Subsidiary of a Restricted Affiliate, except for such encumbrances or restrictions existing under or by reason of (i) Existing Indebtedness as in effect on the date of the Indenture, (ii) the Indenture and the New Notes, (iii) applicable law, (iv) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any Restricted Subsidiary of the Company, Restricted Affiliate or Restricted Subsidiary of a Restricted Affiliate as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred or Capital Stock issued in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to the Company or any Restricted Subsidiary of the Company, Restricted Affiliate or Restricted Subsidiary of the Affiliate, or the properties or assets of any Person, other than the Person, or the property or assets of the Person so acquired, provided that the Consolidated Cash Flow of such Person is not taken into account in determining whether such acquisition was permitted by the terms of the Indenture, (v) any Credit Facility permitted under clause (n) "Incurrence of Indebtedness and Issuance of Disqualified Stock"; provided, that, with respect to this clause (v), either (x) at or prior to the time of incurrence of such Indebtedness, the Company receives from a commercial bank or nationally recognized investment banking firm (which bank or firm may be a lender or agent for lenders, or an underwriter, placement agent or financial advisor, under or in respect of such Indebtedness) a letter or opinion to the effect that the restrictions contained in the agreement or instrument governing such Indebtedness are reasonable and customary under the circumstances and are consistent with those provided in prevailing market conditions at the time for similar financings by borrowers of similar credit quality or (y) at or prior to the time of incurrence of such Indebtedness, the Board of Directors of the Company determines in good faith that, based upon one or more proposals from a commercial bank or nationally recognized investment banking firm (other than a bank or firm that is a lender or agent for lenders, or an underwriter, placement agent or financial advisor, under or in respect of such Indebtedness), the restrictions contained in the agreement or instrument governing such Indebtedness are consistent with those provided in prevailing market conditions at the time of similar financings; or (v) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive than those contained in the agreements governing the Indebtedness being refinanced. A bank or firm referred to in clause (vi) of the preceding sentence shall under no circumstances be responsible or liable to the Holders, the Trustee, the Company or any other Person, and is hereby released and absolved of all such responsibility and liability, insofar as the same would otherwise arise out of or in connection with the execution and delivery of the letter of opinion referred to therein.

  Merger, Consolidation or Sale of Assets

     The Indenture provides that the Company may not consolidate or merge with or into another corporation, Person or entity (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, unless (i) the Company is the surviving corporation or the entity or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which a sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the entity or Person formed by or surviving any such consolidation or merger (if other than the Company) or the entity or Person to which a sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Company pursuant to the Registration Rights Agreement, the Indenture, and the New Notes; (iii) immediately after such transaction no Default or Event of Default exists; and
(iv) the Company or any entity or Person formed by or surviving any such consolidation or merger, or to which a sale, assignment, transfer, lease, conveyance or other disposition shall have been made (A) will have Consolidated Net Worth (immediately after the transaction but prior to any purchase accounting adjustments resulting from the transaction which increases Consolidated Net Worth) equal to or greater than the Consolidated Net Worth of the Company immediately preceding the transaction and (B) would, at the time of such transaction and after giving pro forma effect thereto (as if such transaction had occurred at the beginning of the most recently ended four-quarter period for which internal financial statements are available immediately preceding the date of such transaction, for purposes of calculating the Consolidated Debt to Consolidated Cash Flow Ratio, and as if such transaction had occurred as of such date for purposes of calculating Consolidated Debt as a percentage of Total Market Capitalization), be permitted to incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of the covenant entitled "Incurrence of Indebtedness and Issuance of Disqualified Stock."

     The foregoing paragraph includes a phrase relating to the sale, assignment, lease, transfer, conveyance or other disposition of "all or substantially all" of the properties or assets of the Company. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law.

  Transactions with Affiliates

     The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary of the Company, Restricted Affiliate or Restricted Subsidiary of a Restricted Affiliate to, sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or amend any contract, agreement, understanding, loan, advance or Guarantee with, or for the benefit of, any Affiliate of the Company (each of the foregoing, an "Affiliate Transaction"), unless (a) such Affiliate Transaction is on terms that are fair and reasonable to the Company or the relevant Restricted Subsidiary or Restricted Affiliate and (b) the Company delivers to the Trustee (i) with respect to any Affiliate Transaction involving aggregate payments in excess of $5 million, a resolution of the Board of Directors set forth in an Officers' Certificate to the effect that such Affiliate Transaction complies with clause (a) above and that such Affiliate Transaction has been approved by a majority of the members of the Board of Directors disinterested with respect to such transaction and (ii) with respect to any Affiliate Transaction involving aggregate payments in excess of $10 million, an opinion as to the fairness to the Company or such Restricted Subsidiary or Restricted Affiliate from a financial point of view issued by an investment banking firm of national standing together with an Officers' Certificate to the effect that such opinion complies with this clause (ii); provided, however, that (i) a Permitted Investment in a joint venture in which none of the other participants in the joint venture is an Affiliate of the Company shall be deemed not to be an Affiliate Transaction; (ii) the procurement of management services from NTL in the manner and on the terms set forth under "Management" shall be deemed not to be an Affiliate Transaction; and (iii) joint ventures in a Related Business with NTL or CoreComm in which the Company's interest is directly proportionate to its debt and equity contributions shall require the approval of a majority of the Board of Directors (rather than of the disinterested members thereof).

     The foregoing restrictions shall not apply to (i) reasonable fees and compensation paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Company or any Subsidiary of the Company as determined in good faith by the Company's Board of Directors; (ii) transactions exclusively between or among the Company and any of its Restricted Subsidiaries, Restricted Affiliates or Restricted Subsidiaries of Restricted Affiliates or exclusively between or among such entities, provided such transactions are not otherwise prohibited by the Indenture; (iii) any agreements as in effect as of the issue date of the New Notes or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) in any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the Holders in any material respect than the original agreement as in effect on the Issue Date, in each case including any actions by the Company that are required to comply with such agreements; (v) Restricted Payments permitted by the Indenture; (vi) any Permitted Investment; (vii) transactions permitted by, and complying with, the provisions of the covenant described under "Merger, Consolidation or Sale of Assets"; (viii) any payment, issuance of securities or other payments, awards or grants, in cash or otherwise, pursuant to, or the funding of, employment arrangements and plans approved by the Board of Directors of the Company; (ix) the grant of stock options or similar rights to employees and directors of the Company and its Subsidiaries pursuant to plans and employment contracts approved by the Board of Directors of the Company; or (x) loans or advances to officers, directors or employees of the Company or its Restricted Subsidiaries, not in excess of $5 million at any one time outstanding.

  Limitations on Lines of Business

     The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary of the Company, Restricted Affiliate or Restricted Subsidiary of a Restricted Affiliate to, directly or indirectly engage in any line or lines of business other than a Related Business.

  Designation of Restricted Subsidiary as Unrestricted Subsidiary and Restricted Affiliate as Unrestricted Affiliate; Redesignation of Unrestricted Subsidiary as Restricted Subsidiary and Unrestricted Affiliate as Restricted Affiliate

     The Indenture provides that the Board of Directors may designate a Restricted Subsidiary of the Company or of a Restricted Affiliate to be an Unrestricted Subsidiary and may designate a Restricted Affiliate to be an Unrestricted Affiliate if no Default or Event of Default shall have occurred and be continuing, and if, after giving pro forma effect to such designation, the Company would have been permitted to make at least $1.00 of additional Investments pursuant to clause (f) of the definition of Permitted Investments. Upon the designation of any Restricted Subsidiary as an Unrestricted Subsidiary, or the designation of any Restricted Affiliate as an Unrestricted Affiliate, all previous Investments by the Company and the Company's Pro Rata Portion of any Investments by any of its Restricted Subsidiaries or Restricted Affiliates in such Restricted Subsidiary or Restricted Affiliate (in all other cases) will be deemed to constitute an Investment made on the date of such designation in an Unrestricted Subsidiary or Unrestricted Affiliate, as applicable, in an amount equal to the greatest of (x) the aggregate original fair market value of such Investments (or the Company's Pro Rata Portion thereof, as applicable) as determined in good faith by the Company's Board of Directors, (y) the net book value of such Investments at the time of such designation (or the Company's Pro Rata Portion thereof, as applicable), and (z) the fair market value of such Investments at the time of such designation (or the Company's Pro Rata Portion thereof, as applicable) as determined in good faith by the Company's Board of Directors. Such designation will only be permitted if such Investment (or the Company's Pro Rata Portion thereof, as applicable) would be permitted at such time by the terms of the covenant entitled "Restricted Payments" and if such Restricted Subsidiary or Restricted Affiliate otherwise meets the definition of an Unrestricted Subsidiary or an Unrestricted Affiliate, as applicable, and has no Indebtedness other than Non-Recourse Debt with respect to the Company and its Restricted Subsidiaries, its Restricted Affiliates and Restricted Subsidiaries of Restricted Affiliates.

     The Indenture also provides that the Board of Directors may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary and may designate any Unrestricted Affiliate to be a Restricted Affiliate; provided, that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary or Restricted Affiliate, as applicable, of all outstanding Indebtedness of such Unrestricted Subsidiary or Unrestricted Affiliate, as applicable, and such designation shall only be permitted if (1) no Default or Event of Default shall have occurred and be continuing, (2) immediately after giving pro forma effect to such designation, all Indebtedness of the Subsidiary or Affiliate so designated would be permitted under the covenant described above under the caption "Incurrence of Indebtedness and Issuance of Disqualified Stock" if it were incurred by a Restricted Subsidiary or Restricted Affiliate, as applicable, on the date of designation and (3) such designation does not and will not result in the creation of any Lien on any asset of the Company or any of its Restricted Subsidiaries (including the Subsidiary so designated), except Liens permitted by the Indenture to be incurred.

  Limitation on Status as Investment Company

     The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary of the Company, Restricted Affiliate or Restricted Subsidiary of a Restricted Affiliate to, conduct its business in a fashion that would cause it to be required to register as an "investment company" (as that term is defined in the Investment Company Act of 1940, as amended), or otherwise become subject to regulation under the Investment Company Act of 1940.

  Reports

     The Indenture provides that, whether or not required by the rules and regulations of the Commission, so long as any New Notes are outstanding, the Company will furnish to the Holders of New Notes (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" of the Company and, with respect to the annual information only, a report thereof by the Company's certified independent accountants, (ii) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports and
(iii) any other information that the Company would be required to disclose pursuant to Section 13 or 15 of the Exchange Act if the Company were required to disclose such information. In addition, following the consummation of the exchange offer contemplated by the Registration Rights Agreement, whether or not required by the rules and regulations of the Commission, the Company will file a copy of all such information and reports with the Commission for public availability (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request.

EVENTS OF DEFAULT AND REMEDIES

     The Indenture provides that each of the following constitutes an Event of
Default: (i) default in payment when due of the principal or Accreted Value (as applicable) of the New Notes, at maturity, upon acceleration, repurchase or otherwise; (ii) the failure to pay interest on the New Notes when the same becomes due and payable and the default continues for a period of 30 days; (iii) failure by the Company or any Restricted Subsidiary of the Company, Restricted Affiliate or Restricted Subsidiary of a Restricted Affiliate to comply for 30 days after notice with any of their obligations described under the captions "Change of Control," "Asset Sales," "Restricted Payments" or "Incurrence of Indebtedness and Issuance of Disqualified Stock"; (iv) failure by the Company or any Restricted Subsidiary of the Company, Restricted Affiliate or Restricted Subsidiary of a Restricted Affiliate for 60 days after notice to comply with any of its other agreements in the Indenture or the New Notes; (v) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any Restricted Subsidiary of the Company, Restricted Affiliate or Restricted Subsidiary of a Restricted Affiliate or Omnitel or OPI whether such Indebtedness or Guarantee now exists or is created after the date of the Indenture, which default (a) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness (a "Payment Default") or (b) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $5 million or more (or, in the case of Omnitel or OPI, $25 million or more); (vi) failure by the Company or any Restricted Subsidiary of the Company, Restricted Affiliate or Restricted Subsidiary of a Restricted Affiliate or Omnitel or OPI to pay final judgments of a court of competent jurisdiction aggregating in excess of $5 million (or, in the case of Omnitel or OPI, $25 million), which judgments are not paid, discharged or stayed for a period of 60 days; and (vii) certain events of bankruptcy or insolvency with respect to the Company or any of its Significant Subsidiaries or Omnitel or OPI; (viii) revocation of the License or a governmental action that has the effect of preventing OPI from conducting material operations for a period in excess of 180 continuous days.

     If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding New Notes may declare all the New Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Company, all outstanding New Notes will become due and payable without further action or notice. Except as provided below in the following paragraph, in the event of any such acceleration of New Notes, the Company will become obligated to pay the Accreted Value of the New Notes immediately. Holders of the New Notes may not enforce the Indenture or the New Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding New Notes may direct the Trustee in its exercise of any trust or power.

     In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding the prohibition on redemption of the New Notes prior to the fourth anniversary of the Offering, then the premium specified in the Indenture as to a redemption for the year after the third anniversary of the Offering shall also become immediately due and payable to the extent permitted by law upon the acceleration of the New Notes.

     The Holders of a majority in principal amount of the New Notes then outstanding may, by notice to the Trustee, on behalf of the Holders of all of the New Notes outstanding, waive any existing Default or Event of Default and its consequences under the Indenture except a Default or Event of Default relating to the payment of principal of the New Notes (which would be required to be unanimous).

     The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required upon becoming aware of any Default or Event of Default to deliver to the Trustee a statement specifying such Default or Event of Default.

  No Personal Liability of Directors, Officers, Employees and Stockholders

     No director, officer, employee, incorporator or stockholder of the Company, as such, will have any liability for any obligations of the Company under the New Notes or the Indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of New Notes by accepting a Senior Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the New Notes.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

     The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the Indenture and the outstanding New Notes ("Legal Defeasance") except for (i) the rights of Holders of outstanding New Notes to receive payments in respect of the principal of and premium, if any, on such New Notes when such payments are due, from the funds held by the Trustee in the trust referred to below, (ii) the Company's obligations with respect to the New Notes concerning issuing temporary New Notes, registration of New Notes, mutilated, destroyed, lost or stolen New Notes and the maintenance of an office or agency for payment and money for security payments held in trust,
(iii) the rights, powers, trusts, duties and immunities of the Trustee, and the Company's obligations in connection therewith and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the New Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, reorganization and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the New Notes.

     In order to exercise either Legal Defeasance or Covenant Defeasance which shall not be effective until at least 91 days after the deposit referred to in clause (i) of this sentence, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the New Notes, cash in U.S. dollars, British pounds, Italian lira or German marks, the ECU, the EURO, non-callable Government New Notes, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of the outstanding New Notes on the stated maturity of the outstanding New Notes or upon earlier redemption; (ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the outstanding New Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders of the outstanding New Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as Defaults or Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound; (vi) the Company shall have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; (vii) the Company shall have delivered to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of New Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; (viii) the Company shall have delivered to the Trustee an opinion of counsel to the effect that the resulting trust will not be an "investment company" (as that term is defined in the Investment Company Act of 1940, as amended), unless such trust is qualified under the Investment Company Act of 1940 or exempt from regulation thereunder; and (ix) the Company shall have delivered to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

TRANSFER AND EXCHANGE

     A holder may transfer or exchange New Notes in accordance with procedures described in "Description of the Notes -- Custody, Clearance and Settlement." The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Senior Note accepted for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

     The registered Holder of a Senior Note will be treated as the owner of it for all purposes.

EXCHANGE OFFER; REGISTRATION RIGHTS

     The Company and the Initial Purchasers entered into the Registration Rights Agreement on March 18, 1998. Pursuant to the Registration Rights Agreement, the Company agreed to file with the Commission within 90 days a registration statement, including a prospectus (the "Exchange Offer Registration Statement") on the appropriate form under the Securities Act with respect to an offer to exchange each of the Old Notes for the Notes. The New Notes are expected to be listed on the Luxembourg Stock Exchange. The prospectus and any other information in connection with the Exchange Offer will be made available at the office of the Luxembourg Agent. The New Notes will continue to be settled through the book-entry facilities of the Euroclear Operator and Cedel, with a new Common Code to be specified later. Upon the effectiveness of the Exchange Offer Registration Statement, the Company will offer to the Holders of Transfer Restricted Securities pursuant to the Exchange Offer who are able to make certain representations the opportunity to exchange their Transfer Restricted Securities for New Notes. If (i) the Company is not required to file the Exchange Offer Registration Statement or permitted to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or Commission policy or (ii) any holder of Transfer Restricted Securities notifies the Company prior to the 20th day following consummation of the Exchange Offer that (A) it is prohibited by law or Commission policy from participating in the Exchange Offer or (B) that it may not resell the New Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales or (C) that it is a broker-dealer and owns Old Notes acquired directly from the Company or an affiliate of the Company, the Company will file with the Commission a Shelf Registration Statement to cover resales of the Old Notes by the Holders thereof who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement. The Company will use its best efforts to cause the applicable registration statement to be declared effective as promptly as possible by the Commission. For purposes of the foregoing, "Transfer Restricted Securities" means each Old Note until (i) the date on which such Old Note has been exchanged by a person other than a broker-dealer for a New Note in the Exchange Offer, (ii) following the exchange by a broker-dealer in the Exchange Offer of an Old Note for a New Note, the date on which such New
Note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in the Exchange Offer Registration Statement, (iii) the date on which such Old Note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement or (iv) the date on which such Old Note is distributed to the public pursuant to Rule 144 under the Act.

     The Registration Rights Agreement provides that (i) the Company will file an Exchange Offer Registration Statement with the Commission on or prior to 90 days after the Closing Date, (ii) the Company will use its best efforts to have the Exchange Offer Registration Statement declared effective by the Commission on or prior to 150 days after the Closing Date, (iii) unless the Exchange Offer would not be permitted by applicable law or Commission policy, the Company will commence the Exchange Offer and use its best efforts to issue on or prior to 30 business days after the date on which the Exchange Offer Registration Statement was declared effective by the Commission, New Notes in exchange for all Old Notes validly tendered prior thereto in the Exchange Offer and (iv) if obligated to file the Shelf Registration Statement, the Company will use its best efforts to file the Shelf Registration Statement with the Commission on or prior to 90 days after such filing obligation arises and to cause the Shelf Registration to be declared effective by the Commission on or prior to 150 days after such obligation arises. If (a) the Company fails to file any of the Registration Statements required by the Registration Rights Agreement on or before the date specified for such filing, (b) any of such Registration Statements is not declared effective by the Commission on or prior to the date specified for such effectiveness (the "Effectiveness Target Date"), or (c) the Company fails to consummate the Exchange Offer within 30 business days of the Effectiveness Target Date with respect to the Exchange Offer Registration Statement, or (d) the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted Securities during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (a) through (d) above a "Registration Default"), then the Company will pay Liquidated Damages to each Holder of Old Notes as follows: the per annum interest rate on the Old Notes will increase by 50 basis points, and the per annum interest rate will increase by an additional 25 basis points for each subsequent 90-day period during which the Registration Default remains uncured, up to a maximum additional interest rate of 200 basis points per annum in excess of the interest rate on the cover of this Prospectus. Notice of any increase in interest rates, as well as any notice relating to the Exchange, will be made in accordance with the procedures described under "General Listing Information Notices." All accrued Liquidated Damages will be paid by the Company on each Damages Payment Date to the Global Note Holder by wire transfer of immediately available funds. Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease.

     Holders of Old Notes are required to make certain representations to the Company (as described in the Registration Rights Agreement) in order to participate in the Exchange Offer and are required to deliver certain information to be used in connection with the Shelf Registration Statement, if any, and to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have their Old Notes included in the Shelf Registration Statement and benefit from the provisions regarding Liquidated Damages set forth above.

     Copies of the Registration Rights Agreement may be obtained at the office of the Luxembourg Agent. All actions relating to the Exchange Offer may be undertaken at the office of the Luxembourg Agent.

     Holders of Old Notes will be required to make certain representations to the Company (as described in the Registration Rights Agreement) in order to participate in the Exchange Offer and will be required to deliver information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have such Old Notes included in the Shelf Registration Statement and benefit from the provisions regarding Liquidated Damages set forth in the preceding paragraph.

PAYMENT IN A COMPONENT CURRENCY

     With respect to each due date for the payment of interest, premium, if any, or Liquidated Damages, if any, or the repayment of principal on which the ECU is neither used as the unit of account of the European Community nor used as the currency of the European Union (and is not at such time replaced by the EURO), the Company shall, without liability on its part and without having regard to the interests of individual Holders (i) choose a component currency (the "Chosen Currency") of the ECU or (ii) U.S. dollars in which all payments due on that date with respect to New Notes shall be made. The amount of each payment in the Chosen Currency shall be computed on the basis of the equivalent of the ECU in that currency, determined as set forth herein, as of the fourth business day in Luxembourg prior to the date on which such payment is due. Notice of the Chosen Currency selected by the Company shall, where practicable, be given to Holders of New Notes.

     On the first business day in Luxembourg on which the ECU is neither used as the unit of account of the EC nor used as the currency of the European Union (and is not at such time replaced by the EURO), the Trustee shall, without liability on its part and without having regard to the interests of individual Holders of New Notes, choose the Chosen Currency in which all payments with respect to New Notes having a due date prior thereto but not yet presented for payment are to be made. The amount of each payment in the Chosen Currency shall be computed on the basis of the equivalent of the ECU in that currency, determined as set out in this paragraph, as of such first business day.

     The equivalent of the ECU in the relevant Chosen Currency as of any date (the "Day of Valuation") shall be determined on the following basis by the Luxembourg Stock Exchange (the "Luxembourg Exchange"). The component currencies of the ECU for this purpose (the "Components") shall be the currency amounts which were components of the ECU when the ECU was most recently used as the unit of account of the EC. The equivalent of the ECU in the Chosen Currency shall be calculated by, first, aggregating the U.S. dollar equivalents of the Components, and then, using the rate used for determining the U.S. dollar equivalent of the Component in the Chosen Currency as set out below, calculating the equivalent in the Chosen Currency of such aggregate amount in U.S. dollars.

     The U.S. dollar equivalent of each of the Components shall be determined by the Luxembourg Exchange on the basis of the middle spot delivery quotations prevailing at 2:30 p.m. Luxembourg time on the Day of Valuation, as obtained by the Trustee and notified by it to the Luxembourg Exchange from one or more leading banks selected by the Trustee, in the country of issue of the Component Currency in question.

     If no direct quotations are available for a component currency as of a Day of Valuation from any of the banks selected by the Trustee for this purpose because foreign exchange markets are closed in the country of issue of that currency or for any other reason, the most recent direct quotations for that currency obtained by the Trustee and notified by it to the Luxembourg Exchange shall be used in computing the equivalents of the ECU on such Day of Valuation, provided, however, that such most recent quotations may be used only if they were prevailing in the country of issue not more than two business days before such Day of Valuation. Beyond such period of two business days, the Luxembourg Exchange shall determine the U.S. dollar equivalent of such Component on the basis of cross rates derived from the middle spot delivery quotations for such component currency and for the U.S. dollar prevailing at 2:30 p.m. Luxembourg time on such Day of Valuation, as obtained by the Trustee from one or more leading banks, as selected by the Trustee (following consultation, if practicable, with the Company) and notified to the Luxembourg Exchange, in a country other than the country of issue of such component currency. Within such period of two business days, the Luxembourg Exchange shall determine the U.S. dollar equivalent of such Component on the basis of such cross rates if the Trustee judges that the equivalent so calculated is more representative than the U.S. dollar equivalent calculated on the basis of such most recent direct quotations. Unless otherwise specified by the Trustee, if there is more than one market for dealing in any component currency by reason of foreign exchange regulations or for any other reason, the market to be referred to in respect of such currency shall be that upon which a non-resident issuer of securities denominated in such currency would purchase such currency in order to make payments in respect of such securities.

     All determinations made by the Trustee or the Exchange shall be at its sole discretion and shall, in the absence of manifest error, be conclusive for all purposes and binding on the Company and all Holders.

     All references to "ECU" are to the ECU referred to in Article 109g of the Treaty and as defined in Council Regulation (EC) No. 3320/94, that is from time to time used as the unit of account of the EC. Changes to the ECU may be made by the EC, in which event the ECU will change accordingly.

AMENDMENT, SUPPLEMENT AND WAIVER

     Except as provided in the next succeeding paragraphs, the Indenture or the New Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the New Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for New Notes), and any existing default or compliance with any provision of the Indenture or the New Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding New Notes (including consents obtained in connection with a tender offer or exchange offer for New Notes).

     Without the consent of each Holder affected, an amendment or waiver may not: (i) reduce the amount of New Notes whose Holders must consent to an amendment, supplement or waiver, (ii) reduce the principal of or change the fixed maturity of any Senior Note, (iii) reduce the rate of accretion on any Senior Note, (iv) waive a Default or Event of Default in the payment of principal of or premium, if any, on the New Notes (except a rescission of acceleration of the New Notes by the Holders of at least a majority in aggregate principal amount of the New Notes and a waiver of the payment default that resulted from such acceleration), (v) make any New Note payable in money other than that stated in the New Notes, (vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of New Notes to receive payments or principal of or premium, if any, on the New Notes, or (vii) make any change in the foregoing amendment and waiver provisions.

     Notwithstanding the foregoing, without the consent of any Holder of New Notes, the Company and the Trustee may amend or supplement the Indenture or the New Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated New Notes in addition to or in place of certificated New Notes, to provide for the assumption of the Company's obligations to Holders of the New Notes in the case of a merger, consolidation or sale of all or substantially all of the Company's assets, to make any change that would provide any additional rights or benefits to the Holders of the New Notes or that does not adversely affect the legal rights under the Indenture of any such Holder, or to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

CONCERNING THE TRUSTEE

     The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign. The Chase Manhattan Bank is the Trustee under the Indenture relating to the Convertible Notes.

     The Holders of a majority in principal amount of the then outstanding New Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of New Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

LISTING

     The New Notes are expected to be listed on the Luxembourg Stock Exchange. The legal notice relating to the issue of the New Notes and the Restated Certificate of Incorporation of the Company have been registered with the Registrar of the District Court in Luxembourg, where such documents are available for inspection and where copies thereof can be obtained upon request. In addition, as long as the New Notes are listed on the Luxembourg Stock Exchange, an agent for making payments on, and transfers of, New Notes will be maintained in Luxembourg. The Company has initially designated Banque Internationale a Luxembourg S.A. as its agent for such purposes.

CUSTODY, CLEARANCE AND SETTLEMENT

     The New Notes will be represented by a single global certificate in registered form registered in the name of and deposited with the Common Depositary for safekeeping.

  Custody

     Investors who hold accounts with the Euroclear Operator or Cedel may acquire, hold and transfer security entitlements with respect to the New Notes against the Euroclear Operator or Cedel and its respective property by book-entry to accounts with the Euroclear Operator or Cedel, each of which has an account with the Common Depositary. "Security entitlement" means the rights and property interests of an accountholder against its securities intermediary under applicable law in or with respect to a security, including any ownership, co-ownership, contractual or other rights. Investors who do not have accounts with the Euroclear Operator or Cedel may acquire, hold and transfer security entitlements with respect to the New Notes against the securities intermediary and its property with which such investors hold accounts by book-entry to accounts with such securities intermediary, which in turn may hold a security entitlement with respect to the New Notes through the Euroclear Operator or Cedel.

  Euroclear

     The Euroclear Operator has advised the Company as follows: The Euroclear Operator acts as an international CSD ("ICSD") located in Belgium, holding securities and security entitlements with respect thereto in custody for Euroclear Participants through accounts with an international network of depositary banks and local CSDs, and facilitating the clearance and settlement of securities transactions settled in any of more that 30 currencies, including EUROs, among Euroclear Participants, and between Euroclear Participants and holders of accounts with Cedel and certain other securities intermediaries, through electronic book-entry changes in accounts of such participants or its accounts with other securities intermediaries. Euroclear Participants include banks, brokers, central banks and other professional investors and securities intermediaries.

  Cedel

     Cedel has advised the Company as follows: Cedel acts as an ICSD located in Luxembourg, holding securities and security entitlements with respect thereto in custody for Cedel Participants through accounts with an international network of depositary banks and local CSDs, and facilitating the clearance and settlement of securities transactions settled in any of more than 30 currencies, including EUROs, among Cedel Participants, and between Cedel Participants and holders of accounts with the Euroclear Operator and certain other securities intermediaries, through electronic book-entry changes in accounts of such participants or its accounts with other securities intermediaries. Cedel Participants include banks, brokers, central banks and other professional investors and securities intermediaries.

  Disclaimer

     Although the Euroclear Operator and Cedel have agreed to the Applicable Procedures in order to facilitate the acquisition, holding and transfer of security entitlements with respect to the New Notes, they are under no obligation to perform or continue to perform such procedures and such procedures may be modified or discontinued at any time. Neither the Company nor the Initial Purchasers will have any responsibility for the nonperformance or misperformance (as a result of insolvency, mistake, misconduct or otherwise) of the Euroclear Operator, Cedel or any other securities intermediary through which an investor may acquire, hold or transfer a security entitlement with respect to the New Notes of such securities intermediary's obligations under the rules, procedures or contractual provisions governing their operations.

  Initial Distribution and Secondary Market

     Investors electing to acquire security entitlements with respect to the New Notes through an account with the Euroclear Operator or Cedel or some other securities intermediary must follow the settlement procedures of its securities intermediary with respect to the settlement of new issues of securities. Security entitlement with respect to the New Notes to be acquired through an account with the Euroclear Operator or Cedel will be credited to such account as of the settlement date against payment in EURO (or ECU, as applicable) for value as of the settlement date.

     Investors electing to acquire, hold or transfer security entitlements with respect to the New Notes through an account with the Euroclear Operator, Cedel or some other securities intermediary other than in connection with the initial distribution of the New Notes must follow the settlement procedures of its securities intermediary with respect to the settlement of secondary market transactions in securities.

REPLACEMENT NOTES

     If any mutilated New Note is surrendered to the Trustee or the Company and the Trustee receives evidence to its satisfaction of the destruction, loss or theft of any New Note or, so long as the New Notes are listed on the Luxembourg Stock Exchange, any such surrender or receipt is by means of the paying agent whose principal office is in Luxembourg, the Company shall issue and the Trustee, upon receipt of an Authentication Order, shall authenticate a replacement New Note if the Trustee's requirements are met. If required by the Trustee or the Company, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Company to protect the Company, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a New Note is replaced. The Company may charge for its expenses in replacing a New Note.

UNCLAIMED MONEY, PRESCRIPTION

     If money deposited with the Trustee or Paying Agent for the payment of principal or interest remains unclaimed for two years, the Trustee and the Paying Agent shall pay the money back to the Company at its written request. After that time, holders of New Notes entitled to the money must look to the Company for payment unless an abandoned property law designates another person and all liability of the Trustee and such Paying Agent shall cease. Other than as set forth in this paragraph, the Indenture does not provide for any prescription period for the payment of interest and principal on the New Notes.

TAXATION

     Payments by the Company to the Paying Agent of principal and or interest on the New Notes shall be made without deduction for and free of any taxes, duties, fees or other charges levied on the Company in respect of the New Notes by the European Community or any Member State thereof or any political subdivision or taxing authority therein or thereof. Payments to the holders of the New Notes will be subject in all cases to any fiscal or other laws and regulations applicable thereto.

NOTICES

     All notices shall be deemed to have been given upon (i) the mailing by first class mail, postage prepaid, of such notices to Holders of the New Notes at their registered addresses as recorded in the Register; and (ii) so long as the New Notes are listed on the Luxembourg Stock Exchange and it is required by the rules of the Luxembourg Stock Exchange, publication of such notice to the Holders of the New Notes in English in a leading newspaper having general circulation in Luxembourg (which is expected to be the Luxembourg Wort) or, if such publication is not practicable, in one other leading English language daily newspaper with general circulation in Europe, such newspaper being published on each Business Day in morning editions, whether or not it shall be published in Saturday, Sunday or holiday editions.

GOVERNING LAW AND JUDGMENTS

     The New Notes and the Indenture will be governed exclusively by the laws of the State of New York. Under the Judiciary Law of the State of New York, a judgment or decree in an action based upon an obligation denominated in a currency other than U.S. dollars will be rendered in the foreign currency of the underlying obligation and converted into U.S. dollars at a rate of exchange prevailing on the date of the entry of the judgment or decree.

CERTAIN DEFINITIONS

     Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a complete definition of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

     "Accreted Value" means, as of any date of determination, the sum of (a) the initial offering price to the public of each New Note and (b) the portion of the excess of the principal amount at maturity of each Senior Note over such initial public offering price that shall have been amortized through such date, such amount to be so amortized on a daily basis and compounded semi-annually on each April 1 and October 1 at the rate of 9 1/2% per annum from the date of issuance of the New Notes through the date of determination. The Accreted Value of any New Note on or after the Full Accretion Date shall be equal to 100% of its stated principal amount at maturity.

     "Acquired Debt" means, with respect to any specified Person: (i) Indebtedness of any other Person existing at the time such other Person merged with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person and (ii) Indebtedness encumbering any asset acquired by such specified Person.

     "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided, however, that (i) holding office as an executive officer or director of a Person or (ii) beneficial ownership of 10% or more of the equity securities of a Person, either individually or as part of a group, shall be deemed to be control.

     "Asset Sale" means the sale, lease, conveyance or other disposition of any assets outside the normal course of business other than a sale of Cash Equivalents for cash (including, without limitation, by way of a Sale/Leaseback Transaction), whether in a single transaction or a series of related transactions, (a) that have a fair market value in excess of $250,000, or (b) for net proceeds in excess of $250,000. Notwithstanding the foregoing, the following will not be deemed to be Asset Sales: (i) a transfer of assets by the Company to a Wholly Owned Restricted Subsidiary of the Company or by a Wholly Owned Restricted Subsidiary of the Company to the Company or to another Wholly Owned Restricted Subsidiary of the Company and (ii) the exchange by the Company or a Restricted Subsidiary of the Company of assets (other than direct or indirect interests in Omnitel or OPI) for interests in a Related Business if the Company receives an opinion from an investment banking firm of national standing with experience in evaluating transactions similar to such transaction that such exchange is fair to the Company from a financial point of view and the Company's Board of Directors determines that such exchange is in the best interests of the Company; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company will be governed by the provisions of the Indenture described above under the caption "Change of Control" and/or the provisions described above under the caption "Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant.

     "Attributable Debt" in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the New Notes) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

     "Basket Investments" has the meaning specified in the definition of Permitted Investments.

     "Business Day" means each day which is not a legal holiday in any of London, New York and Luxembourg.

     "Capital Lease Obligations" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on the balance sheet in accordance with GAAP.

     "Capital Stock" means any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock or similar interests in any other form of entity, including, without limitation, with respect to partnerships, partnership interests (whether general or limited) and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, such partnership.

     "Cash Equivalents" means, with respect to any Person, (i) U.S. dollars,
(ii) other currencies in an amount not to exceed the amount of Indebtedness or contractual obligations of such Person to be incurred in those currencies not otherwise "hedged" through Hedging Obligations, (iii) Government Securities,
(iv) certificates of deposit and Eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any domestic commercial bank having capital and surplus in excess of $500 million and a Keefe Bank Watch Rating of "B" or better, (v) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (iii) and (iv) entered into with any financial institution meeting the qualifications specified in clause (iv) above and (vi) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Corporation and in each case maturing within six months after the date or acquisition, provided, that with respect to any Non-Domestic Person, Cash Equivalents shall also mean those investments that are comparable to clauses (iv) through (vi) above in such Person's country of organization or country where it conducts business operations.

     "Closing Price" means, on any Trading Day with respect to any share of Capital Stock, the last reported sale price regular way for a share of such Capital Stock or, in case no such reported sale takes place on such day, the reported closing bid price regular way, in either case on the New York Stock Exchange or, if such shares of Capital Stock are not listed or admitted to trading on such Exchange, on the principal national securities exchange on which such shares are listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, on The Nasdaq Stock Market National Market or, if such shares are not listed or admitted to trading on any national securities exchange or quoted on such Market but the issuer is a "Foreign Issuer" (as defined in Rule 3b-4(b) under the Exchange Act) and the principal securities exchange on which such shares are listed or admitted to trading is a "Designated Offshore Securities Market" (as defined in Rule 902(a) under the Securities Act), the reported closing bid price regular way on such principal exchange, or, if such shares are not listed or admitted to trading on any national securities exchange or quoted on such automated quotation system and the issuer and principal securities exchange do not meet such requirements, the closing bid price in the over-the-counter market as furnished by any New York Stock Exchange member firm that is selected from time to time by the Company for that purpose and is reasonably acceptable to the Trustee.

     "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus (a) an amount equal to any extraordinary loss of such Person or any of its Restricted Subsidiaries plus any net loss realized in connection with an Asset Sale by such Person or any of its Restricted Subsidiaries (to the extent such losses were deducted in computing such Consolidated Net Income), plus (b) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent such provision for taxes was included in computing Consolidated Net Income, plus (c) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including amortization of original issue discount, noncash interest payments and the interest component of any payments associated with Capital Lease Obligations and net payments (if any) pursuant to Hedging Obligations), to the extent such expense was deducted in computing Consolidated Net Income, plus
(d) depreciation and amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent such depreciation and amortization were deducted in computing Consolidated Net Income and minus (e) any non-cash items that increase Net Income, in each case, on a consolidated basis and determined in accordance with GAAP. Notwithstanding the foregoing, any item set forth in clauses (a) through (d) of the preceding sentence shall be added to Consolidated Net Income to compute Consolidated Cash Flow of such Person only to the extent (and in the same proportion) that the Net Income of such Subsidiary was included in calculating the Consolidated Net Income of such Person and only if a corresponding amount would be permitted at the date of determination to be dividended to such Person by such Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders. In addition, for purposes of computing Consolidated Cash Flow, (i) acquisitions that have been made by the Company or any of its Restricted Subsidiaries, including all mergers and consolidations and including any related financing transactions, during the most recently completed four full fiscal quarters for which financial statements are available or subsequent to such four-quarter reference period and on or prior to the date on which the calculation of the Consolidated Cash Flow is made (the "Calculation Date") shall be deemed to have occurred on the first day of the four-quarter reference period, and (ii) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of on or prior to the Calculation Date, shall be excluded.

     "Consolidated Debt" means, with respect to any Person as of any date of determination, the aggregate amount of Indebtedness and Disqualified Stock of such Person and its Restricted Subsidiaries outstanding as of such date of determination, determined on a consolidated basis in accordance with GAAP (but excluding Indebtedness of Unrestricted Subsidiaries or Unrestricted Affiliates, whether or not such Subsidiaries or Affiliates would be consolidated in accordance with GAAP), provided, that, for purposes of calculating the Company's Consolidated Debt as a percentage of the Company's Total Market Capitalization, all Project Financing of the Company's Restricted Subsidiaries that has not been Guaranteed by the Company shall be excluded in calculating the amount of such Consolidated Debt and the amount of such Total Market Capitalization.

     "Consolidated Debt to Consolidated Cash Flow Ratio" means, as at any date of determination, the ratio of the Consolidated Debt of the Company as of such date to the Consolidated Cash Flow of the Company for the most recently completed four full fiscal quarters for which internal financial statements are available as of such date of determination.

     "Consolidated Invested Equity Capital" means, with respect to any Person as of any date, the sum of the Invested Equity Capital of such Person as of such date and, without duplication, the Invested Equity Capital of each of its Restricted Subsidiaries and Restricted Affiliates (and their Restricted Subsidiaries) as of such date. For purposes of calculating the Consolidated Invested Equity Capital of any Person as of any date, in order to avoid duplication, the Invested Equity Capital of a Restricted Subsidiary or Restricted Affiliate (or
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

their Restricted Subsidiaries) of such Person shall not include any amounts that would be included in the Consolidated Invested Equity Capital of any equity owner of such Restricted Subsidiary or Restricted Affiliate, to the extent that such amounts were utilized by such equity owner prior to such date to permit the incurrence of Project Financing pursuant to clause (f) of the second paragraph of the covenant entitled "Incurrence of Indebtedness and Issuance of Disqualified Stock." For example, if a direct Restricted Subsidiary of the Company has Consolidated Invested Equity Capital of $100 and incurs $200 of Project Financing, then a direct or indirect Restricted Subsidiary (or a Restricted Affiliate) of such first Restricted Subsidiary will not be deemed to have any Invested Equity Capital based on contributions or loans to it by such first Restricted Subsidiary. In addition, the Invested Equity Capital of a Restricted Subsidiary or Restricted Affiliate of a Person will never be considered to be greater than the Invested Equity Capital of such Person, except as a result of contributions of Invested Equity Capital to such Restricted Subsidiary or Restricted Affiliate by third parties.

     "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided, that (i) the Net Income of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to such Person or a Wholly Owned Restricted Subsidiary thereof; (ii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded; (iii) the cumulative effect of a change in accounting principles shall be excluded, and
(iv) the Net Income of any Unrestricted Subsidiary of such Person shall be excluded, whether or not distributed to such Person or one of its Subsidiaries.

     "Consolidated Net Worth" means, with respect to any Person as of any date, the sum of (i) the consolidated equity of the common stockholders of such Person and its consolidated Restricted Subsidiaries as of such date plus (ii) the respective amounts reported on such Person's balance sheet as of such date with respect to any series of preferred stock (other than Disqualified Stock).

     "Credit Facility" means one or more credit facilities (whether a term or a revolving facility) of the type customarily entered into with banks, between the Company or any of its Restricted Subsidiaries, Restricted Affiliates or Restricted Subsidiaries of Restricted Affiliates, and any banks or other lenders (and any renewals, refundings, extension or replacements of any such credit facilities).

     "Currency Agreement" means in respect of a Person any foreign exchange contract, currency swap agreement or other similar agreement as to which such Person is a party or a beneficiary.

     "Damages Payment Date" means, in connection with the payment of Liquidated Damages, each April 1 and October 1.

     "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

     "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is or could be mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the Holder thereof, in whole or in part, on or prior to the maturity of the New Notes.

     "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

     "Equity Offering Proceeds" means the aggregate amount of cash proceeds (in U.S. dollars or the equivalent value in one or more foreign currencies) received by the Company from a public or private offering of Equity Interests of the Company (other than Disqualified Stock and other than Equity Interests sold to a Subsidiary of the Company) or of debt securities convertible or exchangeable into Equity Interests of the Company (but only after and to the extent they have been so converted or exchanged), net of any expenses or underwriting commission incurred by the Company in connection with such offering.

     "Existing Indebtedness" means Indebtedness of the Company and its Restricted Subsidiaries in existence on the date of the Indenture until such amounts are repaid.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession in the United States, which are in effect on the date of the Indenture.

     "Government Securities" means securities that are (a) direct obligations of the United States of America, United Kingdom, Italy or Germany, for the timely payment of which their full faith and credit is pledged or (b) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America, United Kingdom, Italy or Germany, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, United Kingdom, Italy or Germany, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Security or a specific payment of principal of or interest on any such Government Security held by such custodian for the account of the holder of such depository receipt; provided, that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Security or the specific payment of principal of or interest on the Government Security evidenced by such depository receipt.

     "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness. The amount of any Guarantee shall be equal to the maximum potential liability in respect of the Guarantee, even if less than the Indebtedness supported by such Guarantee.

     "Hedging Obligations" of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.

     "Implied POP Senior Indebtedness" means, as of any time of determination, the product of (a) $40.00 multiplied by (b) 58,000,000 multiplied by (c) the Percentage Interest in OPI as of such time.

     "Implied POP Subordinated Indebtedness" means, as of any time of determination, the product of (a) $12.50 multiplied by (b) 58,000,000 multiplied by (c) the Percentage Interest in OPI as of such time.

     "Indebtedness" means, with respect to any Person on any date of determination (without duplication), (i) the principal of and premium (if any) in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale/Leaseback Transactions entered into by such Person; (iii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business); (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in (i) through (iii) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third business day following receipt by such Person of a demand for reimbursement following payment on the letter of credit); (v) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock; (vi) all obligations of the type referred to in clauses (i) through (v) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee; (vii) all obligations of the type referred to in clauses (i) through
(vi) of
other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person, but excluding Non-Recourse Pledges in connection with Project Financings), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured and (viii) to the extent not otherwise included in this definition, Hedging Obligations of such Person, provided that each of the foregoing, where applicable, shall be calculated in accordance with US GAAP. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.

     "Interest Rate Agreement" means any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement designed to protect the Company or any Restricted Subsidiary against fluctuations in interest rates.

     "Invested Equity Capital" means, with respect to any Person as of any date, the sum of (i) the total dollar amount contributed in cash plus the value of all property contributed (valued at the lower of fair market value at the time of contribution, determined in good faith by the Company's Board of Directors, or the book value of such property at the time of contribution on the books of the Person making such contribution) to such Person since the date of its creation in the form of common equity, plus, without duplication, (ii) the total dollar amount contributed in cash plus the value of all property contributed (valued at the lower of fair market value at the time of contribution, determined in good faith by the Company's Board of Directors, or the book value of such property at the time of contribution on the books of the Person making such contribution) to such Person since the date of its creation by the Company or a Wholly Owned Restricted Subsidiary of the Company in consideration of the issuance of preferred equity or Indebtedness, less (iii) the fair market value of all interest, dividends and other distributions (in whatever form and however designated) made by such Person since the date of its creation to the holders of its common equity (and their Affiliates), provided that in no event shall the aggregate amount of interest, dividends and other distributions made to any holder of common equity of a Person (or its Affiliates) operate to reduce the Invested Equity Capital of such Person by more than the total contributions to such Person (per clauses (i) and (ii) above) by such equity holder (and its Affiliates), and less (iv) the total amount of Basket Investments (measured as of the date made but without giving effect to any proration) made by such Person or any of its Restricted Subsidiaries or Restricted Affiliates since the date of the Indenture that are outstanding as of such date.

     "Investment" means, with respect to any Person, any investment by such Person in other Persons (including Affiliates of such Person) in the form of loans (including Guarantees), advances (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), capital contributions, purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. Except as otherwise specified, Investments will be valued as of the date made for all purposes under the Indenture.

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

     "Minority Owned Affiliate" of any specified Person means any other Person in which an Investment has been made by the specified Person other than a direct or indirect Subsidiary of the specified Person.

     "Moody's" means Moody's Investors Service, Inc. or, if Moody's Investors Service, Inc. shall cease rating debt securities having a maturity at original issuance of at least one year and such ratings businesses shall have been transferred to a successor Person, such successor Person; provided, that if Moody's Investors Service, Inc. ceases rating debt securities having a maturity at original issuance of at least one year and its rating business with respect thereto shall not have been transferred to any successor Person, then "Moody's" shall mean any other nationally recognized rating agency (other than S&P) that rates debt securities having a maturity at original issuance of at least one year and that shall have been designated by the Company by a written notice given to the Trustee.

     "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, (i) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (a) any Asset Sale (including, without limitation, dispositions pursuant to Sale/Leaseback Transactions), or (b) the disposition of any securities or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries, and (ii) any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss).

     "Net Proceeds" means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale, net of the direct costs relating to such Asset Sale (including, without limitation, reasonable legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that are the subject of such Asset Sale (other than intercompany Indebtedness and subordinated Indebtedness) and any reserve for adjustment in respect of the sale price of such asset or assets, provided that amounts in such reserve must be established in accordance with GAAP and shall constitute Net Proceeds as and when released to the Company or its Restricted Subsidiaries.

     "Non-Domestic Person" means any direct or indirect Subsidiary or Minority Owned Affiliate of the Company that is organized under the laws of any jurisdiction, or has its principal business operations, outside of the United States of America and Puerto Rico.

     "Non-Recourse Debt" means, with respect to any Person, Indebtedness or that portion of Indebtedness (a) as to which the specified Person (i) does not provide credit support of any kind (including, without limitation, pursuant to any undertaking, agreement or instrument that would constitute Indebtedness),
(ii) is not directly or indirectly liable (as a guarantor or otherwise), and
(iii) does not constitute the lender; and (b) no default with respect to which would permit (upon notice, lapse of time or both) any holder of such Indebtedness to take any action against the specified Person or its Restricted Subsidiaries or would permit any holder of Indebtedness of the specified Person or its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and (c) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the specified Person or its Restricted Subsidiaries.

     "Non-Recourse Pledge" means, with respect to any Project Financing permitted under the Indenture by any Person that owns the assets or business being financed (the "borrower"), a pledge by the immediate parent of the borrower of the Equity Interests of the borrower to secure such Project Financing; provided that (i) the lenders' recourse shall be limited to the Equity Interests of the borrower and shall not extend to any other assets of the parent and (ii) the assets or business being financed shall constitute all or substantially all the assets of the borrower.

     "NTL" means NTL Incorporated, a Delaware corporation.

     "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

     "Omnitel" means Omnitel-Sistemi Radiocellulari Italiani S.p.A., and any successors.

     "OPI" means Omnitel Pronto Italia S.p.A., and any successors.

     "Permitted Holder" means and includes (i) any corporation the outstanding voting power of the capital stock of which is beneficially owned directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of the voting power of the Capital Stock of the Company or (ii) any underwriter during the period engaged in a firm commitment underwriting on behalf of the Company with respect to the shares of Capital Stock being underwritten.

     "Percentage Interest in OPI" means, as of any time of determination, the ratio (expressed as a decimal carried out to four decimal places) of the total outstanding Capital Stock of OPI beneficially owned directly or indirectly (through one or more Persons) at such time by the Company and/or any of its Restricted Subsidiaries, Restricted Affiliates and/or Restricted Subsidiaries of its Restricted Affiliates, determined on a pro forma basis after giving effect to any transaction (or series of related transactions) involving the acquisition by the Company and/or any of its Restricted Subsidiaries, Restricted Affiliates and/or Restricted Subsidiaries of its Restricted Affiliates, directly or indirectly (through one or more Persons), of Capital Stock of OPI, whether such transaction is the subject of a definitive agreement, containing customary closing conditions, or is otherwise probable to occur.

     "Permitted Investments" means (a) Investments in Cash Equivalents; (b) Investments by the Company or any Restricted Subsidiary of the Company in the Company or in a Restricted Subsidiary of the Company that is primarily engaged in a Related Business; (c) Investments by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment (i) such Person becomes a Restricted Subsidiary of the Company that is engaged in a Related Business or (ii) such Person is merged, consolidated or amalgamated into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company that is engaged in a Related Business; (d) Investments by the Company or any of its Restricted Subsidiaries in any Minority Owned Affiliate that has been properly designated as a Restricted Affiliate and that is primarily engaged in a Related Business, provided that any such Investment shall cease to be a Permitted Investment pursuant to this clause (d) if such Restricted Affiliate fails to observe after any applicable notice period any of the provisions of the covenants that are applicable to such Restricted Affiliate; (e) Investments by the Company or a Restricted Subsidiary of the Company in Equity Interests of Unrestricted Subsidiaries or Unrestricted Affiliates or in the form of Guarantees by the Company or a Restricted Subsidiary of the Company of obligations of Unrestricted Subsidiaries or Unrestricted Affiliates (collectively, together with all Unrestricted Investments, "Basket Investments"), in each case only to the extent that such Investments are in, or such Guarantees are of obligations of, Persons that are primarily engaged in Related Businesses, provided that the aggregate amount of all Basket Investments at any one time outstanding (measured by the fair market value of each such Investment at the time made, as determined in good faith by the Company's Board of Directors or, in the case of a Guarantee, the amount guaranteed) may not exceed the sum of (i) $40 million, plus (ii) the aggregate New Equity Offering Proceeds received by the Company since the date of the Indenture and not otherwise applied to Restricted Payments, plus (iii) the aggregate net cash proceeds from sales of Subordinated Indebtedness of the Company received by the Company since the date of the Indenture and not otherwise applied to Restricted Payments, plus (iv) to the extent that any Investment pursuant to this clause
(e) was made in an Unrestricted Subsidiary or Unrestricted Affiliate since the date of the Indenture and is sold for cash or otherwise liquidated for cash, the lesser of (1) the return of capital with respect to such Investment in cash (less the cost of disposition) and (2) the initial amount of such Investment, plus (v) to the extent that any Unrestricted Subsidiary is properly designated as a Restricted Subsidiary in accordance with the terms of the Indenture, or to the extent that any Unrestricted Affiliate is properly designated as a Restricted Affiliate in accordance with the terms of the Indenture, the lesser of (1) the initial amount of all Investments made since the date of the Indenture in such Unrestricted Subsidiary or Unrestricted Affiliate and (2) the fair market value of all such Investments as of the date of such designation;
(f) Investments in the form of Non-Recourse Pledges in connection with Project Financings; (g) all Investments that were outstanding on, or committed to prior to, the date of the Indenture; (h) Investments by the Company or a Restricted Subsidiary in Omnitel or OPI; (i) Hedging Obligations entered into by the Company or any of its Restricted Subsidiaries, Restricted Affiliates or Restricted Subsidiaries of a Restricted Affiliate, for bona fide business reasons and not for speculative purposes, and otherwise in compliance with the Indenture; (j) Investments received by the Company or its Restricted Subsidiaries, Restricted Affiliates or Restricted Subsidiaries of Restricted Affiliates, as consideration for asset sales, including Asset Sales; provided in the case of an Asset Sale, (A) such investment does not exceed 15% of the consideration received for such Asset Sale and (B) such Asset Sale is otherwise effected in compliance with the "Asset Sales" covenant; (k) additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (k) that are at the time outstanding, not exceeding $5 million at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value), and (m) that portion of any Investment where the consideration provided by the Company is Capital Stock of the Company (other than Disqualified Stock). For purposes of the foregoing clause (e), only the Company's Pro Rata Portion of any Basket Investment will be counted in determining the amount of Basket Investments outstanding at any time or proposed to be made. In the event of any change in the Company's Pro Rata Portion of any Basket Investment, such calculation shall be recomputed as of the date of such change.

     "Permitted Liens" means (a) Liens in favor of the Company or a Wholly Owned Restricted Subsidiary of the Company; (b) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or any Restricted Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation by the Company of such merger or consolidation and do not extend to any assets other that those of the Person merged into or consolidated with the Company; (c) Liens on property existing at the time of acquisition thereof by the Company or any Restricted Subsidiary of the Company, provided that such Liens were in existence prior to or put in place in the contemplation of such acquisition; (d) Liens to secure the performance of statutory obligations, surety or appeal bounds, performance bonds or other obligations of a like nature incurred in the ordinary course of business; (e) Liens existing on the date of the Indenture; (f) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor; (g) Liens incurred in the ordinary course of business of the Company or any Restricted Subsidiary of the Company with respect to obligations that do not exceed $5.0 million at any one time outstanding and that (A) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade or installment credit in the ordinary course of business) and
(B) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by the Company or such Restricted Subsidiary; (h) Liens on assets of Restricted Subsidiaries securing Project Financing that is permitted by the Indenture to be incurred;
(i) Liens in the form of Non-Recourse Pledges in connection with Project Financings; (j) Liens securing obligations under any Credit Facility permitted to be incurred under "Incurrence of Indebtedness and Issuance of Disqualifying Stock", provided, that such Liens are not on the Company's direct interest in Omnitel; (k) Liens securing Purchase Money Debt permitted to be incurred under "Incurrence of Indebtedness and Issuance of Disqualifying Stock."

     "Permitted Refinancing Indebtedness" means any Indebtedness of the Company, a Restricted Subsidiary of the Company, a Restricted Affiliate or a Restricted Subsidiary of a Restricted Affiliate issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company, a Restricted Subsidiary of the Company, a Restricted Affiliate or a Restricted Subsidiary of a Restricted Affiliate; provided that, unless such Indebtedness is being incurred to substantially concurrently repay the New Notes in full at maturity: (1) the principal amount (or Accreted Value, as applicable) of such Indebtedness does not exceed the principal amount (or Accreted Value, as applicable) of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith); (2) such Indebtedness has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is Subordinated Indebtedness, then such Indebtedness is Subordinated Indebtedness; and (4) such Indebtedness is incurred by the Company or the Restricted Affiliate (or Subsidiary thereof) which is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

     "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

     "Pro Rata Portion" means, when applied to the Company for purposes of determining the amount of Net Proceeds from an Asset Sale made by a Restricted Subsidiary (other than a Wholly Owned Restricted

Subsidiary) that constitute Excess Proceeds or for purposes of determining the amount of an Investment that will be deemed to be outstanding under a particular covenant or definition, that portion of such Net Proceeds or Investment as corresponds to the Company's direct or indirect percentage ownership interest in the profits of the Person who engaged in the Asset Sale or the Person in whom the Investment was made, as applicable (which would be 100% in the case of any Investments made by the Company directly). The Pro Rata Portion of the Net Proceeds from an Asset Sale shall be determined in good faith by the Company's Board of Directors in connection with such Asset Sale. The Pro Rata Portion of an Investment as of any date shall be determined in good faith either by the Company's Board of Directors or in accordance with procedures established as to such Investment by the Company's Board of Directors.

     "Project Financing" means any Indebtedness incurred after the date of the Indenture by a Restricted Subsidiary of the Company, a Restricted Affiliate or a Restricted Subsidiary of a Restricted Affiliate that is Non-Recourse Debt with respect to the Company and each of its other Restricted Subsidiaries, Restricted Affiliates and Restricted Subsidiaries of Restricted Affiliates, provided that Guarantees permitted under (i) or (j) of "Incurrence of Indebtedness and Issuance of Disqualified Stock" will not cause such Project Financing to be recourse debt for purposes of this definition.

     "Purchase Money Debt" means Indebtedness incurred to finance the acquisition, construction or improvement of any property or business (including Indebtedness incurred within 180 days following such acquisition, construction or improvement), including Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary of the Company, Restricted Affiliate or Restricted Subsidiary of a Restricted Affiliate or assumed by the Company or a Restricted Subsidiary of the Company, Restricted Affiliate or Restricted Subsidiary of a Restricted Affiliate in connection with the acquisition of assets from such Person.

     "Related Business" means any business in which the Company, its Subsidiaries or Minority Owned Affiliates are engaged, directly or indirectly, that consist primarily of, or are related to, operating, acquiring, developing and constructing any telecommunications services and related services.

     "Repurchase Offer" means an Asset Sale Offer or a Change of Control Offer, as applicable.

     "Restricted Affiliate" means any direct or indirect Minority Owned Affiliate of the Company that has been designated in a Board Resolution as a Restricted Affiliate based on a determination by the Board of Directors that the Company has, directly or indirectly, the requisite control over such Minority Owned Affiliate to prevent it from incurring any Indebtedness or issuing any preferred stock or taking any other action at any time in contravention of any of the provisions of the Indenture that are applicable to Restricted Affiliates. The Company will be required to deliver an Officers' Certificate to the Trustee, including a copy of the Board Resolution, upon designating any Minority Owned Affiliate as a Restricted Affiliate.

     "Restricted Subsidiary" of any such Person means any Subsidiary of such Person other than an Unrestricted Subsidiary of such Person.

     "Sale/Leaseback Transaction" means an arrangement relating to property now owned or hereafter acquired whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or a Restricted Subsidiary leases it from such Person, other than leases between the Company and a Wholly Owned Restricted Subsidiary or between Wholly Owned Restricted Subsidiaries.

     "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Act, as such Regulation is in effect on the date hereof.

     "S&P" means Standard & Poor's Corporation or, if Standard & Poor's Corporation shall cease rating debt securities having a maturity at original issuance of at least one year and such ratings business shall have been transferred to a successor Person, such successor Person; provided, that if Standard & Poor's Corporation ceases rating debt securities having a maturity at original issuance of at least one year and its rating business with respect thereto shall not have been transferred to any successor Person, then "S&P" shall mean any other nationally recognized rating agency (other than Moody's) that rates debt securities having a maturity at original issuance of at least one year and that shall have been designated by the Company by a written notice given to the Trustee.

     "Subordinated Indebtedness" means (i) the Convertible Notes and (ii) any other Indebtedness of the Company that by its terms is expressly subordinated in right of payment to the New Notes and that does not provide for any scheduled principal payment or redemption prior to the first anniversary of the maturity of the New Notes.

     "Subsidiary" means, with respect to any Person, (i) any corporation, association or other business entity (other than a partnership) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof and (ii) any partnership of which more than 50% of the partnership's capital accounts, distribution rights or general or limited partnership interests are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof.

     "Total Market Capitalization" of any Person means, as of any date of determination, the sum of (1) the Consolidated Debt of such Person on such date, plus (2) the Total Market Value of Equity of such Person on such date.

     "Total Market Value of Equity" of any Person means, as of any date of determination, the sum of (1) the product of (i) the aggregate number of outstanding primary shares of common stock of such Person and (ii) the average Closing Price of such common stock over the 20 consecutive Trading Days immediately preceding such date of determination, plus (2) the stated liquidation preference of any outstanding shares of preferred stock of such Person outstanding as of such date of determination. If no such Closing Price exists with respect to any class of common stock, the value of such shares for purposes of clause (1) of the proceeding sentence will be determined by a valuation opinion issued by an investment banking firm of national standing with experience in such valuations that has been filed with the Trustee.

     "Trading Day" with respect to a securities exchange or automated quotation system means a day on which such exchange or system is open for a full day of trading.

     "Unrestricted Affiliate" means any direct or indirect Minority Owned Affiliate of the Company other than a Restricted Affiliate.

     "Unrestricted Subsidiary" means any Person that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but in each case such designation may be made and shall be effective only if such
Person: (a) is not a party to any contract, agreement, understanding or other arrangement of any kind (other than in respect of management, operating or technical assistance) with the Company or any of its Restricted Subsidiaries other than on terms no less favorable to the Company or such Restricted Subsidiary than those that could be obtained from Persons who are not Affiliates of the Company; (b) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (x) to subscribe for additional Equity Interests or (y) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; and (c) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries. Any such designation by the Board of Directors will be required to be evidenced to the Trustee by filing with the Trustee a certified copy of the board resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions and was permitted by the covenant described above under the caption "Certain Covenants -- Restricted Payments." If at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "Incurrence of Indebtedness and Issuance of Disqualified Stock," the Company shall be in default of such covenant).

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the sum of the products obtained by multiplying (x) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (y) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (b) the then outstanding principal amount of such Indebtedness.

     "Wholly Owned Restricted Subsidiary" of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of that Person or a combination thereof.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

     Set forth below is a summary description of the Original Notes and the OPI loan facility. Each of the following summaries does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the documents governing such debt instruments. Capitalized terms used and not defined below have the meanings set forth in the documents governing such debt instruments.

THE ORIGINAL NOTES

     In August 1995, the Company issued the Original Notes at a discount to their aggregate principal amount at maturity to generate gross proceeds to the Company of $148,621,621. As disclosed elsewhere herein, the Company commenced the Tender Offer on February 6, 1998 and the Tender Offer expired on March 18, 1998. As of March 31, 1998, approximately $49.0 million aggregate principal amount at maturity of the Original Notes remained outstanding. The Original Notes will mature on August 15, 2000.

OPI FACILITY

     OPI has a syndicated bank loan facility for 1,800 billion lire ($991 million). On August 29, 1997, OPI signed an Amended and Restated Facility Agreement which, among other things, provides for an increase in the facility of 1,000 billion lire ($550 million) from 1,800 billion lire to 2,800 billion lire ($1.5 billion). The Amended and Restated Facility Agreement includes a number of significant covenants that will, among other things, restrict the ability of OPI to dispose of assets, merge, incur debt, pay dividends, create liens, make certain investments or acquisitions and otherwise restrict corporate activities. In addition, the Amended and Restated Facility agreement contains, among other covenants, requirements that OPI maintain specified financial ratios.

     OPI has arranged or is arranging an 800 billion lire credit facility through the European Investment Bank, a 100 billion lire subordinated debt facility through the European Investment Fund and a 100 billion lire subordinated credit facility to be provided by its shareholders Omnitel and Pronto Italia.

                               THE EXCHANGE OFFER

TERMS OF THE EXCHANGE OFFER; PERIOD FOR TENDERING OLD NOTES

     Upon the terms and conditions set forth in this Prospectus and in the accompanying Letter of Transmittal (which together constitute the Exchange Offer), the Company will accept for exchange Old Notes which are properly tendered on or prior to the Expiration Date and not withdrawn as permitted below. As used herein, the term "Expiration Date" means 5:00 p.m., New York City
time, on             , 1998; provided, however, that if the Company, in its sole discretion, has extended the period of time for which the Exchange Offer is open, the term "Expiration Date" means the latest time and date to which the Exchange Offer is extended.

     As of the date of this Prospectus, EURO 235,000,000 aggregate principal amount of the Old Notes is outstanding. This Prospectus, together with the
Letter of Transmittal, is first being sent on or about             , 1998, to
all Holders of Old Notes known to the Company. The Company's obligation to accept Old Notes for exchange pursuant to the Exchange Offer is subject to certain conditions as set forth under "-- Certain Conditions to the Exchange Offer" below.

     The Company expressly reserves the right, at any time or from time to time, to extend the period of time during which the Exchange Offer is open, and thereby delay acceptance for exchange of any Old Notes, by giving oral written notice of such extension to the Holders thereof as described below. During any such extension, all Old Notes previously tendered will remain subject to the Exchange Offer and may be accepted for exchange by the Company. Any Old Notes not accepted for exchange for any reason will be returned without expense to the tendering Holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

     Old Notes tendered in the Exchange Offer must be in denominations of principal amount of $1,000 and any integral multiple thereof.

     The Company expressly reserves the right to amend or terminate the Exchange Offer, and not to accept for exchange any Old Notes not theretofore accepted for exchange, upon the occurrence of any of the conditions of the Exchange Offer specified below under "-- Certain Conditions to the Exchange Offer." The Company will give oral or written notice of any extension, amendment, non-acceptance or termination to the Holders of the Notes as promptly as practicable, such notice in the case of any extension to be issued by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

PROCEDURES FOR TENDERING OLD NOTES

     The tender to the Company of Old Notes by a Holder thereof as set forth below and the acceptance thereof by the Company will constitute a binding agreement between the tendering Holder and the Company upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal. Except as set forth below, a Holder who wishes to tender Old Notes for exchange pursuant to the Exchange Offer must transmit a properly completed and duly executed Letter of Transmittal, including all other documents required by such Letter of Transmittal or (in the case of a book-entry transfer) an Agent's Message in lieu of such Letter of Transmittal, to The Chase Manhattan Bank (the "Exchange Agent") at the address set forth below under "Exchange Agent" on or prior to the Expiration Date. In addition, either (i) certificates for such Old Notes must be received by the Exchange Agent along with the Letter of Transmittal, or (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Old Notes, if such procedure is available, into the Exchange Agent's account at a depositary (the "Book-Entry Transfer Facility") pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date with the Letter of Transmittal or an Agent's Message in lieu of such Letter of Transmittal, or (iii) the Holder must comply with the guaranteed delivery procedures described below. The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to and received by the Exchange Agent and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the tendering participant, which acknowledgment states that such participant has received and agrees to be bound by the Letter of Transmittal and that the Company may enforce such Letter of Transmittal against such participant. THE METHOD OF DELIVERY OF OLD NOTES, LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDERS. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY. NO LETTER OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO THE COMPANY.

     Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the Old Notes surrendered for exchange pursuant thereto are tendered (i) by a Holder of the Old Notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution (as defined below). In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantees must be by a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or by a commercial bank or trust company having an office or correspondent in the United States (collectively, "Eligible Institutions"). If Old Notes are registered in the name of a person other than a signer of the Letter of Transmittal, the Old Notes surrendered for exchange must be endorsed by, or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by the Company in its sole discretion, duly executed by the registered national securities exchange with the signature thereon guaranteed by an Eligible Institution.

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance of Old Notes tendered for exchange will be determined by the Company in its sole discretion, which determination shall be final and binding. The Company reserves the absolute right to reject any and all tenders of any particular Old Note not properly tendered or to not accept any particular Old Note which acceptance might, in the judgment of the Company or its counsel, be unlawful. The Company also reserves the absolute right to waive any defects or irregularities or conditions of the Exchange Offer as to any particular Old Note either before or after the Expiration Date (including the right to waive the ineligibility of any Holder who seeks to tender Old Notes in the Exchange Offer). The interpretation of the terms and conditions of the Exchange Offer as to any particular Old Note either before or after the Expiration Date (including the Letter of Transmittal and the instructions thereto) by the Company shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes for exchange must be cured within such reasonable period of time as the Company shall determine. Neither the Company, the Exchange Agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of Old Notes for exchange, nor shall any of them incur any liability for failure to give such notification.

     If the Letter of Transmittal is signed by a person or persons other than the registered Holder or Holders of Old Notes, such Old Notes must be endorsed or accompanied by powers of attorney, in either case signed exactly as the name or names of the registered Holder or Holders that appear on the Old Notes.

     If the Letter of Transmittal or any Old Notes or powers of attorneys are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and, unless waived by the Company, proper evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

     By tendering, each Holder will represent to the Company that, among other things, the New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such New Notes, whether or not such person is the Holder and that neither the Holder nor such other person has any arrangement or understanding with any person to participate in the distribution of the New Notes. If any Holder or any such other person is an "affiliate", as defined under Rule 405 of the Securities Act, of the Company, is engaged in or intends to engage in or has an arrangement or understanding with any person to participate in a distribution of such New Notes to be acquired pursuant to the Exchange Offer, such Holder or any such other person
(i) could not rely on the applicable interpretations of the staff of the Commission and (ii) must with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution." The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

ACCEPTANCE OF OLD NOTES FOR EXCHANGE; DELIVERY OF NEW NOTES

     Upon satisfaction or waiver of all of the conditions to the Exchange Offer, the Company will accept, promptly after the Expiration Date, all Old Notes properly tendered and will issue the New Notes promptly after acceptance of the Old Notes. See "-- Certain Conditions to the Exchange Offer" below. For purposes of the Exchange Offer, the Company shall be deemed to have accepted properly tendered Old Notes for exchange when, as and if the Company has given oral (promptly confirmed in writing) or written notice thereof to the Exchange Agent.

     For each Old Note accepted for exchange, the Holder of such Old Note will receive a New Note having a principal amount equal to that of the surrendered Old Note. Accordingly, registered Holders of New Notes on the relevant record date for the first interest payment date following the consummation of the Exchange Offer receive interest accruing from the most recent date to which interest has been paid or, if no interest has been paid, from January 31, 1997. Holders of Old Notes whose Old Notes are accepted for exchange will not receive any payment in respect of Accreted Value on such Old Notes otherwise payable on any interest payment date the record date for which occurs on or after the consummation of the Exchange Offer. Pursuant to the Registration Rights Agreement, certain additional meets are required to be made to Holders of Old Notes under certain circumstances relating to the timing of Exchange Offer.

     In all cases, issuance of New Notes for Old Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of (i) certificates for such Old Notes or a timely Book-Entry Confirmation of such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility, (ii) a properly completed and duly executed Letter of Transmittal or an Agent's Message in lieu thereof and (iii) all other required documents. If any tendered Old Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Old Notes are submitted for a greater principal amount than the Holder desires to exchange, such unaccepted or non-exchanged Old Notes will be returned without expense to the tendering Holder thereof (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry procedures described below, such non-exchanged Old Notes will be credited to an account maintained with such Book-Entry Transfer Facility) as promptly as practicable after the expiration or termination of the Exchange Offer.

BOOK-ENTRY TRANSFERS

     The Exchange Agent will make a request to establish an account with respect to the Old Notes at the Book-Entry Transfer Facility for purposes of the Exchange Offer within two business days after the date of this Prospectus unless an Exchange Agent already has established an account with the Book-Entry Transfer Facility suitable for the Exchange Offer, and any financial institution that is a participant in the Book-Entry Transfer Facility systems may make book-entry delivery of Old Notes by causing the Book-Entry Transfer Facility to Transfer such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Old Notes may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal or facsimile thereof or an Agent's Message in lieu thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at the address set forth below under "-- Exchange Agent" on or prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.

GUARANTEED DELIVERY PROCEDURES

     If a Holder of the Old Notes desires to tender such Old Notes and the Old Notes are not immediately available, or time will not permit such Holder's Old Notes or other required documents to reach the Exchange Agent before the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if (i) the tender is made through an Eligible Institution, (ii) prior to the Expiration Date, the Exchange Agent received from such Eligible Institution a Notice of Guaranteed Delivery, substantially in the form provided by the Company (by telegram, telex, facsimile transmission, mail or hand delivery), setting forth the name and address of the Holder of the Old Notes and the amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that within five New York Stock Exchange ("'NYSE") trading days after the date of execution of the Notice of Guaranteed Delivery, the certificates for all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, together with a properly completed and duly executed appropriate Letter of Transmittal (or facsimile thereof or Agent's Message in lieu thereof) with any required signature guarantees and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent, and (iii) the certificates for all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, together with a properly completed and duly executed appropriate Letter of Transmittal (or facsimile thereof or Agent's Message in lieu thereof) with any required signature guarantees and all other documents required by the Letter of Transmittal, are received by the Exchange Agent within five NYSE trading days after the date of execution the Notice of Guaranteed Delivery.

WITHDRAWAL RIGHTS

     Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. For a withdrawal to be effective, a written notice of withdrawal must be receive by the Exchange Agent at one of the addresses set forth below under "-- Exchange Agent." Any such notice of withdrawal must (i) specify the name of the person having tendered the Old Notes to be withdrawn, (ii) the Old Notes to be withdrawn (including the principal amount of such Old Notes), and (iii) (where certificates for Old Notes have been transmitted) specify the name in which such Old Notes are registered, if different from that of the withdrawing Holder. If certificates for Old Notes have been delivered or otherwise identified to the Exchange Agent, then, prior to the release of such certificates the withdrawing Holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution unless such Holder is an Eligible Institution. If Old Notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Old Notes and otherwise comply with the procedures of such facility. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Old Notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the Holder thereof without cost to such Holder (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described above, such Old Notes will be credited to an account maintained with such Book-Entry Transfer Facility for the Old Notes) as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described under "-- Procedures for Tendering Old Notes" above at any time on or prior to 5:00 p.m., New York City time, on the Expiration Date.

CERTAIN CONDITIONS TO THE EXCHANGE OFFER

     Notwithstanding any other provision of the Exchange Offer, the Company shall not be required to accept for exchange, or to issue New Notes in exchange for, any Old Notes and may terminate or amend the

Exchange Offer, if at any time before the acceptance of such Old Notes, any of the following events shall occur:

          (a) there shall be threatened, instituted or pending any action or proceeding before, or any injunction, order or decree shall have been issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission, (i) seeking to restrain or prohibit the making or consummation of the Exchange Offer or any other transaction contemplated by the Exchange Offer, or assessing or seeking any damages as a result thereof, or (ii) resulting in a material delay in the ability of the Company to accept for exchange or exchange some or all of the Old Notes pursuant to the Exchange Offer; or any statute, rule, regulation, order or injunction shall be sought, proposed, introduced, enacted, promulgated or deemed applicable to the Exchange Offer or any of the transactions contemplated by the Exchange Offer by any government or governmental authority, domestic or foreign, or any action shall have been taken, proposed or threatened, by any government, governmental authority, agency or court, domestic or foreign, that in the sole judgment of the Company might directly or indirectly result in any of the consequences referred to in clauses (i) or (ii) above or, in the sole judgment of the Company, might result in the holders of New Notes having obligations with respect to resales and transfers of New Notes which are greater than those described in the interpretation of the Commission referred to on the cover page of this Prospectus, or would otherwise make it inadvisable to proceed with the Exchange Offer; or

          (b) there shall have occurred (i) any general suspension of or general limitation on prices for, or trading in, securities on any national securities exchange or in the over-the-counter market, (ii) any limitation by an governmental agency or authority which may adversely affect the ability of the Company to complete the transactions contemplated by the Exchange Offer, (iii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by any governmental agency or authority which adversely affects the extension of credit or (iv) a commencement of a war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or, in the case of any of the foregoing existing at the time of the commencement of the Exchange Offer, a material acceleration or worsening thereof; or

          (c) any change (or any development involving a prospective change) shall have occurred or be threatened in the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of the Company and its subsidiaries taken as a whole that, in the sole judgment of the Company, is or may be adverse to the Company, or the Company shall have become aware of facts that, in the sole judgment of the Company, have or may have adverse significance with respect to the value of the Old Notes or the New Notes;

which in the sole judgment of the Company in any case, and regardless of the circumstances (including any action by the Company) giving rise to any such condition, makes it inadvisable to proceed with the Exchange Offer and/or with such acceptance for exchange or with such exchange.

     The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to any such condition or may be waived by the Company in whole or in part at any time and from time to time in its sole discretion. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

     In addition, the Company will not accept for exchange any Old Notes tendered, and no New Notes will be issued in exchange for any such Old Notes, if at such time any stop order shall be threatened or in effect with respect to the Registration Statement of which this Prospectus constitutes a part or the qualification of the Indenture under the Trust Indenture Act of 1939, as amended.

EXCHANGE AGENT

     The Chase Manhattan Bank has been appointed as the Exchange Agent for the Exchange Offer. All executed Letters of Transmittal should be directed to the Exchange Agent at the address set forth below. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

                  Main Delivery to: The Chase Manhattan Bank,
                               As Exchange Agent

   By Mail, By Hand and Overnight Courier:                     By Facsimile:

           The Chase Manhattan Bank                            (212) 638-7380
     Corporate Trust -- Securities Window
          Room 234 -- North Building                       Confirm by Telephone:
               55 Water Street
              New York, NY 10041                       Carlos Esteves: (212) 638-0454

     DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF SUCH LETTER OF TRANSMITTAL VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF LETTER OF TRANSMITTAL.

FEES AND EXPENSES

     The Company will not make any payment to brokers, dealers, or others soliciting acceptances of the Exchange Offer except for reimbursement of mailing expenses.

     The estimated cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company and are estimated in the aggregate to be $200,000.

TRANSFER TAXES

     Holders who tender their Old Notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that Holders who instruct the Company to register New Notes in the name of, or request that Old Notes not tendered or not accepted in the Exchange Offer be returned to, a person other that the registered tendering Holder will be responsible for the payment of any applicable transfer tax thereon.

CONSEQUENCES OF EXCHANGING OLD NOTES

     Holders of Old Notes who do not exchange their Old Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the provisions in the Indenture regarding transfer and exchange of the Old Notes and the restrictions on transfer of such Old Notes as set forth in the legend thereon as a consequence of the issuance of the Old Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will register Old Notes under the Securities Act. See "Description of the Notes -- Exchange Offer; Registration Rights." Based on interpretations by the staff of the Commission, as set forth in no-action letters issued to third parties, the Company believes that New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold or otherwise transferred by Holders thereof (other than any such Holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities
Act) without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such New Notes are acquired in the ordinary course of such Holder's business and such Holder has no arrangement or understanding with any person to participate in the distribution of such New Notes. However, the Commission has not considered the Exchange Offer in the context of a no-action letter and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer as in such other circumstances. Each Holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of such New Notes and has no arrangement or understanding to participate in a distribution of New Notes. If any Holder is an affiliate of the Company, is engaged in or intends to engage in or has any arrangement or understanding with respect to the distribution of New Notes to be acquired pursuant to the Exchange Offer, such Holder (i) could not rely on the applicable interpretations of the staff of the Commission and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes must acknowledge that such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities and that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution." In addition, to comply with the securities laws of certain jurisdictions, if applicable, the New Notes may not be offered or sold unless they have been registered or qualified for sale in such jurisdiction or an exemption from registration or qualification is available and is complied with. The Company has agreed, pursuant to the Registration Rights Agreement, subject to certain limitations specified therein, to register or qualify the New Notes for offer or sale under the securities laws of such jurisdictions as any Holder reasonably requests in writing. Unless a Holder so requests, the Company does not intend to register or qualify the sale of the New Notes in any such jurisdictions.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following is a general summary of certain U.S. federal income tax consequences associated with the exchange of the Old Notes for the New Notes pursuant to the Exchange Offer, and the ownership of the New Notes.

     It deals with Notes held as capital assets by initial purchasers and does not deal with special situations, such as those of dealers in securities, financial institutions, life insurance companies, holders whose "functional currency" is not the U.S. dollar, or special rules with respect to certain "straddle" or hedging transactions. The discussion below is based upon the Internal Revenue Code of 1986, as amended (the "Code"), and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified (including retroactively) so as to result in federal income tax consequences different from those discussed below. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS CONCERNING THE FEDERAL INCOME TAX CONSIDERATIONS THAT MAY BE SPECIFIC TO THEM OF THE EXCHANGE OF OLD NOTES FOR NEW NOTES AND THE OWNERSHIP OF THE NEW NOTES, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

EXCHANGE OF NOTES

     The exchange of the Old Notes for the New Notes pursuant to the Exchange Offer should not be treated as an "exchange" for U.S. federal income tax purposes because the New Notes should not be considered to differ materially in kind or extent from the Old Notes. Rather, the New Notes received by a Holder should be treated as a continuation of the Old Notes in the hands of such Holder. As a result, there should be no U.S. federal income tax consequences to Holders exchanging the Old Notes for the New Notes pursuant to the Exchange Offer, and any exchanging Holder of Old Notes should have the same tax basis and holding period in the New Notes as such Holder had in the Old Notes immediately prior to the exchange.

TAXATION OF U.S. HOLDERS

     The following discussion is limited to the U.S. federal income tax consequences relevant to a holder of a New Note that is (i) a citizen or resident of the United States, (ii) a corporation or partnership created or organized under the laws of the United States or any political subdivision thereof or therein, (iii) an estate or trust described in Section 7701(a)(30) of the Code or (iv) a person whose worldwide income or gain is otherwise subject to U.S. federal income taxation on a net income basis (a "U.S. Holder"). Certain U.S. federal income tax consequences relevant to a holder other than a U.S. Holder are discussed separately below.

     Original Issue Discount. Because the Old Notes were issued with original issue discount ("OID") for federal income tax purposes, the New Notes will also bear OID that each holder of New Notes generally will be required to include in income as it accrues on a yield-to-maturity basis over the term of the New Notes in advance of cash payments attributable to such income (regardless of whether the holder is a cash or accrual basis taxpayer). The amount of OID with respect to a New Note will equal the excess of the stated redemption price at maturity of such Note over its issue price. The stated redemption price at maturity for the New Notes will include all payments required to be made on the New Notes whether denominated as principal or interest (other than payments subject to remote or incidental contingencies). The issue price of the New Notes equals the issue price of the Old Notes, which was Euro 624.55 per 1,000 in principal amount of Old Notes.

     A holder of a debt instrument that bears OID is required to include in gross income an amount equal to the sum of the daily portions of OID for each day during the taxable year in which the holder holds the debt instrument. The daily portions of OID are determined by allocating to each day in an accrual period the pro rata portion of the OID that is allocable to the accrual period. The amount of OID that is allocable to an accrual period with respect to the New Notes generally will be equal to the product of the adjusted issue price of the New Notes at the beginning of the accrual period (the issue price of the New Notes determined as described above, generally increased by all prior accruals of OID made with respect to, and decreased by the amount of payments made on, the Old Notes and the New Notes) and the New Notes' yield-to-maturity (the discount rate, which, when applied to all payments under the Old Notes and the New Notes, results in a present value equal to the issue price of the New Notes). In the case of the final accrual period, the allocable OID generally is the difference between the amount payable at maturity and the adjusted issue price at the beginning of the accrual period. All payments on a Note generally will be viewed first as a payment of previously accrued OID (to the extent thereof), with payments considered made from the earliest accrual period, and then as a payment of principal.

     The New Notes will be denominated in a currency unit other than the U.S. dollar. Accordingly, (i) OID will be determined in units of the foreign currency, (ii) such accrued discount will be translated into U.S. dollars (as described in the next paragraph), and (iii) the amount of foreign currency gain or loss on the accrued discount will be determined by comparing the amount of income received attributable to the discount (either upon payment, maturity or an earlier disposition), as translated into U.S. dollars at the rate of exchange on the date of such receipt, with the amount of discount accrued, as so translated.

     The U.S. dollar value of accrued OID income will be determined by translating such income at the average rate of exchange for the accrual period, or with respect to an accrual period that spans two taxable years, at the average rate for the partial period within the taxable year. A U.S. holder may elect, however, to translate such accrued interest income using the rate of exchange on the last day of the accrual period or, with respect to an accrual period that spans two taxable years, using the rate of exchange on the last day of the taxable year. If the last day of an accrual period is within five business days of the receipt of the accrued income, a U.S. holder may translate such income using the rate of exchange on the date of receipt. The above election will apply to other debt obligations held by the holder and may not be changed without the consent of the Internal Revenue Service (the "IRS"). Whether or not such election is made, a holder may recognize exchange gain or loss (which will be treated as ordinary income or loss) with respect to accrued OID income on the date such income is received. The amount of ordinary income or loss recognized will equal the difference, if any, between the U.S. dollar value of the foreign currency payment received (determined on the date such payment is received) in respect of such accrual period and the U.S. dollar value of income that has accrued during such accrual period (as determined above).

     The Company will furnish annually to the IRS and to holders (other than with respect to certain exempt holders, including, in particular, corporations) information with respect to the OID accruing while the New Notes were held by the holders.

     Under certain circumstances described above, the Company will be required to pay Liquidated Damages on the New Notes if it fails to comply with certain of its obligations under the Registration Rights Agreement. See "Description of the Notes -- Exchange Offer; Registration Rights." Although not free from doubt, such additional amount should be taxable to a U.S. Holder as ordinary income at the time it accrues or is received in accordance with such holder's regular method of accounting. It is possible, however, that the IRS may take a different position, in which case the time and the amount of income on the New Notes may be different.

     Disposition of New Notes. A holder will generally recognize gain or loss upon the sale, exchange, retirement or other disposition of New Notes equal to the difference between the amount realized on the disposition (other than amounts attributable to accrued but unpaid interest) and the holder's adjusted tax basis in the New Notes. A holder's adjusted tax basis in a New Note will generally be the cost of the Old Note, increased by any OID previously included in income by such holder and decreased by any amount received on the Note. Such gain or loss generally would be capital gain or loss (except to the extent of any exchange gain or loss with respect to foreign currency, as discussed below). In the case of a U.S. Holder who is an individual, such capital gain will be subject to tax at a maximum 28% rate if the holding period for the New Note (which includes the holding period of the Old Note) exceeds 12 months but is not more than 18 months at the time of the sale, exchange, retirement or other disposition, and a maximum 20% rate if such holding periods exceeds 18 months at such time.

     If a holder receives foreign currency on a sale, exchange, retirement or other disposition of a New Note, the amount realized will be based on the U.S. dollar value of the foreign currency on the date of disposition (assuming the New Notes are not publicly traded). A holder's adjusted tax basis in a New Note will equal the

U.S. dollar cost of the Old Note (determined on the date of purchase) to such holder, increased by the U.S. dollar value of the amounts of any OID previously included in income by the holder with respect to the Old Note or New Note and reduced by the U.S. dollar value of any payments received by the holder (other than payments representing ordinary interest income). In the case of an adjustment resulting from the accrual of OID, such adjustment will be made at the rate at which such OID is translated into U.S. dollars under the rules described above. If a holder purchases an Old Note with previously owned foreign currency, the holder will recognize ordinary income or loss in an amount equal to the difference, if any, between such holder's tax basis in the foreign currency and the U.S. dollar fair market value of the foreign currency used to purchase the Note, determined on the date of purchase.

     For purposes of the foregoing, there is a special rule for purchases and sales of publicly traded New Notes by a cash basis taxpayer under which units of foreign currency paid or received are translated into U.S. dollars at the spot rate on the settlement date of the purchase or sale. In that case, no exchange gain or loss will result from currency fluctuations between the trade date and the settlement of such a purchase or sale. An accrual basis taxpayer may elect the same treatment required of cash basis taxpayers with respect to purchases and sales of publicly traded New Notes, provided the election is applied consistently. Such election cannot be changed without the consent of the IRS.

     Gain or loss realized upon the sale, exchange, or retirement of a New Note that is attributable to fluctuations in currency exchange rates will be ordinary income or loss, which will not be treated as interest income or expense. Gain or loss attributable to fluctuations in exchange rates will equal the difference between the U.S. dollar value of the foreign currency principal amount (which means, for this purpose, purchase price) of the New Note, determined on the date such payment is received or the New Note is disposed of, and the U.S. dollar value of the foreign currency principal amount of such Note, determined on the date the U.S. holder acquired the Old Note. Such foreign currency gain or loss will be recognized only to the extent of the total gain or loss realized by the holder on the sale, exchange or retirement of the New Note.

     The above discussion assumes that the change to denominate the New Notes in EUROs will not be a taxable event for federal income tax purposes. Holders should be aware that the IRS has announced that it is studying the tax consequences relating to the conversion to EUROs, including whether conversion to a EURO-denominated currency is the appropriate time to recognize any resulting gain or loss. Holders should consult their own tax advisors regarding the tax effect, if any, of changing to EURO-denominated New Notes.

CERTAIN POTENTIAL FEDERAL INCOME TAX CONSEQUENCES TO THE COMPANY

     Special U.S. tax rules apply to U.S. taxpayers that own stock in a "passive foreign investment company" (a "PFIC"). In general, a non-U.S. corporation will be treated as a PFIC if at least 75 percent of its income is "passive income" or if at least 50 percent of its assets are held for the production of "passive income." A non-U.S. corporation that owns 25 percent or more of the stock of a non-U.S. subsidiary is treated as receiving a proportionate share of the income of, and as owning a proportionate share of the assets of, such subsidiary.

     It is possible that Omnitel is a PFIC. Generally, except to the extent the Company makes an election to treat a PFIC in which it owns stock as a "qualified electing fund" (a "QEF") in the first taxable year in which the Company owns the PFIC's stock, (i) the Company would be required to allocate gain recognized upon the disposition of stock in the PFIC and income recognized upon receiving certain dividends ratably over the Company's holding period for the stock in the PFIC, (ii) the amount allocated to each year other than the year of the disposition or dividend payment would be taxable at the highest U.S. tax rate applicable to corporations, and an interest charge for the deemed deferral benefit would be imposed with respect to the tax attributable to each year, and
(iii) gain recognized upon disposition of PFIC shares would be taxable as ordinary income. The Company acquired shares in Omnitel in 1990. The regular deadline for making a QEF election for 1990 was in 1991. In December 1997, new temporary regulations were issued by the Treasury Department pursuant to which the Company is seeking a ruling from the IRS that would allow the Company to retroactively make the QEF election as described above. No assurance can be given that the IRS will grant such ruling request. If the Company cannot make the QEF election retroactively, on a sale of its Omnitel shares or the receipt of certain dividends from Omnitel, the Company would be subject to U.S. federal income tax and to an interest charge on that tax over its holding period commencing in 1990, as described above.

     If the Company were to make the QEF election, as described above, the Company would be required in each year that the PFIC qualification tests are met to include its pro rata share of the QEF's earnings as ordinary income and its pro rata share of the QEF's net capital gain as long-term capital gain, whether or not such amounts are actually distributed. The Company has not made any QEF election with respect to Omnitel.

TAXATION OF NON-U.S. HOLDERS

     The following discussion is limited to U.S. federal income tax consequences relevant to a holder of a New Note that is not a U.S. Holder (a "Non-U.S. Holder").

     Subject to the discussion of backup withholding below, payments of interest (including OID) on a New Note to any Non-U.S. Holder will generally not be subject to U.S. federal income or withholding tax, provided that (1) the holder is not (i) a direct or indirect owner of 10% or more of the total voting power of all voting stock of the Company, (ii) a controlled foreign corporation related to the Company through stock ownership or (iii) a foreign tax-exempt organization or a foreign private foundation for U.S. federal income tax purposes, (2) such interest payments are not effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States and (3) the Company or its paying agent receives (i) from the Non-U.S. Holder, a properly completed Form W-8 (or substitute Form W-8) under penalties of perjury which provides the Non-U.S. Holder's name and address and certifies that the Non-U.S. Holder of the New Note is a Non-U.S. Holder or (ii) from a security clearing organization, bank or other financial institution that holds the New Notes in the ordinary course of its trade or business (a "financial institution") on behalf of the Non-U.S. Holder, certification under penalties of perjury that such a Form W-8 (or substitute Form W-8) has been received by it, or by another such financial institution, from the Non-U.S. Holder, and a copy of the Form W-8 (or substitute Form W-8) is furnished to the payor.

     A Non-U.S. Holder that does not qualify for exemption from withholding under the preceding paragraph generally will be subject to withholding of U.S. federal income tax at the rate of 30% (or lower applicable treaty rate) on payments of interest (including OID) on the New Notes.

     If the payments of interest (including OID) on a New Note are effectively connected with the conduct by a Non-U.S. Holder of a trade or business in the United States, such payments will be subject to U.S. federal income tax on a net basis at the rates applicable to United States persons generally (and, with respect to corporate holders, may also be subject to a 30% branch profits tax). If payments are subject to U.S. federal income tax on a net basis in accordance with the rules described in the preceding sentence, such payments will not be subject to United States withholding tax so long as the holder provides the Company or its paying agent with a properly executed Form 4224.

     Non-U.S. Holders should consult any applicable income tax treaties, which may provide for a lower rate of withholding tax, exemption from or reduction of branch profits tax, or other rules different from those described above.

     Disposition of New Notes. Subject to the discussion concerning backup withholding, any gain realized by a Non-U.S. Holder on the sale, exchange, retirement or other disposition of a New Note generally will not be subject to U.S. federal income tax, unless (i) such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the United States,
(ii) the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are satisfied, or (iii) the Non-U.S. Holder is subject to tax pursuant to the provisions of U.S. tax law applicable to certain U.S. expatriates.

     Federal Estate Tax. New Notes held (or treated as held) by an individual who is a Non-U.S. Holder at the time of his or her death will not be subject to U.S. federal estate tax provided that (i) the individual does not actually or constructively own 10% or more of the total voting power of all voting stock of the Company and (ii) income on the Notes was not effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the United States.

     Information Reporting and Backup Withholding. The Company must report annually to the IRS and to each Non-U.S. Holder any interest (including OID) that is subject to withholding or that is exempt from U.S. withholding tax. Copies of those information returns may also be made available, under the provisions of a specific treaty or agreement, to the tax authorities of the country in which the Non-U.S. Holder resides.

     The regulations provide that backup withholding (which generally is a withholding tax imposed at the rate of 31% on payments to persons that fail to furnish certain required information) and information reporting will not apply to payments made in respect to the New Notes by the Company to a Non-U.S. Holder, if the holder certifies as to its non-U.S. status under penalties of perjury or otherwise established an exemption (provided that neither the Company nor its paying agent has actual knowledge that the holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied).

     The payment of the proceeds from the disposition of New Notes to or through the United States office of any broker, U.S. or foreign, will be subject to information reporting and possible backup withholding unless the owner certifies as to its non-U.S. status under penalty of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The payment of the proceeds from the disposition of a New Note to or through a non-U.S. office of a non-U.S. broker that is not a U.S. related person will not be subject to information reporting or backup withholding. For this purpose, a "U.S. related person" is (i) a "controlled foreign corporation" for U.S. federal income tax purposes or (ii) a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment (or for such part of the period that the broker has been in existence) is derived from activities that are effectively connected with the conduct of a U.S. trade or business.

     In the case of the payment of proceeds from the disposition of New Notes to or through a non-U.S. office of a broker that is a U.S. related person, the regulations require information reporting on the payment unless the broker has documentary evidence in its files that the owner is a Non-U.S. Holder and the broker has no knowledge to the contrary. Backup withholding will not apply to payments made through foreign offices of a broker that is a U.S. person or a U.S. related person (absent actual knowledge that the payee is a U.S. person).

     Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be allowed as a refund or a credit against such Non-U.S. Holder's U.S. federal income tax liability, provided that the requisite procedures are followed.

     The Treasury Department recently promulgated final regulations regarding the withholding and information reporting rules discussed above. In general, the final regulations do not significantly alter the substantive withholding and information reporting requirements but rather unify current certification procedures and forms and clarify reliance standards. The final regulations are generally effective for payments made after December 31, 1999, subject to certain transition rules. Non-U.S. Holders should consult their own tax advisors with respect to the impact, if any, of the final regulations.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 90 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In
addition, until         , 1998, all dealers effecting transactions in the New
Notes may be required to deliver a prospectus.

     The Company will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 90 days after the Expiration Date, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company has agreed to pay all expenses incident to the Exchange Offer (including the expenses of one counsel for the Holders of the Notes) other than commissions or concessions of any brokers or dealers and will indemnify the Holders of the Notes (including any broker-dealer) against certain liabilities, including liabilities under the Securities Act.

     There is no existing market for the New Notes. The New Notes have been listed on the Luxembourg Stock Exchange. There can be no assurance as to the liquidity of any market that may develop for the New Notes, the ability of holders of the New Notes to sell their New Notes, or the price at which holders would be able to sell their New Notes. Future trading prices of the New Notes will depend on many factors, including, among other things, prevailing interest rates, the Company's operating results and the market for similar securities.

                                 LEGAL MATTERS

     Certain legal matters regarding the Notes offered hereby will be passed upon for the Company by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

                                    EXPERTS

     The consolidated financial statements of Cellular Communications International, Inc., appearing in Cellular Communications International, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 1997, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The balance sheets of Omnitel Sistemi Radiocellulari Italiani S.p.A. as of December 31, 1997 and 1996, and the related statements of operations, stockholders' equity and cash flows for each of the three years ended December 31, 1997, and the balance sheets of Omnitel Pronto Italia S.p.A. as of December 31, 1997 and 1996, and the related statements of income, stockholders' equity and cash flows for each of the three years ended December 31, 1997 incorporated by reference herein from the Company's Annual Report on Form 10-K/A-1 have been incorporated by reference herein in reliance of the report of Coopers & Lybrand S.p.A., independent accountants given on the authority of that firm as experts in accounting and auditing.

                          GENERAL LISTING INFORMATION

LISTING

     The New Notes are expected to be listed on the Luxembourg Stock Exchange. The Restated Certificate of Incorporation of the Company and the legal notice relating to the issue of the New Notes have been deposited with the Registrar of the District Court in Luxembourg (Greffier en Chef du Tribunal d'Arrondissement a Luxembourg), where such documents are available for inspection and where copies thereof can be obtained upon request. As long as the New Notes are listed on the Luxembourg Stock Exchange, an Agent for making payments on, and transfers of, New Notes will be maintained in Luxembourg.

CONSENTS

     The Company has obtained all necessary consents, approvals and authorizations in connection with the issue of the New Notes. The issue of the New Notes was authorized by resolutions of the Board of Directors of the Company adopted on January 13 and February 20, 1998.

NO MATERIAL CHANGE

     Except as disclosed in this Prospectus, there has been no material change in the financial position of the Company and its subsidiaries since December 31, 1997 and no material adverse change in the financial position or prospects of the Company and its subsidiaries since December 31, 1997.

LITIGATION

     Neither the Company nor any of its subsidiaries or affiliates is involved in any litigation or arbitration proceedings which relate to claims or amounts which are material in the context of the issue of the New Notes or that may have, or have had during the 12 months preceding the date of this Prospectus, a material adverse effect on the financial position of the Company, nor, so far as any of them is aware, is any such proceeding pending or threatened.

AUDITORS

     The Consolidated Financial Statements of the Company as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997, have been prepared in accordance with United States generally accepted accounting principles ("U.S. GAAP") and have been audited by Ernst & Young LLP in accordance with United States generally accepted auditing standards.

AVAILABLE DOCUMENTS

     Copies of the following documents may be obtained free of charge at the specified office of the Paying and Transfer Agent in Luxembourg.

     - the Restated Certificate of Incorporation of the Company;

     - the Purchase Agreement and the Registration Rights Agreement relating to the New Notes; and

     - the Indenture relating to the New Notes (which includes the form of the New Note certificates).

     In addition, copies of the most recent consolidated financial statements of the Company for the preceding financial year, and any interim quarterly financial statements published by the Company, will be available at the specified office of the Paying and Transfer Agent in Luxembourg for as long as the New Notes are listed on the Luxembourg Stock Exchange. The Company publishes only consolidated financial statements.

  Clearing Systems

     The New Notes have been accepted for clearance through the facilities of
Euroclear and Cedel Bank. The ISIN number for the Global Note is           and
the Common Code is           .

NOTICES

     All notices shall be deemed to have been given upon (i) the mailing by first class mail, postage prepaid, of such notices to Holders of the New Notes at their registered addresses as recorded in the Register; and (ii) so long as the New Notes are listed on the Luxembourg Stock Exchange and it is required by the rules of the Luxembourg Stock Exchange, publication of such notice to the Holders of the New Notes in English in a leading newspaper having general circulation in Luxembourg (which is expected to be the Luxembourg Wort) or, if such publication is not practicable, in one other leading English language daily newspaper with general circulation in Europe, such newspaper being published on each Business Day in morning editions, whether or not it shall be published in Saturday, Sunday or holiday editions.

                                                                      APPENDIX A

                       CELLULAR TELEPHONE GLOSSARY TERMS

     ANALOG: A transmission or switching which is not digital, e.g., the representation of voice, video or other modulated electrical audio signals which are not in digital form.

     BANDWIDTH: A range of radio frequencies occupied by a modulated carrier wave, which is assigned to a service or over which a device can operate.

     BSC: Base Station Controller. Cellular traffic is collected from a number of BTSs and routed to a BSC. The BSC allocates radio channels among BTSs, manages intra-BSC handoffs among the BTSs and interfaces with the MSCs.

     CELL SITE: The entire infrastructure and radio equipment associated with a cellular transmitting and receiving station, including the land, building, tower, antennas, and electrical equipment.

     CELLULAR: A technique used in mobile radio technology to use the same spectrum several times in one network. Low power radio transmitters are used to cover a "cell" (i.e., a limited area) so that the frequencies in use can be reused without interference for other parts of the network.

     COLLOCATE EQUIPMENT: Equipment which utilizes an existing transmitter/receive tower to locate a cellular Base Station. Collocation can save money and time relative to building a standalone cell site because an operator can utilize the existing tower, building, power supply arrangements, and zoning permits.

     DCS-1800 (DIGITAL COMMUNICATION SYSTEM): A derivative of the GSM cellular mobile telephone standard. "1800" refers to the frequency used of 1800 MHz. DCS-1800 is the European PCN standard.

     DECT (DIGITAL ENHANCED CORDLESS TELECOMMUNICATIONS): A radio technology, using a frequency of 1900 MHz, for access to a private or public telecommunications network enabling subscribers in urban areas to utilize cordless equipment, with the same telephone number as their fixed line telephone, both inside and, within a limited range, outside their home.

     DIGITAL: A mode of representing a physical variable such as speech using digits 0 and 1 only which vary in relation to the variable being represented. The digits are transmitted in binary form as a series of pulses. Digital networks are rapidly replacing the older analog ones. They allow for higher capacity and higher flexibility through the use of computer-related technology for the transmission and manipulation of telephone calls. Digital systems offer lower noise interference and can incorporate encryption as a protection for external interference.

     ENCRYPTION: The transformation of information from a readily recognizable system of coding to an encoded or enciphered system of coding, or vice versa.

     GSM: GSM means Global System for Mobile Communications. GSM is a new digital technology for cellular telephone systems that all EU countries adopted as a common standard.

     INTRA-BSC HANDOFFS: The process of transferring the control of a telephone call from one BTS to another.

     LICENSE: Italy's second GSM cellular license, announced by the Italian Government in March 1994, and awarded to OPI. The license includes Vatican City and San Marino. The award of the License to OPI was made official on January 31, 1995.

     MOC: The Ministry of Communications (formerly the Ministry of Posts and Telecommunications) of Italy. The MOC regulates the licensing, construction, ownership and operation of cellular telephone systems, as well as the grant, maintenance and renewal of cellular telephone licenses and radio frequency allocations in Italy.

     MSC: Mobile switching center, or "switch." Each cell is connected by landlines or microwave to a central switching point or MSC, which controls the routing of calls. The MSC allows cellular telephone users to move freely from cell to cell while continuing their calls.

     PBX:  Private branch exchange.

     PSTN: Public switched telephone network. A central switching point or MSC is connected to the PSTN.

     PTT: A country's local telecommunications operator or post office. In most nations, cellular telephone service has been first introduced by the grant of a franchise to the PTT.

     ROAMING: A function that enables wireless subscribers to use the service on networks of operators other than the one with which they signed their initial contract.

     SIM CARD/SMART CARD: A subscriber identity module card. GSM subscriber data is contained on a SIM Card or Smart Card which can be transferred from one cellular telephone to another.

     STET: Italy's government-owned telecommunications company. STET controls Telecom Italia, Italy's principal telephone operating company.

     TRAFFIC:  A measure of the number and pattern of telephone conversations.

     WIRELINE TELEPHONE:  Conventional wired telephone.

                   PRINCIPAL EXECUTIVE OFFICE OF THE COMPANY

                  Cellular Communications International, Inc.
                              110 East 59th Street
                            New York, New York 10022
                                      USA

         TRUSTEE, PRINCIPAL PAYING AGENT, TRANSFER AGENT AND REGISTRAR

                            The Chase Manhattan Bank
                              450 West 33rd Street
                            New York, New York 10001
                                      USA

                       PAYING, TRANSFER AND LISTING AGENT

                       Banque Internationale a Luxembourg
                                69, route d'Esch
                               I-1470 Luxembourg

                                  PAYING AGENT

                            The Chase Manhattan Bank
                                 Trinity Tower
                              9 Thomas More Street
                                 London E1 9YT
                                 United Kingdom

                         LEGAL ADVISORS TO THE COMPANY

                    Skadden, Arps, Slate, Meagher & Flom LLP
                                919 Third Avenue
                            New York, New York 10022
                                      USA

                                    AUDITORS

                               Ernst & Young LLP
                               787 Seventh Avenue
                            New York, New York 10019
                                      USA

======================================================

  NO DEALER, SALESPERSON, OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE INITIAL PURCHASERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THOSE TO WHICH IT RELATES, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE NOTES IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                            ------------------------

                               TABLE OF CONTENTS

                                        PAGE
Prospectus Summary....................    1
The Exchange Offer....................    3
Risk Factors..........................    8
Concurrent Offering...................   16
Use of Proceeds.......................   16
The ECU and the EURO..................   17
Exchange Rates........................   17
Capitalization........................   19
Selected Consolidated Financial
  Data................................   20
Business..............................   22
Management............................   37
Security Ownership of Principal
  Stockholders and Management.........   39
Description of the Notes..............   41
Description of Certain Indebtedness...   71
The Exchange Offer....................   72
Certain United States Federal Income
  Tax Considerations..................   79
Plan of Distribution..................   84
Legal Matters.........................   84
Experts...............................   84
General Listing Information...........   86
Cellular Telephone Glossary Terms.....  A-1

  UNTIL            , 1998 (90 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE NEW NOTES, WHETHER OR NOT PARTICIPATING IN THE EXCHANGE OFFER, MAY BE REQUIRED TO DELIVER A PROSPECTUS.
======================================================
======================================================
                                EURO 235,000,000

                          CELLULAR COMMUNICATIONS LOGO

                             9 1/2% SENIOR DISCOUNT
                                 NOTES DUE 2005

                            ------------------------

                                   PROSPECTUS
                            ------------------------
                                           , 1998

======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Restated Certificate provides to the fullest extent provided by law a director will not be personally liable for monetary damages to the Company or its stockholders for, or with respect to, any acts or omissions in the performance of his or her duties, except for liability, (i) for any breach of the director's duty of loyalty to such corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemption as provided in Section 194 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

     This provision is intended to afford directors additional protection and limit their potential liability from suits alleging a breach of the duty of care by a director. As a result of the inclusion of such a provision, stockholders may be unable to recover monetary damages against directors for actions taken by them that constitute negligence or gross negligence or that are otherwise in violation of their fiduciary duty of care, although it may be possible to obtain injunctive or other equitable relief with respect to such actions. If equitable remedies are found not to be available to stockholders in any particular situation, stockholders may not have an effective remedy against a director in connection with such conduct.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The By-laws provides that directors and officers of the Company shall be indemnified against liabilities arising from their service as directors and officers to the full extent permitted by law. Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     Section 145 also empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless, and only to the extent that, the Court of Chancery or the court in which such action was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

     Section 145 further provides that to the extent that a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation is empowered to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

     In addition, the Registration Rights Agreement, the form of which is filed as an exhibit hereto, contains provisions for indemnification by the Initial Purchasers of Cellular Communications International, Inc. and their respective officers, directors, and controlling stockholders against certain liabilities under the Securities Act of 1933, as amended.

ITEM 21.  EXHIBITS

     A list of exhibits included as part of the Registration Statement is set forth below:

EXHIBIT NO.                           DESCRIPTION
1             Purchase Agreement, dated March 11, 1998, by and among the
              Company, Donaldson, Lufkin & Jenrette Securities
              Corporation, Donaldson, Lufkin & Jenrette International and
              Wasserstein Perella Securities, Inc. with respect to the Old
              Notes.**
3.1           Restated Certificate of Incorporation of the Company
              (Incorporated by reference to
              Exhibit 3.1, 1991 Form 10-K, File No. 0-19363).
3.2(a)        Certificate of Designation of Series A Junior Participating
              Preferred Stock (Incorporated by reference to Exhibit
              3.1(a), 1991 Form 10-K, File No. 0-19363).
3.2(b)        Certificate of Designation of Series B Preferred Stock
              (Incorporated by reference to Exhibit 3.1(c), File No.
              33-90980).
3.3           Amended By-Laws of the Company (Incorporated by reference to
              Exhibit 3.2, file No. 33-38398).
4.1           Indenture, dated as of March 18, 1998 between the Company
              and the Chase Manhattan Bank, as Trustee.*
4.2           Registration Rights Agreement, dated March 18, 1998, between the Company and Donaldson, Lufkin & Jenrette Securities
              Corporation, Donaldson, Lufkin & Jenrette International and
              Wasserstein Perella Securities, Inc.**
4.3           Form of 9 1/2% Senior Discount Note due 2005 (included in
              Exhibit 4.1.)*
4.4           Indenture, dated as of August 22, 1995, between CCII and
              Chemical Bank as Trustee (Incorporated by reference to
              Exhibit 4.2, File No. 33-90980).
4.5           First Supplemental Indenture, dated as of February 23, 1998, to Indenture dated as of August 22, 1998 (Incorporated by
              reference to Exhibit 4.4(a), 1997 Form 10-K, File No.
              0-19363).
5             Opinion of Skadden, Arps, Slate, Meagher & Flom LLP
              concerning the Notes being registered hereby.**
10.1          Description of Omnitel Joint Venture Agreement (Incorporated
              by reference to Exhibit 10.1, 1996 Form 10-K, File No.
              0-19363).
10.2          Compensation Plan Agreements, as amended and restated
              effective June 3, 1997 (Incorporated by reference to Exhibit
              10.2, 1997 Form 10-K, File No. 0-19363).
10.3          Warrant Agreement between the Company and CCII Funding, Inc.
              (Incorporated by reference to Exhibit 10.10, File No.
              33-90980).
11            Statement re: Computation of ratios (Incorporated by
              reference to Exhibit 4.4(a), 1997 Form 10-K, File No.
              0-19363).
23.1          Consent of Ernst & Young LLP.*
23.2          Consent of Coopers & Lybrand S.p.A.*
23.3          Consent of Skadden, Arps, Slate, Meagher & Flom LLP
              (included in Exhibit 5).**
24            Power of Attorney (appearing on pages II-5 and II-6 hereof).
25            Form T-1 Statement of Eligibility of The Chase Manhattan
              Bank, Trustee.**
99.1          Form of Letter of Transmittal.**
99.2          Form of Notice of Guaranteed Delivery.**

------------------------------
*  filed herewith

** to be filed by amendment

ITEM 22.  UNDERTAKINGS

     The undersigned Registrants hereby undertake:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act"), (ii) to reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement, and
     (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrants pursuant to the foregoing provisions, or otherwise, the Registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrants of expenses incurred or paid by a director, officer or controlling person of the Registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrants hereby undertake that for the purposes of determining any liability under the Securities Act, each filing of the registrants' annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended, that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned Registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     The undersigned Registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     The undersigned Registrants hereby undertake to file an application for the purpose of determining the eligibility of the trustee to act under subsection
(a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-4 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF NEW YORK, STATE OF NEW YORK, ON APRIL 15, 1998.

                               POWER OF ATTORNEY

     We, the undersigned officers and directors of Cellular Communications International, Inc., hereby severally constitute and appoint William B. Ginsberg, J. Barclay Knapp and Richard J. Lubasch, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the Registration Statement on Form S-4 filed herewith and any and all pre-effective and post-effective amendments to said Registration Statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Cellular Communications International, Inc. to comply with the provisions of the Securities Act of 1933, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys or any of them, to said Registration Statement and any and all amendments hereto.

                                          CELLULAR COMMUNICATIONS INTERNATIONAL,
                                          INC.

                                          By: /s/ WILLIAM B. GINSBERG
                                            ------------------------------------
                                                    William B. Ginsberg
                                              Chairman of the Board, President
                                                and Chief Executive Officer
                                               (Principal Executive Officer)

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                SIGNATURES                                   CAPACITY                        DATE

         /s/ WILLIAM B. GINSBERG            Chairman of the Board, President and Chief  April 15, 1998
------------------------------------------    Executive Officer (Principal Executive
           William B. Ginsberg                Officer)

         /s/ STANTON N. WILLIAMS            Vice President and Chief Financial Officer  April 15, 1998
------------------------------------------    (Principal Financial Officer)
           Stanton N. Williams

            /s/ GREGG GORELICK              Vice President -- Controller (Principal     April 15, 1998
------------------------------------------    Accounting Officer)
              Gregg Gorelick

           /s/ J. BARCLAY KNAPP             Executive Vice President, Chief Operating   April 15, 1998
------------------------------------------    Officer and Director
             J. Barclay Knapp

           /s/ SIDNEY R. KNAFEL             Director                                    April 15, 1998
------------------------------------------
             Sidney R. Knafel

                SIGNATURES                                   CAPACITY                        DATE

              /s/ DEL MINTZ                 Director                                    April 15, 1998
------------------------------------------
                Del Mintz

           /s/ ALAN J. PATRICOF             Director                                    April 15, 1998
------------------------------------------
             Alan J. Patricof

            /s/ WARREN POTASH               Director                                    April 15, 1998
------------------------------------------
              Warren Potash

                                 EXHIBIT INDEX

                                                                        SEQUENTIALLY
EXHIBIT                                                                   NUMBERED
NUMBER                            DESCRIPTION                              PAGES
1         Purchase Agreement, dated March 11, 1998, by and among the
          Company, Donaldson, Lufkin & Jenrette Securities
          Corporation, Donaldson, Lufkin & Jenrette International and
          Wasserstein Perella Securities, Inc. with respect to the Old
          Notes.**
3.1       Restated Certificate of Incorporation of the Company
          (Incorporated by reference to
          Exhibit 3.1, 1991 Form 10-K, File No. 0-19363).
3.2(a)    Certificate of Designation of Series A Junior Participating
          Preferred Stock (Incorporated by reference to Exhibit
          3.1(a), 1991 Form 10-K, File No. 0-19363).
3.2(b)    Certificate of Designation of Series B Preferred Stock
          (Incorporated by reference to Exhibit 3.1(c), File No.
          33-90980).
3.3       Amended By-Laws of the Company (Incorporated by reference to
          Exhibit 3.2, file No. 33-38398).
4.1       Indenture, dated as of March 18, 1998 between the Company
          and the Chase Manhattan Bank, as Trustee.*
4.2       Registration Rights Agreement, dated March 18, 1998, between the Company and Donaldson, Lufkin & Jenrette Securities
          Corporation, Donaldson, Lufkin & Jenrette International and
          Wasserstein Perella Securities, Inc.**
4.3       Form of 9 1/2% Senior Discount Note due 2005 (included in
          Exhibit 4.1).*
4.4       Indenture, dated as of August 22, 1995, between CCII and
          Chemical Bank as Trustee (Incorporated by reference to
          Exhibit 4.2, File No. 33-90980).
4.5       First Supplemental Indenture, dated as of February 23, 1998, to Indenture dated as of August 22, 1998 (Incorporated by
          reference to Exhibit 4.4(a), 1997 Form 10-K, File No.
          0-19363).
5         Opinion of Skadden, Arps, Slate, Meagher & Flom LLP
          concerning the Notes being registered hereby.**
10.1      Description of Omnitel Joint Venture Agreement (Incorporated
          by reference to Exhibit 10.1, 1996 Form 10-K, File No.
          0-19363).
10.2      Compensation Plan Agreements, as amended and restated
          effective June 3, 1997 (Incorporated by reference to Exhibit
          10.2, 1997 Form 10-K, File No. 0-19363).
10.3      Warrant Agreement between the Company and CCII Funding, Inc.
          (Incorporated by reference to Exhibit 10.10, File No.
          33-90980).
11        Statement re: Computation of ratios (Incorporated by
          reference to Exhibit 4.4(a), 1997 Form 10-K, File No.
          0-19363).
23.1      Consent of Ernst & Young LLP.*
23.2      Consent of Coopers & Lybrand S.p.A.*
23.3      Consent of Skadden, Arps, Slate, Meagher & Flom LLP
          (included in Exhibit 5).**
24        Power of Attorney (appearing on pages II-5 and II-6 hereof).
25        Form T-1 Statement of Eligibility of The Chase Manhattan
          Bank, Trustee.**
99.1      Form of Letter of Transmittal.**
99.2      Form of Notice of Guaranteed Delivery.**

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*  filed herewith

** to be filed by amendment